As filed with the Securities and Exchange Commission on November 20, 2008
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTURYTEL, INC.
(Exact name of registrant as specified in its charter)

Louisiana	4813	72-0651161
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 CenturyTel Drive
Monroe, LA 71203
(318) 388-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stacey W. Goff, Esq.
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, LA 71203
(318) 388-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Claudia S. Toussaint, Esq. Embarq Corporation 5454 West 110th Street Overland Park, KS 66211 (913) 323-4637	Eric S. Robinson, Esq. David E. Shapiro, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Robert I. Townsend, III, Esq. George F. Schoen, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Unit	Offering Price	Fee(3)
Common Stock, par value $1.00 per share	229,116,207	N/A	$4,974,497,492.72(2)	$195,497.75

(1)	Represents the estimated maximum number of shares of the Registrant’s common stock to be issued in connection with the merger described herein. The number of shares of common stock is based on the number of shares of Embarq Corporation common stock outstanding and reserved for issuance under various plans and in connection with various exchangeable and convertible securities as of November 10, 2008, and the exchange of each such share of Embarq Corporation common stock for shares of the Registrant’s common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq Corporation, Cajun Acquisition Company and the Registrant.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the Registrant’s common stock was calculated based upon the market value of shares of Embarq Corporation common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $29.745, the average of the high and low prices per share of Embarq Corporation common stock on November 19, 2008, as quoted on the New York Stock Exchange, multiplied by (B) 167,238,107, the estimated maximum number of shares of Embarq Corporation common stock outstanding and reserved for issuance under various plans and in connection with various exchangeable and convertible securities as of November 10, 2008.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY— SUBJECT TO COMPLETION — DATED NOVEMBER 20, 2008

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of CenturyTel, Inc. and the board of directors of Embarq Corporation have agreed to a strategic combination of the two companies under the terms of the Agreement and Plan of Merger, dated as of October 26, 2008, which is referred to as the merger agreement. Upon completion of the merger of a direct, wholly owned subsidiary of CenturyTel with and into Embarq, CenturyTel will acquire Embarq, and Embarq will become a direct, wholly owned subsidiary of CenturyTel.

If the merger is completed, Embarq stockholders will have the right to receive 1.37 shares of CenturyTel common stock for each share of Embarq common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Based on the closing price of CenturyTel common stock on the New York Stock Exchange, or the NYSE, on October 24, 2008, the last trading day before public announcement of the merger, the 1.37 exchange ratio represented approximately $40.42 in value for each share of Embarq common stock. Based on such price on          , the latest practicable date before the date of this document, the 1.37 exchange ratio represented approximately $      in value for each share of Embarq common stock. CenturyTel shareholders will continue to own their existing CenturyTel shares.

Based on the estimated number of Embarq common shares outstanding on the record date for the shareholder meetings, CenturyTel expects to issue approximately [195,000,000] CenturyTel common shares to Embarq stockholders in the merger. Upon completion of the merger, we estimate that current CenturyTel shareholders will own approximately 34% of the combined company and former Embarq stockholders will own approximately 66% of the combined company. CenturyTel common stock and Embarq common stock are both traded on the NYSE under the symbols CTL and EQ, respectively.

At the special meeting of CenturyTel shareholders, CenturyTel shareholders will be asked to vote on the issuance of CenturyTel common stock to Embarq stockholders, which is necessary to effect the merger, and two amendments to the Amended and Restated Articles of Incorporation of CenturyTel to eliminate certain special ten-vote voting rights of long-term CenturyTel shareholders and to increase the number of shares of authorized CenturyTel common stock, neither of which are conditions to completion of the merger. At the special meeting of Embarq stockholders, Embarq stockholders will be asked to vote on the approval and adoption of the merger agreement.

We cannot complete the merger unless the shareholders of both of our companies approve the respective proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your shareholder meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the CenturyTel or Embarq special meeting, as applicable. If you are an Embarq stockholder, please note that a failure to vote your shares is the equivalent of a vote against the merger. If you are a CenturyTel shareholder, please note that a failure to vote your shares may result in a failure to establish a quorum for the CenturyTel special meeting.

The CenturyTel board of directors unanimously recommends that the CenturyTel shareholders vote “FOR” the proposal to issue shares of CenturyTel common stock in the merger, and “FOR” both proposals to amend the CenturyTel charter. The Embarq board of directors, by a unanimous vote of the directors present, recommends that the Embarq stockholders vote “FOR” the proposal to adopt the merger agreement.

The obligations of CenturyTel and Embarq to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about CenturyTel, Embarq and the merger is contained in this joint proxy statement-prospectus. CenturyTel and Embarq encourage you to read this entire joint proxy statement-prospectus carefully, including the section entitled “Risk Factors” beginning on page 14.

We look forward to the successful combination of CenturyTel and Embarq.

Sincerely,	Sincerely,

Glen F. Post, III Chairman of the Board and Chief Executive Officer CenturyTel, Inc.	Thomas A. Gerke President and Chief Executive Officer Embarq Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined that this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement-prospectus is dated          ,          and is first being mailed to the shareholders of CenturyTel and stockholders of Embarq on or about          ,          .

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, LA 71203
(318) 388-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On          ,

Dear Shareholders of CenturyTel, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of CenturyTel, Inc., a Louisiana corporation, which will be held at          , on          , at          , local time, for the following purposes:

•	to vote on a proposal to approve the issuance of CenturyTel common stock, par value $1.00 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq, CenturyTel, and Cajun Acquisition Company, a direct, wholly owned subsidiary of CenturyTel, a copy of which is attached as Annex A to the joint proxy statement-prospectus accompanying this notice;

•	to vote on a proposal to amend the Amended and Restated Articles of Incorporation of CenturyTel to eliminate the rights of persons who have continuously owned shares of CenturyTel common stock since May 30, 1987 to ten votes per share of such stock and to provide instead that all holders of common stock will be entitled to one vote per share;

•	to vote on a proposal to amend the Amended and Restated Articles of Incorporation of CenturyTel to increase the authorized number of shares of CenturyTel common stock from 350,000,000 to 800,000,000;

•	to vote upon an adjournment of the CenturyTel special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to issue CenturyTel common stock in connection with the merger; and

•	to transact any other business that may properly be brought before the CenturyTel special meeting or any adjournments or postponements thereof.

Please refer to the attached joint proxy statement-prospectus for further information with respect to the business to be transacted at the CenturyTel special meeting.

Holders of record of shares of CenturyTel common stock or voting preferred stock at the close of business on          , are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of these shareholders will be available for inspection by any CenturyTel shareholder, for any purpose germane to the CenturyTel special meeting at such meeting.

The issuance of CenturyTel common stock to Embarq stockholders requires the affirmative vote of holders of a majority of the votes cast on the proposal by holders of CenturyTel common stock and voting preferred stock, voting as a single class. Approval of each charter amendment requires the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock and voting preferred stock, voting together as a single class. In addition, the charter amendment proposal to eliminate special ten-vote voting rights of long-term shareholders requires the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock, voting as a separate class.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the CenturyTel special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in CenturyTel’s benefit plans have been furnished with voting instruction cards. The reverse side of this notice describes CenturyTel’s voting provisions in greater detail.

By Order of the Board of Directors,

Stacey W. Goff
Senior Vice President, General Counsel and Secretary

Monroe, Louisiana
          ,

CenturyTel Shareholders

Record Shareholders.  In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, CenturyTel’s charter (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your CenturyTel proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to CenturyTel briefly describing the reasons for your belief. Marking the proxy card or contacting CenturyTel in any other manner will not be sufficient notification that you believe the voting information thereon is incorrect.

Beneficial Shareholders.  All shares held through a broker, bank or other nominee are presumed to have one vote per share. CenturyTel’s charter sets forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to CenturyTel describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter CenturyTel on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.

Other.  CenturyTel will consider all letters received prior to the date of the CenturyTel special meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases CenturyTel will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, CenturyTel may require additional information before making a determination. If you have any questions about CenturyTel’s voting procedures, please call CenturyTel at (318) 388-9500.

Participants in CenturyTel’s Benefit Plans

Participants in CenturyTel’s Dollars & Sense Plan or Union 401(k) Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the CenturyTel special meeting. However, if you are a participating current or former CenturyTel employee, you are designated as a “Named Fiduciary” for voting purposes, which entitles you, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. By signing and returning your voting instruction card, you are accepting your designation under the plans as a “Named Fiduciary,” and you therefore are required to exercise your voting rights prudently and in the interest of all plan participants. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from those plan participants who do vote.

* * * *

Excerpts from CenturyTel’s Charter

Paragraph C of Article III of CenturyTel’s charter provides as follows:

(1) Each share of Common Stock ... which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action ...

(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.

(b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.

(c) In the case of a share of Common Stock ... held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock ... then such share of Common Stock ... will carry with it only one vote regardless of when record ownership of such share was acquired.

(d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.

(3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:

(a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;

(b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;

(c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or

(d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.

(4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.

* * * *

(8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.

* * * *

Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
(913) 323-4637

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          ,

Dear Stockholders of Embarq Corporation:

A special meeting of stockholders of Embarq Corporation will be held at          , local time, on          , at           in order:

•	to adopt the Agreement and Plan of Merger, dated as of October 26, 2008, among CenturyTel, Inc., Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, and Embarq, pursuant to which Cajun Acquisition Company will be merged with and into Embarq and each outstanding share of common stock of Embarq will be converted into the right to receive 1.37 shares of common stock of CenturyTel, with cash paid in lieu of fractional shares; and

•	to transact any other business that may properly be brought before the Embarq special meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on          are entitled to notice of, and may vote at, the special meeting and at any adjournment of the meeting. A complete list of stockholders of record of Embarq entitled to vote at the special meeting will be available for the 10 days before the special meeting at our executive offices and principal place of business at 5454 West 110th Street, Overland Park, Kansas for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

In connection with our solicitation of proxies for the special meeting, we are making available this joint proxy statement-prospectus and proxy card on or about          . Please vote in one of the following ways: (1) Use the toll-free number shown on your proxy card; (2) Visit the Internet website specified on your proxy card and follow the instructions there to vote via the Internet; (3) Complete, sign, date and return your proxy card in the enclosed postage-paid envelope; or (4) Vote in person at the meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote on the proposal.

Your vote is very important. Please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying joint proxy statement-prospectus.

By order of the Board of Directors,

Claudia S. Toussaint
General Counsel and Corporate Secretary

Overland Park, Kansas
          ,

ADDITIONAL INFORMATION

This document incorporates important business and financial information about CenturyTel and Embarq from other documents that are not included in or delivered with this document. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

CenturyTel, Inc. 100 CenturyTel Drive Monroe, Louisiana 71203 (318) 388-9000 Attn: Investor Relations	Embarq Corporation 5454 West 110th Street Overland Park, Kansas 66211 (913) 323-4637 Attn: Shareholder Relations
or	or
Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 (888) 750-5835	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 (800) 859-8508

Investors may also consult CenturyTel’s or Embarq’s website for more information concerning the merger described in this document. CenturyTel’s website is www.CenturyTel.com. Embarq’s website is www.EMBARQ.com. Information included on either website is not incorporated by reference into this document.

If you would like to request any documents, please do so by          in order to receive them before the shareholder meetings.

For more information, see “Where You Can Find More Information” beginning on page 107.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by CenturyTel (File No. 333-          ), constitutes a prospectus of CenturyTel under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the CenturyTel common shares to be issued to Embarq stockholders as required by the merger agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of CenturyTel shareholders, at which CenturyTel shareholders will be asked to vote upon a proposal to authorize the issuance of CenturyTel common shares required to be issued to Embarq stockholders pursuant to the merger agreement and two proposals to amend the CenturyTel charter to eliminate certain special ten-vote voting rights of long-term CenturyTel shareholders and to increase the number of shares of authorized CenturyTel common stock, and a notice of meeting with respect to the special meeting of Embarq stockholders, at which Embarq stockholders will be asked to vote upon a proposal to adopt the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated          , 2008. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to CenturyTel shareholders or Embarq stockholders nor the issuance by CenturyTel of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding CenturyTel has been provided by CenturyTel and information contained in this document regarding Embarq has been provided by Embarq.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of CenturyTel or stockholder of Embarq, may have regarding the merger and the other matters being considered at the shareholder meetings and the answers to those questions. CenturyTel and Embarq urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholder meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this document.

Q:	Why am I receiving this document?

A:	CenturyTel and Embarq have agreed to the combination of Embarq and CenturyTel under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A.

In order to complete the merger, CenturyTel shareholders must vote to approve the issuance of shares of CenturyTel common stock in connection with the merger, and Embarq stockholders must vote to adopt the merger agreement.

In addition, CenturyTel shareholders are being asked to vote on two proposals to amend the CenturyTel Amended and Restated Articles of Incorporation, which we refer to as the CenturyTel charter. The first charter amendment proposal is to eliminate the rights of persons who have continuously owned shares of CenturyTel common stock since May 30, 1987 to ten votes per share of such stock and to provide instead that all holders of CenturyTel common stock will be entitled to one vote per share. The second charter amendment proposal is to increase the authorized number of shares of CenturyTel common stock from 350,000,000 to 800,000,000. Neither charter amendment is required to complete the merger.

CenturyTel and Embarq will hold separate shareholder meetings to obtain these approvals. This document contains important information about the merger and the meetings of the shareholders of CenturyTel and stockholders of Embarq, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective shareholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the shareholder meetings be held?

A:	The CenturyTel special meeting will be held at on , at , local time. The Embarq special meeting will be held at , on , at , local time.

Q:	How do I vote?

A:	If you are a shareholder of record of CenturyTel as of the record date for the CenturyTel special meeting or a stockholder of record of Embarq as of the record date for the Embarq special meeting, you may vote in person by attending your shareholder meeting or, to ensure your shares are represented at the meeting, you may vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold CenturyTel shares or Embarq shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your shareholder meeting.

Q:	What vote is required to approve each proposal?

A:	CenturyTel. The proposal at the CenturyTel special meeting to approve the issuance of shares of CenturyTel common stock in the merger requires the affirmative vote of holders of a majority of the votes cast on the proposal by holders of CenturyTel common stock and voting preferred stock, voting as a single class. Each CenturyTel charter amendment proposal requires the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock and voting preferred stock, voting together as a single class. In addition, the CenturyTel charter amendment to eliminate special ten-vote voting rights of long-term shareholders requires the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock, voting as a separate class.

Embarq. The proposal at the Embarq special meeting to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Embarq common stock entitled to vote on the proposal.

Q:	How many votes do I have?

A:	CenturyTel. You are entitled to ten votes for each CenturyTel common share, if any, that you have held continuously since May 30, 1987 and owned as of the record date, and you are entitled to one vote for each other share of CenturyTel common stock and each share of CenturyTel voting preferred stock that you owned as of the record date.

As of the close of business on November 10, 2008, there were approximately 100,140,421 outstanding shares of CenturyTel common stock and approximately 9,434 outstanding shares of CenturyTel voting preferred stock. Applying the presumptions described in Article III of the CenturyTel charter and information known to CenturyTel, CenturyTel’s records indicate that 140,539,155 votes are entitled to be cast at the CenturyTel special meeting, of which 140,529,721 are attributable to common stock. As of that date, approximately 1.24% of the outstanding CenturyTel common shares, none of the outstanding shares of CenturyTel voting preferred stock, and approximately 1.52% of the total CenturyTel voting power were beneficially owned by directors and executive officers of CenturyTel.

Embarq. You are entitled to one vote for each Embarq common share that you owned as of the record date.

As of the close of business on November 10, 2008, there were approximately 142,135,154 outstanding Embarq common shares. As of that date, approximately 0.74% of the outstanding Embarq common shares were beneficially owned by the directors and executive officers of Embarq.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	CenturyTel. If you are a CenturyTel shareholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have no effect on the proposal to approve the issuance of shares of CenturyTel common stock in the merger or the charter amendment proposals, assuming a quorum is present.

Embarq. If you are an Embarq stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	What constitutes a quorum?

A:	CenturyTel. Shareholders who hold at least two-thirds of the total voting power of outstanding CenturyTel common stock and voting preferred stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the CenturyTel special meeting.

Embarq. Stockholders who hold at least a majority of the outstanding Embarq common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the Embarq special meeting.

v

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to CenturyTel or Embarq or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of CenturyTel common stock or voting preferred stock or Embarq common stock on behalf of their customers may not give a proxy to CenturyTel or Embarq to vote those shares without specific instructions from their customers.

If you are a CenturyTel shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of CenturyTel common stock in the merger or the CenturyTel charter amendment proposals, which will have no effect on the vote on these proposals, assuming a quorum is present.

If you are an Embarq stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the CenturyTel common stock or voting preferred stock or Embarq common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your shareholder meeting. You can do this in one of three ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy bearing a later date; or

• if you are a holder of record, you can attend your shareholder meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of CenturyTel or Corporate Secretary of Embarq, as appropriate, no later than the beginning of the applicable shareholder meeting. If your shares are held in street name by your bank or broker, you should contact your broker to change your vote.

Q:	What are the material United States federal income tax consequences of the merger to U.S. holders of Embarq common shares?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the merger qualifies as such a reorganization, a U.S. holder of Embarq common shares generally will not recognize any gain or loss upon receipt of CenturyTel common shares solely in exchange for Embarq common shares in the merger, except with respect to cash received in lieu of a fractional CenturyTel common share. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67.

Q:	When do you expect the merger to be completed?

A:	CenturyTel and Embarq are working to complete the merger in the second quarter of 2009. However, the merger is subject to various federal and state regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective CenturyTel and Embarq special meetings and the completion of the merger. CenturyTel and Embarq hope to complete the merger as soon as reasonably practicable.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this document, including its annexes.

In order for your shares to be represented at your shareholder meeting:

• you can attend your shareholder meeting in person;

• you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

• you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Q:	Do I need to do anything with my shares of Embarq common stock now?

A:	No. After the merger is completed, your shares of Embarq common stock will be automatically converted into CenturyTel shares, and you do not need to take any action.

If you are a CenturyTel shareholder, you are not required to take any action with respect to your CenturyTel stock certificates.

Q:	Who can help answer my questions?

A:	CenturyTel shareholders or Embarq stockholders who have questions about the merger or the other matters to be voted on at the shareholder meetings or desire additional copies of this document or additional proxy cards should contact:

if you are a CenturyTel shareholder:	if you are an Embarq stockholder:

Innisfree M&A Incorporated	D.F. King & Co., Inc.
501 Madison Avenue	48 Wall Street, 22nd Floor
New York, New York 10022 (888) 750-5835	New York, New York 10005 (800) 848-3416

SUMMARY

This summary highlights information contained elsewhere in this document and may not contain all the information that is important to you. CenturyTel and Embarq urge you to read carefully the remainder of this document, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable shareholder meeting. See also the section entitled “Where You Can Find More Information” on page 107. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

CenturyTel (See page 24)

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
Telephone: (318) 388-9000

CenturyTel, a Louisiana corporation, is an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, Internet access and broadband services in 25 states. CenturyTel also provides fiber transport, competitive local exchange carrier, security monitoring, and other communications and business information services in certain local and regional markets. CenturyTel’s incumbent local exchange telephone subsidiaries operate approximately 2.0 million telephone access lines, primarily in rural areas and small to mid-size cities, with over 68% of these lines located in Missouri, Wisconsin, Alabama, Arkansas and Washington. According to published sources, CenturyTel is the seventh largest local exchange telephone company in the United States based on the number of access lines served.

Additional information about CenturyTel and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 107.

Embarq (See page 24)

Embarq Corporation
5454 West 110th Street
Overland Park, Kansas 66211
Telephone: (913) 323-4637

Embarq, a Delaware corporation, offers a complete suite of communications services. Embarq has operations in 18 states and is in the Fortune 500® list of America’s largest corporations. For consumers, Embarq offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless and satellite video from DISH Network® — all on one monthly bill. For businesses, Embarq has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, EMBARQ® Business-Class High Speed Internet, wireless, satellite TV from DIRECTV®, enhanced data network services, voice and data communication equipment and managed network services.

Additional information about Embarq and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 107.

Cajun Acquisition Company (See page 24)

Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, is a Delaware corporation formed on October 24, 2008 for the purpose of effecting the merger. Upon completion of the merger, Cajun Acquisition Company will be merged with and into Embarq and the name of the resulting company will be Embarq Corporation.

Cajun Acquisition Company has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this document. CenturyTel and Embarq encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page 73)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Cajun Acquisition Company, a direct, wholly owned subsidiary of CenturyTel formed for the purposes of the merger, will be merged with and into Embarq. Embarq will survive the merger as a direct, wholly owned subsidiary of CenturyTel.

Consideration to be Received in the Merger; Treatment of Stock Options and Other Equity-Based Awards (See pages 73 and 70)

Embarq stockholders will receive 1.37 shares of CenturyTel common stock for each share of Embarq common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Embarq or CenturyTel. Because of this, the implied value of the consideration to Embarq stockholders will fluctuate between now and the completion of the merger. Based on the closing price of CenturyTel common stock on the New York Stock Exchange, or NYSE, of $29.50 on October 24, 2008, the last trading day before public announcement of the merger, the 1.37 exchange ratio represented approximately $40.42 in value for each share of Embarq common stock. Based on the closing price of CenturyTel common stock on the NYSE on          , the latest practicable date before the date of this document, the 1.37 exchange ratio represented approximately $      in value for each share of Embarq common stock.

Upon completion of the merger, outstanding stock options to purchase Embarq common stock granted pursuant to Embarq’s equity plans will be rolled over into stock options to acquire shares of CenturyTel common stock so as to maintain the aggregate spread value of such stock options. Each award of restricted stock units granted pursuant to Embarq’s equity plans will be converted into the right to receive a number of shares of CenturyTel common stock. The number of shares of CenturyTel common stock subject to such restricted stock unit will be based on (a) the actual achievement of performance goals applicable to such award during the applicable performance period commencing on the date of grant and ending on the closing of the merger and (b) the target-number of shares subject to such award for the period following the closing date that ends on the last day of the applicable performance period. Each outstanding purchase right under Embarq’s Employee Stock Purchase Plan will be automatically suspended and any contributions made for the current offering period will be returned to the participants, and the plan will terminate, upon the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (See page 67)

The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, a U.S. holder of Embarq common shares generally will not recognize any gain or loss upon receipt of CenturyTel common shares solely in exchange for Embarq common shares in the merger, except with respect to cash received in lieu of a fractional CenturyTel common share. It is a condition to the completion of the merger that CenturyTel and Embarq receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are very complicated and the tax consequences of the merger to each Embarq stockholder will depend on such stockholder’s particular facts and circumstances. Embarq stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Recommendations of the CenturyTel Board of Directors (See pages 25 and 38)

After careful consideration, the CenturyTel board of directors, on October 26, 2008, unanimously approved the merger agreement. For the factors considered by the CenturyTel board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Issuance of CenturyTel Shares and the Merger — CenturyTel’s Reasons for the Merger; Recommendation of the Stock Issuance by the CenturyTel Board of Directors” beginning on page 38. The CenturyTel board of directors unanimously recommends that the CenturyTel shareholders vote “FOR” the proposal to issue shares of CenturyTel common stock in the merger, “FOR” the proposal to amend the CenturyTel charter to eliminate certain special ten-vote voting rights of long-term CenturyTel shareholders and “FOR” the proposal to amend the CenturyTel charter to increase the number of shares of authorized CenturyTel common stock.

Recommendation of the Embarq Board of Directors (See pages 28 and 40)

After careful consideration, the Embarq board of directors, on October 26, 2008, approved and adopted the merger agreement by unanimous vote of the directors present at the meeting. For the factors considered by the Embarq board of directors in reaching its decision to adopt the merger agreement, see the section entitled “The Issuance of CenturyTel Shares and the Merger — Embarq’s Reasons for the Merger; Recommendation of the Merger by the Embarq Board of Directors” beginning on page 40. The Embarq board of directors, by a unanimous vote of the directors present, recommends that the Embarq stockholders vote “FOR” the proposal to adopt the merger agreement at the Embarq special meeting.

Opinions of CenturyTel’s Financial Advisors (See page 41)

Barclays Capital Inc.  In connection with the merger, the CenturyTel board of directors received the written opinion, dated October 26, 2008, of CenturyTel’s financial advisor, Barclays Capital Inc., referred to as Barclays Capital, as to the fairness, from a financial point of view and as of the date of such opinion, to CenturyTel of the 1.37 exchange ratio provided for in the merger. The full text of Barclays Capital’s written opinion is attached as Annex B to this joint proxy statement-prospectus and is incorporated herein by reference. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. Barclays Capital’s opinion is addressed to the CenturyTel board of directors, relates only to the fairness, from a financial point of view, to CenturyTel of the exchange ratio provided for in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed merger or any other matter.

Morgan Stanley & Co. Incorporated.  In connection with the merger, the CenturyTel board of directors received a written opinion from CenturyTel’s financial advisor, Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, as to the fairness, from a financial point of view, of the consideration to be paid by CenturyTel pursuant to the merger agreement. The full text of the written opinion of Morgan Stanley, dated October 26, 2008, is included as Annex C to this joint proxy statement-prospectus and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, the matters considered and limitations on the review undertaken. Morgan Stanley addressed its opinion to the CenturyTel board of directors, and the opinion does not constitute a recommendation to any shareholder as to how to vote or as to any other action that a shareholder should take relating to the merger.

Opinion of Embarq’s Financial Advisor (See page 52)

J.P. Morgan Securities Inc., which is referred to as J.P. Morgan, delivered its opinion to the Embarq board of directors that, as of the date of the fairness opinion and based upon and subject to the various factors, assumptions and limitations set forth therein, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Embarq common stock.

The full text of the written opinion of J.P. Morgan, dated October 26, 2008, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement-prospectus and is incorporated herein by reference. J.P. Morgan provided its opinion for the information and assistance of the Embarq board of directors in connection with its consideration of the merger. The J.P. Morgan opinion is addressed to the Embarq board of directors and does not constitute a recommendation as to how any stockholder of Embarq should vote with respect to the proposed merger.

CenturyTel’s Officers and Directors Have Financial Interests in the Merger That Differ from Your Interests (Page 63)

CenturyTel’s executive officers and directors have financial interests in the merger that are different from, or in addition to, their interests as CenturyTel shareholders. The CenturyTel board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending to the shareholders that the issuance of common stock in connection with the merger be approved.

Each of CenturyTel’s executive officers, including each of its named executive officers, is party to an agreement with CenturyTel that provides severance and other benefits in the case of qualifying terminations of employment following a change of control, including completion of the merger. In addition, stock-based awards held by CenturyTel’s executive officers will vest upon certain terminations of employment following completion of the merger. Stock-based awards held by CenturyTel directors who do not continue to serve on the board will vest upon completion of the merger, and awards held by CenturyTel directors who continue to serve will vest upon the termination of their service upon or following completion of the merger. Pursuant to the terms of CenturyTel’s nonqualified deferred compensation arrangements, certain benefits payable to executive officers thereunder will vest, and become immediately payable in cash, upon a qualifying termination of employment within two years following the date of completion of the merger, and certain executive officers will accrue additional benefits under such arrangements upon a qualifying termination of employment within three years following the date of completion of the merger.

Please see “Financial Interests of CenturyTel Directors and Officers in the Merger” beginning on page 63 for additional information about these financial interests.

Embarq’s Officers and Directors Have Financial Interests in the Merger That Differ from Your Interests (Page 58)

Embarq’s directors and executive officers have financial interests in the merger that are different from, or in addition to, their interests as Embarq stockholders. The Embarq board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Embarq stockholders that the merger agreement be approved and adopted.

Each of Embarq’s executive officers, including its named executive officers, is either a party to an agreement with Embarq or a participant in the Embarq Executive Severance Plan. Each agreement, and the Executive Severance Plan, provides severance and other benefits in the case of qualifying terminations of employment following a change in control, including completion of the merger. In addition, stock-based awards held by Embarq’s executive officers will vest following certain terminations of employment following the completion of the merger. Stock-based awards held by Embarq non-employee directors will vest in full upon completion of the merger.

Please see “Financial Interests of Embarq Directors and Officers in the Merger” beginning on page 58 for additional information about these financial interests.

Directors and Management Following the Merger (See page 67)

Following the merger, the board of directors of the combined company will consist of fifteen directors. As of the effective time of the merger, the board will be comprised of eight directors chosen by CenturyTel and seven directors chosen by Embarq. As of the effective time of the merger, CenturyTel-designated directors will constitute a majority of the members of each of the committees of the board of directors, with Embarq-designated directors constituting one less than the number of CenturyTel-designated directors on each board committee. Embarq may designate the initial chairperson of either the audit committee or the compensation committee, and CenturyTel will designate the initial chairpersons of the remaining committees, including the nominating and corporate governance committee.

Following the merger, Glen F. Post, III, currently Chairman of the Board and Chief Executive Officer of CenturyTel, will continue to serve as Chief Executive Officer. Admiral William A. Owens, currently the non-executive Chairman of the board of Embarq, will serve as non-executive Chairman of the board of the combined company. Thomas A. Gerke, currently the President and Chief Executive Officer of Embarq, will serve as executive Vice Chairman of the board of directors. Harvey P. Perry, non-executive Vice Chairman of the board of CenturyTel, will continue to serve as non-executive Vice Chairman of the board of directors. R. Stewart Ewing, Jr., Executive Vice President and Chief Financial Officer of CenturyTel, and Karen A. Puckett, President and Chief Operating Officer of CenturyTel, will continue to serve in those positions following the merger.

Regulatory Approvals Required for the Merger (See page 69)

HSR Act and Antitrust.  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this document as the HSR Act, which prevents CenturyTel and Embarq from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice, which is referred to in this document as the DOJ, and the Federal Trade Commission, which is referred to in this document as the FTC, and the applicable waiting period under the HSR Act is terminated or expires. On November 12, 2008, CenturyTel and Embarq filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period initiated by these filings expires on December 12, 2008 unless terminated prior to that date or unless extended by the DOJ or the FTC by the issuance of a second request for additional information. If a second request is made, the waiting period will expire on the thirtieth day after CenturyTel and Embarq have substantially complied with this request. The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

FCC Approval.  The Federal Communications Act of 1934, as amended, requires the approval of the Federal Communications Commission, which we refer to as the FCC, prior to any transfer of control of certain types of licenses and other authorizations issued by the FCC. CenturyTel and Embarq expect to file applications for FCC consent to the transfer to CenturyTel of control of Embarq and the Embarq subsidiaries that hold such licenses and authorizations in November or December 2008. Applications for FCC approvals are subject to public comment and possible oppositions of third parties. We cannot assure you that the requisite FCC approval will be obtained on a timely basis or at all. In addition, we cannot assure you that such approval will not include conditions that could result in the abandonment of the merger.

State Regulatory Approvals.  Embarq and various of its subsidiaries hold certificates, licenses and service authorizations issued by state public utility or public service commissions. Certain of the state commissions require formal applications for the transfer of control of these certificates, licenses and authorizations to CenturyTel. Applications for state approvals are subject to public comment and possible oppositions of third parties. In addition to these applications, CenturyTel and Embarq will file notifications of the merger in the states where formal applications are not required. In some of these states, the state commissions could initiate proceedings in response to such notifications. CenturyTel and Embarq expect to file these state transfer applications and notifications with state commissions with the relevant state commissions in November and December 2008. CenturyTel and Embarq believe that the merger complies with applicable state standards for approval, but there can be no assurance that the state commissions will grant the transfer applications on a timely basis or at all. In addition, we cannot assure you that such approval will not include conditions that could result in the abandonment of the merger.

Expected Timing of the Merger (See page 74)

We currently expect to complete the merger in the second quarter of 2009, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the other closing conditions.

Conditions to Completion of the Merger (See page 74)

As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of CenturyTel shareholders and Embarq stockholders, the expiration or early termination of the waiting period under the HSR Act, the receipt of all required regulatory approvals by the FCC and state regulators and, subject to certain materiality standards, all other regulators, the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards) and the receipt of legal opinions by each company regarding the qualification of the merger as a reorganization for U.S. federal income tax purposes.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (See page 76)

CenturyTel and Embarq may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval.

In addition, either CenturyTel or Embarq may decide to terminate the merger agreement, even after shareholder approval, if:

•	the merger is not consummated by July 26, 2009, subject to a three-month extension under certain circumstances;

•	a court or other governmental entity issues a final and nonappealable order prohibiting the merger;

•	CenturyTel shareholders fail to approve the issuance of CenturyTel common stock in connection with the merger;

•	Embarq stockholders fail to adopt the merger agreement; or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach.

Either party may also terminate the merger agreement prior to the shareholder approval of the other party being obtained, if the board of directors of the other party withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party.

Expenses and Termination Fees (See page 77)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, CenturyTel may be obligated to pay Embarq a termination fee of $140 million and Embarq may be obligated to pay CenturyTel a termination fee of $200 million. See the section entitled “The Issuance of CenturyTel Shares and the Merger — Expenses and Termination Fees” beginning on page 77 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Accounting Treatment (See page 69)

CenturyTel prepares its financial statements in accordance with accounting principles generally accepted in the United States, which is referred to as GAAP. The merger will be accounted for as discussed under “Accounting Treatment” on page 69. Based upon the terms of the merger (including the premium) and other factors, such as the composition of the combined company’s board and senior management, CenturyTel is considered to be the accounting acquirer of Embarq. This means that CenturyTel will allocate the purchase price in the merger to the fair value of Embarq’s assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill, which is not amortized but is tested for impairment at least annually.

No Appraisal Rights (See page 105)

Under Delaware law, the holders of Embarq common stock are not entitled to appraisal rights in connection with the merger.

Under Louisiana law, the holders of CenturyTel common stock and preferred stock are not entitled to appraisal rights in connection with the share issuance proposal or the charter amendment proposals.

The Special Meetings

The CenturyTel Special Meeting (See page 25)

The CenturyTel special meeting will be held at          , at          , local time, on          ,          . At the CenturyTel special meeting, CenturyTel shareholders will be asked:

•	to vote on a proposal to approve the issuance of CenturyTel common stock in connection with the merger;

•	to vote on a proposal to amend the CenturyTel charter to eliminate the rights of persons who have continuously owned shares of CenturyTel common stock since May 30, 1987 to ten votes per share of such stock and to provide instead that all holders of common stock will be entitled to one vote per share;

•	to vote on a proposal to amend the CenturyTel charter to increase the authorized number of shares of CenturyTel common stock from 350,000,000 to 800,000,000;

•	to vote upon an adjournment of the CenturyTel special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to issue CenturyTel common stock in connection with the merger; and

•	to transact any other business that may properly be brought before the CenturyTel special meeting or any adjournments or postponements thereof.

You may vote at the CenturyTel special meeting if you owned shares of CenturyTel common stock or voting preferred stock at the close of business on          ,     .

The CenturyTel charter generally provides that you can cast ten votes for each CenturyTel common share, if any, that you have held continuously since May 30, 1987 and owned as of the record date and one vote for each other CenturyTel voting share that you owned as of the record date. Applying the presumptions described in Article III of the CenturyTel charter and information known to CenturyTel, CenturyTel’s records indicate that           votes are entitled to be cast at the CenturyTel special meeting, of which           are attributable to common stock. The following votes are required to approve each of the above-listed proposals:

•	The issuance of CenturyTel common stock to Embarq stockholders requires approval by the affirmative vote of holders of a majority of the votes cast on the proposal by holders of CenturyTel common stock and voting preferred stock, voting as a single class.

•	Each of the two CenturyTel charter amendment proposals requires approval by the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock and voting preferred stock, voting together as a single class, and, with respect to the proposal to eliminate the special ten-vote voting rights of CenturyTel’s long-term shareholders by the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock, voting as a separate class.

•	Approval of any proposal to adjourn the CenturyTel special meeting, if necessary, for the purpose of soliciting additional proxies requires that the affirmative vote of holders of a majority of the total voting power present or represented at the CenturyTel special meeting.

On the record date, approximately     % of the outstanding CenturyTel common shares, none of the outstanding shares of CenturyTel voting preferred stock, and, based on the presumptions set forth in Article III of the CenturyTel charter and information known to CenturyTel, approximately     % of the total voting power of CenturyTel voting shares were held by CenturyTel directors and executive officers and their affiliates.

We currently expect that CenturyTel’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

The Embarq Special Meeting (See page 28)

The special meeting of Embarq stockholders will take place on          ,          a.m. (local time), at           . At the special meeting, stockholders of Embarq will be asked:

•	to adopt the Agreement and Plan of Merger, dated as of October 26, 2008, among CenturyTel, Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, and Embarq pursuant to which Cajun Acquisition Company will be merged with and into Embarq and each outstanding share of common stock of Embarq will be converted into the right to receive 1.37 shares of common stock of CenturyTel, with cash paid in lieu of fractional shares; and

•	to transact any other business that may properly be brought before the Embarq special meeting or any adjournments or postponements thereof.

You may vote at the Embarq special meeting if you owned common stock of Embarq at the close of business on the record date,          . On that date there were           shares of common stock of Embarq outstanding and entitled to vote. You may cast one vote for each share of common stock of Embarq that you owned on the record date.

As of the record date, less than     % of the outstanding common stock of Embarq was held by its directors and executive officers and their affiliates. We currently expect that Embarq’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

The affirmative vote of the holders of at least a majority of the shares of outstanding common stock of Embarq on the record date is required to adopt the merger agreement.

Recent Developments

On November 3, 2008, the chairman of the FCC withdrew his proposal to reform the FCC’s inter-carrier compensation and universal service rules, in part due to concerns of the other commissioners that the draft proposal had not been made available for prior public comments. On November 5, 2008 the FCC issued a document that, among other things, (i) requested public comment on the chairman’s draft proposal, an alternative proposal and certain universal service reforms and (ii) included an order that declined to implement the universal service reform proposal issued in November 2007 by a federal-state joint board established by Congress. Comments on the proposals are due November 26, 2008, with reply comments due December 3, 2008, in anticipation of an FCC vote on the draft proposals on December 18, 2008. It is currently unclear what action the FCC may take with respect to the draft proposals. As previously disclosed by CenturyTel and Embarq, adoption of the chairman’s original proposal, which is published in the November 5, 2008 document, could result in a material adverse impact on the results of operations of both companies.

Selected Historical Financial Data of CenturyTel

The following table sets forth selected consolidated financial information for CenturyTel. The selected statement of operations data for the nine months ended September 30, 2008 and 2007 and the selected balance sheet data as of September 30, 2008 and 2007 have been derived from CenturyTel’s unaudited consolidated financial statements. In the opinion of CenturyTel’s management, all adjustments considered necessary for a fair presentation of the interim September 30 financial information have been included. The selected statement of operations data for each of the five years ended December 31, 2007 and the selected balance sheet data as of December 31 for each of the years in the five year period ended December 31, 2007 have been derived from CenturyTel’s consolidated financials statements that were audited by KPMG LLP. The following information should be read together with CenturyTel’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 107. The operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for any future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	(In millions, except per share amounts)

Selected Statement of Operations Data
Operating revenues	$1,957	$2,000	$2,656	$2,448	$2,479	$2,407	$2,368
Operating income	$545	$624	$793	$666	$736	$754	$750
Net income	$266	$303	$418	$370	$334	$337	$345
Earnings per common share
Basic	$2.57	$2.77	$3.82	$3.17	$2.55	$2.45	$2.40
Diluted	$2.55	$2.68	$3.72	$3.07	$2.49	$2.41	$2.35
Dividends per common share	$1.4675	$0.195	$0.26	$0.25	$0.24	$0.23	$0.22
Average basic shares outstanding	103.4	109.5	109.4	116.7	130.8	137.2	143.6
Average diluted shares outstanding	104.1	114.1	113.1	122.2	136.1	142.1	148.8

	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	(Dollars in millions)

Selected Balance Sheet Data
Net property, plant and equipment	$2,915	$3,145	$3,108	$3,109	$3,304	$3,341	$3,455
Goodwill	$4,010	$3,997	$4,011	$3,431	$3,433	$3,434	$3,425
Total assets	$8,273	$8,233	$8,185	$7,441	$7,763	$7,797	$7,896
Long-term debt	$3,299	$2,748	$2,734	$2,413	$2,376	$2,762	$3,109
Shareholders’ equity	$3,196	$3,364	$3,409	$3,191	$3,617	$3,410	$3,479
Selected Operating Data (unaudited):
Telephone access lines	2,040,000	2,170,000	2,140,000	2,090,000	2,210,000	2,310,000	2,380,000
High-speed Internet customers	630,000	530,000	560,000	370,000	250,000	140,000	80,000

Selected Historical Financial Data of Embarq

The following table sets forth selected consolidated financial information for Embarq. The selected statement of operations data for the nine months ended September 30, 2008 and 2007 and the selected balance sheet data as of September 30, 2008 and 2007 have been derived from Embarq’s consolidated financial statements (unaudited). The selected statement of operations data for each of the five years ended December 31, 2007 and the selected balance sheet data as of December 31, 2007, 2006, 2005 and 2004 have been derived from Embarq’s consolidated financials statements that were audited by KPMG LLP. The selected balance sheet data as of December 31, 2003 have been derived from Embarq’s unaudited consolidated financial statements. In the opinion of Embarq’s management, all adjustments considered necessary for a fair presentation of the unaudited financial information have been included. The following information should be read together with Embarq’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 107.

Embarq’s consolidated financial information may not be indicative of future performance and does not necessarily reflect what its financial position and results of operations would have been had it operated as a separate, stand-alone entity during all periods presented, particularly since many changes occurred in its operations and capitalization as a result of its spin-off from Sprint Nextel Corporation in May 2006.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005(2)	2004	2003(2)
	(Unaudited)
	(In millions, except per share amounts)

Selected Statement of Operations Data
Net operating revenues	$4,645	$4,788	$6,365	$6,363	$6,254	$6,139	$6,159
Operating income	$1,215	$1,134	$1,504	$1,544	$1,552	$1,590	$1,616
Net income	$578	$493	$683	$784	$878	$917	$1,554
Earnings per common share(1)
Basic	$3.92	$3.25	$4.50	$5.26	—	—	—
Diluted	$3.88	$3.21	$4.44	$5.21	—	—	—
Dividends per common share(1)	$2.06	$1.75	$2.38	$1.00	—	—	—
Average basic shares outstanding(1)	147.4	151.6	151.9	149.2	—	—	—
Average diluted shares outstanding(1)	149.0	153.5	153.9	150.4	—	—	—

	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
							(Unaudited)
	(Dollars in millions)

Selected Balance Sheet Data
Net property, plant and equipment	$7,508	$7,761	$7,748	$7,988	$7,804	$7,977	$7,979
Goodwill	$27	$27	$27	$27	$27	$27	$27
Total assets	$8,694	$8,871	$8,901	$9,119	$9,221	$9,329	$9,268
Long-term debt	$5,838	$5,774	$5,779	$6,421	$1,123	$1,125	$1,239
Stockholders’ equity	$68	$122	$264	$(468)	$4,852	$4,960	$4,889
Selected Operating Data (unaudited):
Telephone access lines(3)	5,850,000	6,400,000	6,310,000	6,750,000	7,210,000	7,530,000	7,760,000
High-speed Internet customers	1,390,000	1,220,000	1,280,000	1,020,000	690,000	490,000	300,000

(1)	Before the spin-off on May 17, 2006, Embarq was a wholly owned subsidiary of Sprint Nextel. As such, Embarq did not have any common shares publicly outstanding prior to that date. Average basic and diluted shares outstanding for the year ended December 31, 2006 reflect the shares issued at spin-off and the potentially dilutive shares at spin-off as if they were outstanding and dilutive from January 1, 2006 through May 17, 2006.

(2)	In 2005, Embarq adopted FASB Interpretation No. 47, an interpretation of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, which required the recognition of a liability for legal obligations to perform an asset retirement activity that are conditioned on a future event. Upon adoption, Embarq recognized a cumulative effect of change in accounting principle, which increased net income by $16 million. In 2003, Embarq adopted Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. In connection with this adoption, Embarq recognized a cumulative effect of change in accounting principle, which increased net income by $258 million. Additionally, in 2003, Embarq recognized an after tax gain of $375 million related to the sale of the directory publishing business.

(3)	Beginning in 2008, Embarq no longer includes in its access line counts those lines that support internal administrative and operational activities. Accordingly, the access line counts for periods prior to 2008 were adjusted to reflect this change.

Summary Unaudited Pro Forma Combined Condensed Financial Information

The following table shows summary unaudited pro forma combined condensed financial information about the financial condition and results of operations after giving effect to the merger. The unaudited pro forma financial information assumes that the merger is accounted for by applying the acquisition method with CenturyTel treated as the accounting acquirer. Under the acquisition method, the assets and liabilities of Embarq will be recorded by CenturyTel at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2008. The unaudited pro forma condensed combined income statement data for the nine months ended September 30, 2008 and the year ended December 31, 2007, give effect to the merger as if the merger had become effective at January 1, 2007. The unaudited selected pro forma combined condensed financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both CenturyTel and Embarq, incorporated herein by reference and the more detailed unaudited pro forma combined condensed financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page 107 and “Unaudited Pro Forma Combined Condensed Financial Information” on page 88.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not indicate the combined financial results of the companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded as of completion of the merger. Furthermore, the determination of the final purchase price will be based on the number of Embarq common shares outstanding and CenturyTel’s stock price at closing.

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2007	2008
	(Unaudited)
	(In millions, except per share amounts)

Statement of Operations Data
Net Operating revenues	$9,021	$6,602
Operating income	2,134	1,638
Net income	953	733
Basic earnings per common share	3.00	2.40
Diluted earnings per common share	2.95	2.38

September 30, 2008

Summary Balance Sheet
Net property, plant and equipment	$10,423
Goodwill	7,874
Total assets	22,018
Long-term debt	8,225
Shareholders’ equity	8,184

Equivalent and Comparative Per Share Information

The following table sets forth, for the nine months ended September 30, 2008 and the year ended December 31, 2007, selected per share information for CenturyTel common stock on a historical and pro forma combined basis and for Embarq common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2007, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of CenturyTel and Embarq contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008, all of which are incorporated by reference into this document. See “Where You Can Find More Information” on page 107.

The CenturyTel pro forma combined earnings per share were calculated using the methodology as described below under the heading “Unaudited Pro Forma Combined Condensed Financial Information”. The CenturyTel pro forma combined cash dividends per common share represent CenturyTel’s historical cash dividends per common share. The CenturyTel pro forma combined book value per share was calculated by dividing total combined CenturyTel and Embarq common shareholders’ equity by pro forma equivalent common shares. The Embarq pro forma equivalent per common share amounts were calculated by multiplying the CenturyTel pro forma combined per share amounts by the exchange ratio of 1.37.

	CenturyTel		Embarq
		Pro Forma		Pro Forma
	Historical	Combined	Historical	Equivalent

Basic earnings per common share
Nine months ended September 30, 2008	$2.57	$2.40	$3.92	$3.29
Year ended December 31, 2007	3.82	3.00	4.50	4.11
Diluted earnings per common share
Nine months ended September 30, 2008	2.55	2.38	3.88	3.26
Year ended December 31, 2007	3.72	2.95	4.44	4.04
Cash dividends declared per common share
Nine months ended September 30, 2008	1.47	1.47	2.06	2.01
Year ended December 31, 2007	0.26	0.26	2.38	0.36
Book value per common share
As of September 30, 2008	31.96	27.74	0.48	38.00

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption and approval of the merger agreement, in the case of Embarq stockholders, or for the issuance of shares of CenturyTel common stock in the merger and the CenturyTel charter amendments, in the case of CenturyTel shareholders. In addition, you should read and consider the risks associated with each of the businesses of CenturyTel and Embarq because these risks will also affect the combined company. These risks can be found in CenturyTel’s and Embarq’s respective Annual Reports on Form 10-K for fiscal year 2007, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this document. You should also read and consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 107.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either CenturyTel’s or Embarq’s stock price.

Upon closing of the merger, each share of Embarq common stock will be converted into the right to receive 1.37 shares of CenturyTel common stock with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either CenturyTel common stock or Embarq common stock. Changes in the price of CenturyTel common stock prior to the merger will affect the market value that Embarq stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	changes in our respective businesses, operations and prospects;

•	changes in market assessments of the business, operations and prospects of either company;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of CenturyTel’s and Embarq’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Embarq and CenturyTel operate.

The price of CenturyTel common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this document and on the date of the shareholder meetings of CenturyTel and Embarq. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of CenturyTel common stock during the period from October 24, 2008, the last trading day before public announcement of the merger, through          , the latest practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $      to a high of $      for each share of Embarq common stock.

Because the date that the merger is completed will be later than the date of the shareholder meetings, at the time of your shareholder meeting, you will not know the exact market value of the CenturyTel common stock that Embarq stockholders will receive upon completion of the merger. You should consider the following two risks:

•	If the price of CenturyTel common stock increases between the date the merger agreement was signed or the date of the CenturyTel special meeting and the effective time of the merger, Embarq stockholders will receive shares of CenturyTel common stock that have a market value that is greater than the market value of such shares when the merger agreement was signed or the date of the CenturyTel special meeting, respectively, and CenturyTel will pay more for shares of Embarq common stock than the market value calculated pursuant to the exchange ratio on those earlier dates. Therefore, while the exchange ratio is fixed, CenturyTel shareholders cannot be sure of the market value of the consideration that will be paid to Embarq stockholders upon completion of the merger.

•	If the price of CenturyTel common stock declines between the date the merger agreement was signed or the date of the Embarq special meeting and the effective time of the merger, including for any of the reasons described above, Embarq stockholders will receive shares of CenturyTel common stock that have a market value upon completion of the merger that is less than the market value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Embarq special meeting, respectively. Therefore, while the number of CenturyTel shares to be issued in the merger is fixed, Embarq stockholders cannot be sure of the market value of the CenturyTel common stock they will receive upon completion of the merger or the market value of CenturyTel common stock at any time after the completion of the merger.

Our ability to complete the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on CenturyTel or Embarq or could cause us to abandon the merger.

We are unable to complete the merger until after the applicable waiting period under the HSR Act expires or terminates and we receive approvals from the FCC and various state governmental entities. In deciding whether to grant some of these approvals, the relevant governmental entity will make a determination of whether, among other things, the merger is in the public interest. Regulatory entities may impose certain requirements or obligations as conditions for their approval.

The merger agreement may require us to accept conditions from these regulators that could adversely impact the combined company without either of us having the right to refuse to close the merger on the basis of those regulatory conditions. We can provide no assurance that we will obtain the necessary approvals or that any required conditions will not have a material adverse effect on CenturyTel following the merger. In addition, we can provide no assurance that these conditions will not result in the abandonment of the merger. See “The Issuance of CenturyTel Shares and the Merger — Regulatory Approvals Required for the Merger” beginning on page 69 and “The Issuance of CenturyTel Shares and the Merger — Conditions to Completion of the Merger” beginning on page 74.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Embarq and CenturyTel.

If the merger is not completed, the ongoing businesses of Embarq or CenturyTel may be adversely affected and Embarq and CenturyTel will be subject to several risks, including the following:

•	being required, under certain circumstances, to pay a termination fee of $200 million, in the case of a payment by Embarq to CenturyTel, or $140 million, in the case of a payment by CenturyTel to Embarq;

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the focus of management of each of the companies on the merger instead of on pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the merger completed. If the merger is not completed, Embarq and CenturyTel cannot assure their shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Embarq or CenturyTel.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Embarq or CenturyTel or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Embarq’s and CenturyTel’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Embarq or CenturyTel. Further, even if the Embarq board of directors or CenturyTel board of directors withdraws or qualifies its recommendation of the merger or the issuance of CenturyTel stock in the merger, respectively, they will still be required to submit the matter to a vote of their respective shareholders at the special meetings. In addition, the other party generally has an opportunity to offer to modify the terms of our proposed merger in response to any competing acquisition proposals that may be made before such board of directors may withdraw or qualify its recommendation. In some circumstances on termination of the merger agreement, one of the parties may be required to pay a termination fee to the other party. See “The Issuance of CenturyTel Shares and the Merger — No Solicitation of Alternative Proposals” beginning on page 75, “— Termination of the Merger Agreement” beginning on page 76 and “— Expenses and Termination Fees” beginning on page 77.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Embarq or CenturyTel from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger is terminated and either Embarq or CenturyTel determines to seek another business combination, it may not be able to negotiate a transaction with another company on terms comparable to, or better than, the terms of the merger.

The pendency of the merger could adversely affect the business and operations of CenturyTel and Embarq.

In connection with the pending merger, some customers of each of CenturyTel and Embarq may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of CenturyTel and Embarq, regardless of whether the merger is completed. Similarly, current and prospective employees of CenturyTel and Embarq may experience uncertainty about their future roles with CenturyTel following the merger, which may materially adversely affect the ability of each of CenturyTel and Embarq to attract and retain key personnel during the pendency of the merger.

Risk Factors Relating to CenturyTel Following the Merger

Operational Risks

CenturyTel is expected to incur substantial expenses related to the integration of Embarq.

CenturyTel is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies and systems of Embarq with those of CenturyTel. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. While CenturyTel has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that CenturyTel expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and revenue synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in CenturyTel taking significant charges against earnings following the completion of the merger, but the amount and timing of such charges are uncertain at present.

Following the merger, the combined company may be unable to integrate successfully the businesses of CenturyTel and Embarq and realize the anticipated benefits of the merger.

The merger involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of CenturyTel and Embarq in a manner that permits the combined company to achieve the cost savings and revenue synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality products and customer service;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

In addition, CenturyTel and Embarq have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect the business and financial results of the combined company.

CenturyTel and Embarq may be unable to retain key employees.

The success of CenturyTel after the merger will depend in part upon the ability of CenturyTel to retain key Embarq and CenturyTel employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CenturyTel following the merger. Accordingly, no assurance can be given that CenturyTel will be able to retain key employees to the same extent that it or Embarq has been able to do so in the past.

If CenturyTel continues to experience access line losses similar to the past several years, CenturyTel’s revenues, earnings and cash flows may be adversely impacted.

CenturyTel’s and Embarq’s businesses generate a substantial portion of their revenues by delivering voice and data services over access lines. CenturyTel and Embarq have experienced access line losses over the past several years, due to a number of factors, including increased competition and wireless and broadband substitution. CenturyTel expects to continue to experience access line losses following the merger. CenturyTel’s inability to retain access lines could adversely impact its revenues, earnings and cash flow from operations.

CenturyTel faces competition, which CenturyTel expects to intensify and which may reduce market share and lower profits.

As a result of various technological, regulatory and other changes, the telecommunications industry has become increasingly competitive. CenturyTel faces competition from (i) wireless telephone services, which CenturyTel expects to increase if wireless providers continue to expand and improve their network coverage, offer fixed-rate calling plans, lower their prices and offer enhanced services and (ii) cable television operators, competitive local exchange carriers and voice-over-Internet protocol, or VoIP, providers. Over time, CenturyTel expects to face additional local exchange competition from electric utility and satellite communications providers and alternative networks or non-carrier systems designed to reduce demand for CenturyTel’s switching or access services. The recent proliferation of companies offering integrated service offerings has intensified competition in Internet, long distance and data services markets, and CenturyTel expects that competition will further intensify in these markets.

While CenturyTel expects to achieve benefits from the merger, CenturyTel’s competitive position could be weakened in the future by strategic alliances or consolidation within the communications industry or the development of new technologies. CenturyTel’s ability to compete successfully will depend on how well CenturyTel markets its products and services and on CenturyTel’s ability to anticipate and respond to various competitive and technological factors affecting the industry, including changes in regulation (which may affect CenturyTel differently from its competitors), changes in consumer preferences or demographics, and changes in the product offerings or pricing strategies of CenturyTel’s competitors.

Many of CenturyTel’s current and potential competitors (i) have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than CenturyTel, (ii) own larger and more diverse networks, (iii) conduct operations or raise capital at a lower cost than CenturyTel, (iv) are subject to less regulation, (v) offer greater online content services or (vi) have substantially stronger brand names. Consequently, these competitors may be better equipped to charge lower prices for their products and services, to provide more attractive offerings, to develop and expand their communications and network infrastructures more quickly, to adapt more swiftly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the marketing and sale of their products and services.

Competition could adversely impact CenturyTel in several ways, including (i) the loss of customers and market share, (ii) the possibility of customers reducing their usage of CenturyTel’s services or shifting to less profitable services, (iii) reduced traffic on CenturyTel’s networks, (iv) CenturyTel’s need to expend substantial time or money on new capital improvement projects, (v) CenturyTel’s need to lower prices or increase marketing expenses to remain competitive and (vi) CenturyTel’s inability to diversify by successfully offering new products or services.

CenturyTel could be harmed by rapid changes in technology.

The communications industry is experiencing significant technological changes, particularly in the areas of VoIP, data transmission and wireless communications. Several large electric utilities have announced plans to offer communications services that will compete with local exchange carriers such as CenturyTel and Embarq. Some of CenturyTel’s competitors may enjoy network advantages that will enable them to provide services more efficiently or at lower cost. Rapid changes in technology could result in the development of additional products or services that compete with or displace those offered by traditional local exchange carriers or that enable current customers to reduce or bypass use of CenturyTel’s networks. CenturyTel cannot predict with certainty which technological changes will provide the greatest threat to CenturyTel’s competitive position. CenturyTel may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into CenturyTel’s systems in a cost effective manner, or at all. If CenturyTel cannot develop new products to keep pace with technological advances, or if such products are not widely embraced by CenturyTel’s customers, CenturyTel could be adversely impacted.

CenturyTel cannot assure you that its diversification efforts will be successful.

The telephone industry has recently experienced a decline in access lines and minutes of use, which, coupled with the other changes resulting from competitive, technological and regulatory developments, could materially adversely affect CenturyTel’s core business (including the business of the combined company following the merger) and future prospects. CenturyTel believes that its minutes of use will continue to decline, although the magnitude of such decrease is uncertain.

CenturyTel has traditionally sought growth largely through acquisitions of properties similar to those currently operated by it. However, following the merger CenturyTel cannot assure you that properties will be available for purchase on terms attractive to it, particularly if they are burdened by regulations, pricing plans or competitive pressures that are new or different from those historically applicable to the incumbent properties of CenturyTel and Embarq. Moreover, CenturyTel cannot assure you that it will be able to arrange additional financing on terms acceptable to it or to obtain timely federal and state governmental approvals on terms acceptable to it, or at all.

CenturyTel continues to broaden its services and products by offering satellite television services and reselling wireless services as part of CenturyTel’s bundled product and service offerings. CenturyTel’s reliance on other companies and their networks to provide these services could constrain its flexibility and limit the profitability of these new offerings. CenturyTel provides facilities-based digital video services to select markets and may initiate other new service or product offerings in the future. CenturyTel anticipates that these new offerings will generate lower profit margins than many of its traditional services. CenturyTel cannot assure you that its recent or future diversification efforts will be successful.

Future deterioration in CenturyTel’s financial performance could adversely impact CenturyTel’s credit ratings, CenturyTel’s cost of capital and CenturyTel’s access to the capital markets.

CenturyTel’s future results will suffer if CenturyTel does not effectively adjust to changes in CenturyTel’s industry.

The above-described changes in CenturyTel’s industry have placed a higher premium on marketing, technological, engineering and provisioning skills. CenturyTel’s future success depends, in part, on CenturyTel’s ability to retrain its staff to acquire or strengthen these skills, and, where necessary, to attract and retain new personnel who possess these skills.

CenturyTel’s future results will suffer if CenturyTel does not effectively manage its expanded operations following the merger.

Following the merger, CenturyTel may continue to expand its operations through additional acquisitions, other strategic transactions, and new product and service offerings, some of which involve complex technical, engineering, and operational challenges. CenturyTel’s future success depends, in part, upon CenturyTel’s ability to manage its expansion opportunities, which pose substantial challenges for CenturyTel to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor CenturyTel’s operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. CenturyTel cannot assure you that its expansion or acquisition opportunities will be successful, or that CenturyTel will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Following the merger, CenturyTel may need to launch branding or rebranding initiatives that are likely to involve substantial costs and may not be favorably received by customers.

CenturyTel plans to consult with Embarq about whether to change its name and primary brand in connection with the merger. Prior to the merger, CenturyTel and Embarq will each continue to market their respective products and services using the “CenturyTel” and “Embarq” brand names and logos. Following the merger, CenturyTel plans to market its products and services under “CenturyTel,” “Embarq” or some other name. As a result, CenturyTel will discontinue use of either or both of the “CenturyTel” or “Embarq” brand names and logos in some or all of the markets of the combined company. If CenturyTel retains either its name or Embarq’s, it will nonetheless incur substantial capital and other costs in rebranding its products and services in those markets that previously used a different name. If CenturyTel chooses an entirely new brand, these costs will be even greater, and CenturyTel may not be able to achieve or maintain name recognition or status under its new brand that is comparable to the recognition and status previously enjoyed. The failure of any of these initiatives could adversely affect CenturyTel’s ability to attract and retain customers after the merger, resulting in reduced revenues.

CenturyTel’s relationships with other communications companies are material to its operations and their financial difficulties may adversely affect CenturyTel.

CenturyTel originates and terminates calls for long distance carriers and other interexchange carriers over CenturyTel’s network in exchange for access charges that represent a significant portion of CenturyTel’s revenues. Should these carriers go bankrupt or experience substantial financial difficulties, CenturyTel’s inability to timely collect access charges from them could have a negative effect on CenturyTel’s business and results of operations.

In addition, certain of CenturyTel’s operations carry a significant amount of voice and data traffic for larger communications companies. As these larger communications companies consolidate or expand their networks, it is possible that they could transfer a significant portion of this traffic from CenturyTel’s fiber network to their networks, which could have a negative effect on CenturyTel’s business and results of operations.

Regulatory Risks

CenturyTel’s revenues could be materially reduced or its expenses materially increased by changes in regulations, including those recently proposed by the chairman of the FCC.

The majority of CenturyTel’s revenues are substantially dependent upon laws and regulations which, if changed, could result in material revenue reductions. Laws and regulations applicable to CenturyTel and its competitors have been and are likely to continue to be challenged in the courts, which could also affect CenturyTel’s revenues.

Risk of loss or reduction of network access charge revenues or support fund payments.  CenturyTel is subject to substantial regulation by the FCC. FCC rules and regulations are subject to change in response to industry developments, changes in law, technological changes and political considerations. The FCC regulates tariffs for interstate access and subscriber line charges, both of which are components of CenturyTel’s revenues. The FCC has been considering comprehensive reform of its inter-carrier compensation rules for several years.

CenturyTel receives a substantial portion of its revenues from the federal Universal Service Fund, which is referred to as the USF, and, to a lesser extent, intrastate support funds. These governmental programs are reviewed and amended from time to time, and CenturyTel cannot assure you that they will not be changed or impacted in a manner adverse to CenturyTel. For several years, the FCC and a federal-state joint board established by Congress have considered comprehensive reforms of the federal USF contribution and distribution rules. During this period, various parties have objected to the size of the USF or questioned the continued need to maintain the program in its current form. Pending judicial appeals and congressional proposals create additional uncertainty regarding our future receipt of support payments. In addition, the number of eligible telecommunications carriers receiving support payments from this program has increased substantially in recent years, which, coupled with other factors, has placed additional financial pressure on the amount of money that is available to provide support payments to all eligible recipients, including CenturyTel.

On November 5, 2008, the FCC issued a document that, among other things, requested public comment on a draft proposal of the FCC chairman designed to comprehensively redefine and reform the FCC’s intercarrier compensation rules and the USF rules. The draft proposes to reduce intrastate and interstate access rates and local reciprocal compensation rates to levels substantially below those currently charged by CenturyTel and Embarq. The draft also proposes changes to USF rules that would mandate broadband deployment, freeze the level of certain USF support payments, and expand various USF programs, the combined effect of which would adversely impact local exchange carriers by limiting the amount of USF revenues available to them and increasing their operating costs. Comments on the draft proposals are due November 26, 2008, with reply comments due December 3, 2008, in anticipation of an FCC vote on December 18, 2008. It is currently unclear what action the FCC may take action with respect to the draft proposals. As previously disclosed by CenturyTel and Embarq, adoption of the chairman’s original proposal, which is published in the November 5, 2008 document, could result in a material adverse impact on the results of operations of both companies.

Risks posed by state regulations.  CenturyTel is also subject to the authority of state regulatory commissions which have the power to regulate intrastate rates and services, including local, in-state long-distance and network access services. CenturyTel’s business could be materially adversely affected by the adoption of new laws, policies and regulations or changes to existing state regulations. In particular, CenturyTel cannot assure you that it will succeed in obtaining or maintaining all requisite state regulatory approvals for its operations without the imposition of restrictions on its business, which could have the effect of imposing material additional costs on CenturyTel or limiting its revenues.

Risks posed by costs of regulatory compliance.  Regulations continue to create significant compliance costs for CenturyTel. Challenges to CenturyTel’s tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause CenturyTel to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates, terms and conditions of CenturyTel’s service offerings. CenturyTel’s business also may be impacted by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact CenturyTel’s business (including local number portability and customer proprietary network information requirements). For example, existing provisions of the Communications Assistance for Law Enforcement Act require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. CenturyTel expects its compliance costs to increase if future laws or regulations continue to increase its obligations to assist other governmental agencies.

Other Risks

Following the merger, CenturyTel will continue to have a substantial amount of indebtedness and may need to incur more in the future.

Although CenturyTel’s indebtedness relative to its size is expected to decrease following the merger, the dollar amount of such indebtedness will increase and remain substantial, which could have material adverse consequences for CenturyTel, including (i) hindering CenturyTel’s ability to adjust to changing market, industry or economic conditions, (ii) limiting CenturyTel’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (iii) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (iv) making CenturyTel more vulnerable to economic or industry downturns, including interest rate increases and (v) placing CenturyTel at a competitive disadvantage to those of CenturyTel’s competitors that have less indebtedness.

In connection with executing CenturyTel’s business strategies following the merger, CenturyTel expects to continue to evaluate the possibility of acquiring additional communications assets, and CenturyTel may elect to finance future acquisitions by incurring additional indebtedness. Moreover, to respond to competitive challenges, CenturyTel may be required to raise substantial additional capital to finance new product or service offerings. CenturyTel’s ability to arrange additional financing will depend on, among other factors, CenturyTel’s financial position and performance, as well as prevailing market conditions and other factors beyond CenturyTel’s control. CenturyTel cannot assure you that it will be able to obtain additional financing on terms acceptable to CenturyTel or at all. If CenturyTel is able to obtain additional financing, CenturyTel’s credit ratings could be adversely affected. As a result, CenturyTel’s borrowing costs would likely increase, CenturyTel’s access to capital may be adversely affected and CenturyTel’s ability to satisfy its obligations under its indebtedness could be adversely affected.

In connection with the merger, we are planning to refinance a significant amount of indebtedness, and we cannot guarantee that we will be able to obtain the necessary funds on favorable terms or at all.

In connection with the merger, CenturyTel plans to refinance a portion of Embarq’s and/or CenturyTel’s indebtedness. While CenturyTel expects that the proceeds of the debt financing committed to by certain banks as described below under “The Merger Agreement — Financing” on page 80, combined with available cash, to be adequate to refinance such indebtedness, the financing commitment is subject to certain conditions and CenturyTel cannot guarantee that such proceeds will be available. If such proceeds are unavailable, the combined company could incur additional debt or issue securities (or a combination of such sources) which, due to prevailing conditions in the credit markets and capital markets, may not be available on favorable terms to the combined company or at all. Alternatively, or in combination with such financing, the combined company could seek waivers or amendments of the terms of the indebtedness to be refinanced to allow such indebtedness to remain outstanding following the merger, but there can be no assurance that creditors would agree to such waivers or amendments without the combined company incurring a substantial expense or at all. Completion of the merger is not conditional on refinancing the indebtedness.

CenturyTel cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this document, CenturyTel plans to continue its current dividend practices following the merger. However, you should be aware that CenturyTel shareholders may not receive the same dividends following the merger for reasons that may include any of the following factors:

•	CenturyTel may not have enough cash to pay such dividends due to changes in CenturyTel’s cash requirements, capital spending plans, cash flow or financial position;

•	while the dividend practices of CenturyTel involve the distribution of a substantial portion of CenturyTel’s cash available to pay dividends, the CenturyTel board of directors could change its practices at any time;

•	the actual amount of dividends distributed and the decision to make any distribution will remain at all times entirely at the discretion of the CenturyTel board of directors;

•	the effects of regulatory reform, including any changes to inter-carrier compensation and the Universal Service Fund rules;

•	CenturyTel’s ability to maintain investment grade credit ratings on its senior debt;

•	the amount of dividends that CenturyTel may distribute is limited by restricted payment and leverage covenants in CenturyTel’s credit facilities and, potentially, the terms of any future indebtedness that CenturyTel may incur; and

•	the amount of dividends that CenturyTel may distribute is subject to restrictions under Louisiana law.

CenturyTel’s common shareholders should be aware that they have no contractual or other legal right to dividends.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, revenue enhancements, competitive positions, growth opportunities, plans and objectives of the management of each of CenturyTel, Embarq and the combined company, the merger and the markets for CenturyTel and Embarq common stock and other matters. Statements in this document and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of CenturyTel and Embarq, wherever they occur in this document or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of CenturyTel and Embarq and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this document.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document, including in the section entitled “Risk Factors” beginning on page 14. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in CenturyTel’s and Embarq’s filings with the SEC, including their respective Annual Reports on Form 10-K for 2007. These important factors also include those set forth under “Risk Factors,” beginning on page 14, as well as, among others, risks and uncertainties relating to:

•	the ability to obtain regulatory approvals for the merger in a timely manner and subject to conditions not materially adverse to CenturyTel or Embarq;

•	the failure of Embarq stockholders to adopt the merger agreement;

•	the failure of CenturyTel shareholders to approve the issuance of shares in connection with the merger;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the extent and intensity of competition and resulting pressure on access line totals and operating margins, as well as the impact on pricing strategies, new product offerings, spending, third-party relationships and revenues;

•	the need to develop new products in a timely and cost-effective manner, and adapt to significant technological change;

•	the effects of ongoing changes in the regulation of the communications industry, including changes recently proposed by the chairman of the FCC;

•	implementation of strategies for improving internal growth;

•	continued access to credit markets on favorable terms;

•	the ability to negotiate collective bargaining agreements on reasonable terms without work stoppages;

•	general worldwide economic conditions and related uncertainties; and

•	the outcome of pending litigation in which CenturyTel or Embarq is involved.

The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE COMPANIES

CenturyTel

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
Telephone: (318) 388-9000

CenturyTel, a Louisiana corporation, is an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, Internet access and broadband services in 25 states. CenturyTel also provides fiber transport, competitive local exchange carrier, security monitoring, and other communications and business information services in certain local and regional markets. CenturyTel’s incumbent local exchange telephone subsidiaries operate approximately 2.0 million telephone access lines, primarily in rural areas and small to mid-size cities, with over 68% of these lines located in Missouri, Wisconsin, Alabama, Arkansas and Washington. According to published sources, CenturyTel is the seventh largest local exchange telephone company in the United States based on the number of access lines served.

Additional information about CenturyTel and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 107.

Embarq

Embarq Corporation
5454 West 110th Street
Overland Park, Kansas 66211
Telephone: (913) 323-4637

Embarq, a Delaware corporation, was formerly a wholly owned subsidiary of Sprint Nextel. On May 17, 2006, Sprint Nextel spun-off its local communications business and product distribution operations, thereby establishing Embarq as a separate stand-alone company.

Embarq provides, both directly and through wholesale and sales agency relationships, a suite of integrated communications services, consisting of local and long distance voice, data, high-speed Internet, satellite video, professional services and communications equipment to consumers and business customers primarily in local service territories in 18 states. Embarq also provides access to its local network and other wholesale communications services primarily to other carriers, wireless providers and correctional institutions. Through its Logistics segment, Embarq engages in wholesale product distribution, logistics and configuration services.

Additional information about Embarq and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 107.

Cajun Acquisition Company

Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, is a Delaware corporation formed on October 24, 2008 for the purpose of effecting the merger. Upon completion of the merger, Cajun Acquisition Company will be merged with and into Embarq and the name of the resulting company will be Embarq Corporation.

THE CENTURYTEL SPECIAL MEETING

Date, Time and Place

The special meeting of CenturyTel shareholders will be held at          , on          ,          at          , local time.

Purpose of the CenturyTel Special Meeting

At the CenturyTel special meeting, CenturyTel shareholders will be asked:

•	to vote on a proposal to approve the issuance of CenturyTel common stock in connection with the merger;

•	to vote on a proposal to amend the CenturyTel charter to eliminate the rights of persons who have continuously owned shares of CenturyTel common stock since May 30, 1987 to ten votes per share of such stock and to provide instead that all holders of common stock will be entitled to one vote per share;

•	to vote on a proposal to amend the CenturyTel charter to increase the authorized number of shares of CenturyTel common stock from 350,000,000 to 800,000,000;

•	to vote upon an adjournment of the CenturyTel special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to issue CenturyTel common stock in connection with the merger; and

•	to transact any other business that may properly be brought before the CenturyTel special meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors of CenturyTel

The CenturyTel board of directors unanimously has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance, and the CenturyTel charter amendments, are advisable and in the best interests of CenturyTel and its shareholders and has unanimously approved the merger agreement.

The CenturyTel board of directors unanimously recommends that the CenturyTel shareholders vote “FOR” the proposal to issue shares of CenturyTel common stock in the merger and the charter amendment proposals.

CenturyTel Record Date; Stock Entitled to Vote

Only holders of record of shares of CenturyTel common stock or voting preferred stock at the close of business on          , the record date for the CenturyTel special meeting, will be entitled to notice of, and to vote at, the CenturyTel special meeting or any adjournments or postponements thereof.

On the record date, there were outstanding a total of           shares of CenturyTel common stock entitled to vote at the CenturyTel special meeting and          shares of CenturyTel voting preferred stock entitled to vote at the CenturyTel special meeting. The CenturyTel charter generally provides that holders of CenturyTel common stock that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of the CenturyTel charter and the voting procedures that CenturyTel has adopted thereunder contain several provisions governing the voting power of the CenturyTel common stock, including a presumption that each share of common stock held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes CenturyTel with proof to the contrary. Applying the presumptions described in Article III and information known to CenturyTel, CenturyTel’s records indicate that          votes are entitled to be cast at the CenturyTel special meeting, of which are attributable to the common stock. Unless otherwise indicated, CenturyTel has calculated all percentages of voting power in this joint proxy statement-prospectus based on this number of votes. CenturyTel shareholders may exercise their votes by voting in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the CenturyTel special meeting.

On the record date, approximately     % of the outstanding CenturyTel common shares, none of the outstanding shares of CenturyTel voting preferred stock, and approximately     % of the total voting power

of CenturyTel voting shares were held by CenturyTel directors and executive officers and their affiliates. We currently expect that CenturyTel’s directors and executive officers will vote their shares in favor of the issuance of CenturyTel common stock in connection with the merger and in favor of the CenturyTel charter amendment proposals, although none of them has entered into any agreements obligating them to do so.

Quorum

The holders of shares having at least two-thirds of the total voting power of the CenturyTel common stock and voting preferred stock issued and outstanding and entitled to vote at the CenturyTel special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at the special meeting. All shares of CenturyTel common stock or voting preferred stock represented at the CenturyTel special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the shareholder meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum for all matters to be considered at the CenturyTel special meeting.

Required Vote

The proposals require different percentages of votes in order to approve them:

•	The issuance of CenturyTel common stock to Embarq stockholders requires approval by the affirmative vote of holders of a majority of the votes cast on the proposal by holders of CenturyTel common stock and voting preferred stock, voting as a single class.

•	Each of the two CenturyTel charter amendment proposals requires approval by the affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock and voting preferred stock, voting together as a single class, and, with respect to the proposal to eliminate the special ten-vote voting rights of CenturyTel’s long-term shareholders, by an affirmative vote of holders of two-thirds of the total voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock, voting as a separate class.

•	Approval of any proposal to adjourn the CenturyTel special meeting, if necessary, for the purpose of soliciting additional proxies requires that the affirmative vote of holders of a majority of the total voting power present or represented at the CenturyTel special meeting.

Abstentions and Broker Non-Votes

If you are a CenturyTel shareholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have no effect on the proposal to approve the issuance of shares of CenturyTel common stock in the merger, the charter amendment proposals, or any adjournment proposals, assuming a quorum is present. Although abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, they will not be counted as present, represented by proxy, or cast for purposes of determining whether the requisite vote to approve a proposal has been obtained.

Voting of Proxies

A proxy card is enclosed for your use. CenturyTel requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of CenturyTel common stock or voting preferred stock represented by it will be voted at the CenturyTel special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of CenturyTel common stock or voting preferred stock represented are to be voted with regard to a particular proposal, the CenturyTel common stock or voting preferred stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement-prospectus or the related CenturyTel proxy card other than the matters set forth in CenturyTel’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the CenturyTel special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the CenturyTel special meeting in person.

Participants in Benefit Plans

Participants in the CenturyTel’s Dollars & Sense Plan or Union 401(k) Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the CenturyTel special meeting. However, if you are a participating current or former CenturyTel employee, you are designated as a “Named Fiduciary” for voting purposes, which entitles you, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. By signing and returning your voting instruction card, you are accepting your designation under the plans as a “Named Fiduciary,” and you therefore are required to exercise your voting rights prudently and in the interest of all plan participants. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from those plan participants who do vote.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to CenturyTel or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of CenturyTel common stock or voting preferred stock on behalf of their customers may not give a proxy to CenturyTel to vote those shares without specific instructions from their customers.

If you are a CenturyTel shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have no effect on any of the proposals to be considered at the CenturyTel special meeting, assuming a quorum is present.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the CenturyTel special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the CenturyTel special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by CenturyTel’s Secretary at 100 CenturyTel Drive, Monroe, Louisiana 71203, no later than the beginning of the CenturyTel special meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the CenturyTel special meeting will be borne by CenturyTel. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of CenturyTel, without additional remuneration, by personal interview, telephone, facsimile or otherwise. CenturyTel will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. CenturyTel has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $     , plus reasonable expenses, for these services.

THE EMBARQ SPECIAL MEETING

Date, Time and Place

The special meeting is scheduled to be held at          , on           at          , local time.

Purpose of the Embarq Special Meeting

The special meeting of Embarq stockholders is being held:

•	to adopt the Agreement and Plan of Merger, dated as of October 26, 2008, among CenturyTel, Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, and Embarq, pursuant to which Cajun Acquisition Company will be merged with and into Embarq and each outstanding share of common stock of Embarq will be converted into the right to receive 1.37 shares of common stock of CenturyTel, with cash paid in lieu of fractional shares; and

•	to transact any other business that may properly be brought before the Embarq special meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors of Embarq

The board of directors of Embarq has determined that the merger agreement is advisable and in the best interests of Embarq and its stockholders, and has approved the merger agreement and the merger.

The Embarq board of directors, by a unanimous vote of the directors present, recommends that you vote “FOR” the adoption of the merger agreement.

Embarq Record Date; Stock Entitled to Vote

Only stockholders of record at the close of business on          are entitled to notice of, and to vote at, the Embarq special meeting and at any adjournment of the meeting. A complete list of stockholders of record of Embarq entitled to vote at the special meeting will be available for the 10 days before the special meeting at our executive offices and principal place of business at 5454 West 110th Street, Overland Park, Kansas for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

As of the record date for Embarq’s special meeting, the directors and officers of Embarq as a group owned and were entitled to vote            shares of the common stock of Embarq, or less than     % of the outstanding shares of the common stock of Embarq on that date. We currently expect that Embarq’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Quorum

A quorum is necessary to hold a valid special meeting. A quorum will be present at the Embarq special meeting if the holders of a majority of the outstanding shares of the common stock of Embarq entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect the presiding officer to adjourn the special meeting in order to solicit additional proxies. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of outstanding common stock of Embarq entitled to vote at the special meeting, either in person or by proxy.

Abstentions and Broker Non-Votes

If you are an Embarq stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Voting at the Special Meeting

Whether or not you plan to attend the Embarq special meeting, please vote your shares. If your shares are held in your name, you may vote in person at the special meeting or by proxy.

Voting in Person

If you plan to attend the Embarq special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the Embarq special meeting. You can always change your vote at the special meeting.

Your enclosed proxy card includes specific instructions for voting your shares. Embarq’s electronic voting procedures are designed to authenticate your identity and to ensure that your votes are accurately recorded. When the accompanying proxy is returned properly executed, the shares of Embarq common stock represented by it will be voted at the Embarq special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If you return your signed proxy card without indicating how you want your shares to be voted, your shares will be voted for the proposal. Proxy cards that are returned without a signature will not be counted as present at the Embarq special meeting and cannot be voted.

If your shares are held in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or nominee in order to vote. If you are an Embarq stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Embarq special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Embarq special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Embarq’s Corporate Secretary at 5454 West 110th Street, Overland Park, Kansas no later than the beginning of the Embarq special meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Embarq special meeting will be borne by Embarq. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Embarq, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Embarq will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Embarq has retained D.F. King & Co. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services.

CENTURYTEL PROPOSAL 1 AND EMBARQ PROPOSAL 1: THE ISSUANCE OF CENTURYTEL SHARES AND THE MERGER

Effects of the Merger

Upon completion of the merger, Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel newly organized to effect the merger, will merge with and into Embarq. Embarq will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of CenturyTel.

In the merger, each outstanding share of Embarq common stock (other than shares owned by Embarq, CenturyTel, or Cajun Acquisition Company, which will be cancelled) will be converted into the right to receive 1.37 shares of CenturyTel common stock for each share of Embarq common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. CenturyTel shareholders will continue to hold their existing CenturyTel shares.

Background of the Merger

With both companies being leading communications companies in their respective markets, the managements of CenturyTel and Embarq are generally familiar with each other’s business. In addition, both companies periodically review and assess the industry and strategic alternatives available to enhance shareholder value.

On December 27, 2007, Mr. Glen F. Post, III, chairman and chief executive officer of CenturyTel, contacted Mr. Thomas A. Gerke, president and chief executive officer of Embarq, to discuss consolidation in the industry and explained that CenturyTel was reviewing various acquisition opportunities.

On February 28, 2008, Embarq received an unsolicited preliminary business combination proposal from a potential strategic partner, which we refer to as Company A. On March 2, 2008, the Embarq board met to consider the unsolicited proposal and advice from Embarq’s financial and legal advisors and determined not to pursue the proposal at that time. The Embarq board determined that it wanted to consider Embarq’s strategic plan and various strategic alternatives at its next regularly scheduled meeting on May 1, 2008 and asked Mr. Gerke to prepare appropriate materials.

At the May 1, 2008 meeting, the Embarq board received reports on Embarq’s financial position and operational strategy and considered, among other matters, Embarq’s strategic plan and potential alternatives to maximize stockholder value, including continuing to operate as a stand-alone company, making changes to Embarq’s dividend policy and capital structure and pursuing a potential strategic transaction. At the meeting, Embarq’s financial advisors also presented financial analyses of these alternatives and discussed the possibility of industry consolidation. The board discussed the value and advantages of general discussions with the chief executive officers of peer companies, particularly the companies identified in the strategic discussions.

On May 23, 2008, Mr. Gerke and his counterpart at a potential strategic partner, which we refer to as Company B, discussed the industry and the regulatory landscape, and in the course of that conversation discussed the potential for consolidation within the industry, including the strategic advantages of a possible combination of Embarq and Company B.

During the first half of 2008, CenturyTel periodically reviewed its available alternatives to improve its strategic position within the industry and to enhance shareholder value, including potential business combinations with Embarq and other industry participants. In connection with certain of these reviews, CenturyTel consulted several financial advisors, including Lehman Brothers, certain assets of which, including its North American investment banking franchise, were subsequently acquired by Barclays Capital and which we refer to as Barclays Capital, and Morgan Stanley. CenturyTel engaged Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell, Lipton, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, which we refer to as Jones Walker, as legal counsel.

During this time, CenturyTel had preliminary discussions with Company A as to a possible acquisition of Company A. CenturyTel entered into a mutual confidentiality agreement with Company A under which the parties exchanged limited non-public information. CenturyTel’s board met several times during this period, including a three-day strategic planning session in early June 2008 at which CenturyTel’s operational and strategic goals and alternatives were reviewed and discussed. Following these discussions, the board concluded at the end of this planning session that it was in the best interests of CenturyTel and its shareholders to achieve its long-term growth through implementing its long-term strategic plans, including pursuing its 700 MHz spectrum, video, broadband, data hosting, and acquisition opportunities.

In late June 2008, CenturyTel declared a special dividend and raised its annual dividend rate from $0.27 to $2.80 while continuing to consider other strategic opportunities. Thereafter, the chief executive officer of a potential strategic partner, which we refer to as Company C, contacted Mr. Post to request a meeting to discuss a possible business combination transaction. Mr. Post agreed to a meeting on August 4, 2008 following CenturyTel’s announcement of its second quarter earnings release.

At a meeting on July 10, 2008, the CenturyTel board discussed several potential transactions, including a possible acquisition of Company A, a possible business combination with Company C and a possible business combination with Embarq with or without the participation of another potential strategic partner, which we refer to as Company D. The CenturyTel board concluded that CenturyTel should continue to evaluate all of these potential transactions. Company A subsequently advised CenturyTel that it was not prepared to proceed with a transaction with CenturyTel at that time.

On July 17, 2008, Mr. Post contacted Mr. Gerke to express CenturyTel’s interest in discussing potential transactions at an appropriate time. In addition, CenturyTel had discussions with Company D regarding the possibility that Company D would participate in an Embarq acquisition directly or through a related transaction.

On July 24, 2008, Mr. Gerke met with the chief executive officer of Company C at Company C’s request to discuss a potential business combination transaction. On July 30, 2008, Embarq received a preliminary business combination proposal from Company C for a cash and stock transaction.

On July 30 and 31, 2008, the Embarq board met at a regularly scheduled board meeting to consider, among other matters, Embarq’s enterprise risk management program, financial position, declaration of its quarterly dividend, election of corporate officers, strategic plan and potential alternatives to maximize stockholder value. The Embarq board also discussed the proposal received from Company C. Representatives of J.P. Morgan, Embarq’s financial advisor, provided an overview of the industry landscape and a review of strategic opportunities, including the proposal received from Company C. Representatives of Cravath, Swaine & Moore LLP, referred to as Cravath, provided an overview of applicable legal standards in the context of considering a business combination transaction and, in conjunction with a representative of Morris, Nichols, Arsht & Tunnell LLP, referred to as Morris Nichols, participated in a discussion with the board of directors on these matters. Following deliberations and a discussion of J.P. Morgan’s overview, the Embarq board asked Mr. Gerke, working with J.P. Morgan and Embarq’s legal advisors as appropriate, to communicate to Company C the board’s preliminary assessment that Company C’s proposal fell short of the board’s expectations regarding value and transaction certainty. Mr. Gerke communicated this to the chief executive officer of Company C in discussions on August 4 and 5, 2008.

On August 4, 2008, the chief executive officer of Company C also met with Mr. Post to discuss the potential acquisition of CenturyTel by Company C and delivered a presentation outlining possible terms of such acquisition. Later that day, the CenturyTel board met to discuss the Company C proposal and concluded that while there were advantages to CenturyTel remaining an independent entity to pursue its long-term strategic plans, CenturyTel management should conduct a further review with CenturyTel’s legal and financial advisors prior to its next scheduled board meeting on August 25, 2008, at which time the board would further consider Company C’s proposal. Following the August 4, 2008 board meeting, CenturyTel retained Barclays Capital and Morgan Stanley to act as CenturyTel’s financial advisors in connection with a proposed transaction. On August 8, 2008, Mr. Post informed Company C of this intention.

On August 6, 2008, the Embarq board met again to receive an update on the status of discussions with Company C and to consider further the company’s strategic alternatives, including, among other things, the proposal received from Company C and Embarq continuing as a stand-alone company. Embarq’s financial and legal advisors were present at this meeting and representatives of Cravath and Morris Nichols further reviewed with the board its fiduciary duties in the context of considering a business combination. Following deliberations, the Embarq board determined not to make any decision on Company C’s business combination proposal prior to the receipt of further information regarding financial and governance aspects of the proposal and requested that Mr. Gerke communicate this to Company C.

On August 7, 2008, Mr. Gerke contacted his counterpart at Company C to reiterate the expectations of the Embarq board. Representatives of management and the financial advisors of Embarq and Company C also discussed certain aspects of a potential business combination. On August 8, 2008, Embarq received a revised business combination proposal for a cash and stock transaction from Company C and executed a mutual confidentiality agreement with Company C.

During the period from August 8 to August 10, 2008, Mr. Post and Mr. Gerke discussed a possible business combination involving CenturyTel and Embarq, including financial and governance terms. Following this discussion, CenturyTel management contacted management of Company D regarding the possibility that Company D would participate in a transaction with Embarq.

On August 11, 2008, management representatives and financial advisors of Embarq and Company C had discussions regarding due diligence and the terms of a potential business combination.

Also on August 11, the CenturyTel board met to discuss submitting a proposal to acquire Embarq, the financial and governance terms of such a proposal, and the benefits and drawbacks of including Company D in the transaction. The CenturyTel board concluded that CenturyTel management should continue discussions with Embarq management and Company D and submit a term sheet proposal to Embarq.

On August 12, 2008, following a call between CenturyTel’s and Embarq’s chief financial officers, CenturyTel and Embarq executed a mutual confidentiality agreement. Mr. Post called Mr. Gerke to discuss the terms of a business combination proposal for a cash and stock transaction. Following the call, CenturyTel submitted to Embarq a draft term sheet outlining the terms of its proposal.

On August 13, 2008, representatives of management and the financial advisors of Embarq and CenturyTel met to discuss a potential business combination transaction.

On August 15, 2008, the Embarq board met to consider Embarq’s strategic alternatives, including, among other things, the business combination proposals received from CenturyTel and Company C and a process for exploring these and other potential strategic transactions, including business combinations, with industry participants. Representatives of J.P. Morgan were present at this meeting and presented analyses regarding potential strategic alternatives, including the likely low level of interest of financial acquirors given current financial conditions, and in particular the current condition of credit markets. Representatives of Cravath and Morris Nichols reviewed with the board the fiduciary duties of directors in the context of considering Embarq’s strategic alternatives. Following deliberations, the Embarq board directed management and Embarq’s advisors to initiate a process to explore business combination discussions with CenturyTel, Company C and the other industry participants discussed at the meeting.

On August 18, 2008, Mr. Gerke separately contacted each of Mr. Post and the chief executive officer of Company C to discuss a potential stock and cash business combination transaction and the process by which Embarq would evaluate any such transaction.

Mr. Gerke also contacted the chief executive officer of Company D to discuss a transaction involving certain wireline assets of Embarq. Company D indicated its willingness to pursue such discussions and executed a mutual confidentiality agreement with Embarq on August 20, 2008.

On August 19, 2008, Mr. Gerke contacted Company A to inquire as to its current interest in a potential business combination with Embarq. Company A indicated it was interested in exploring a business combination and executed a mutual confidentiality agreement with Embarq on August 20, 2008.

On August 20 and August 22, 2008, Mr. Gerke contacted Company B and another potential strategic partner to inquire as to their interest in exploring a potential business combination or other strategic transaction with Embarq. Neither party expressed interest at that time.

On August 25, 2008, CenturyTel’s board held a regularly scheduled board meeting with CenturyTel’s management and legal and financial advisors. Among other things, the board discussed the potential Embarq and Company C transactions. CenturyTel management reviewed the discussions to date with Embarq and with Company C, including the financial terms of Company C’s proposal, and the proposed financial terms of the Embarq proposal that management had submitted to Embarq. The CenturyTel board was advised that Embarq was engaging in a process that appeared to include several industry participants, likely including Company A and Company C. Accordingly, there was no assurance that, even if CenturyTel were interested in pursuing a potential transaction with Company C, Company C would prefer a transaction with CenturyTel over a transaction with Embarq. Representatives of Wachtell, Lipton reviewed with the CenturyTel board the fiduciary duties of directors in the context of considering CenturyTel’s strategic alternatives, including the proposed transactions, and referred to discussions at prior board meetings. Barclays Capital and Morgan Stanley provided the CenturyTel board with a preliminary financial overview of CenturyTel as a stand-alone entity, CenturyTel after potential further restructuring steps, a combination of CenturyTel and Embarq (both with and without Company D’s participation), and the proposed Company C transaction. CenturyTel management expressed the view, following these discussions, that the Company C proposal significantly undervalued CenturyTel, that differences in management approach could hinder integration, that a combination with Company C carried significant financing risk and would create a highly leveraged company, that the high trading multiple of Company C’s stock price led to significant downside risk and that it would be in CenturyTel’s best interest to pursue its long-term strategic plans independently from an acquisition by Company C. CenturyTel management also expressed its view that the Embarq transaction could deliver significant value to CenturyTel’s shareholders, with significant opportunities for synergies, and improve CenturyTel’s strategic position, either with or without the participation of Company D. The CenturyTel board also discussed Embarq’s requests regarding governance of the combined company and transaction certainty. Following discussion of these and other factors, the CenturyTel board concluded that CenturyTel should cease pursuing the Company C proposal and should continue to pursue the Embarq opportunity, which CenturyTel management subsequently communicated to Company C.

From the date of execution of the relevant confidentiality agreements with Embarq through mid-September 2008, representatives of Embarq’s and each of CenturyTel’s, Company A’s and Company C’s management teams and advisors exchanged documents, engaged in telephone conferences and met on various occasions to conduct management presentations and perform an accounting, financial and legal due diligence review of the companies, including operational matters and potential synergies from a business combination. J.P. Morgan communicated to each of CenturyTel, Company A and Company C that definitive business combination proposals should be submitted by September 18, 2008.

In early September 2008, Embarq and Cravath provided CenturyTel, Company A and Company C with an initial draft of a merger agreement for their review. Cravath had initial high level discussions with each of CenturyTel’s, Company A’s and Company C’s legal advisors regarding the merger agreement and proposed transaction structure.

On September 4, 2008, the Embarq board met to receive an update as to the progress of discussions with potential strategic partners, the status of due diligence and an analysis of regulatory requirements, and to discuss the process being undertaken. The Embarq board also reviewed the stand-alone strategic alternatives available to Embarq, including increasing dividends and undertaking further stock repurchases. Representatives of J.P. Morgan presented a summary financial analysis of the potential transactions. Following these presentations, the Embarq board discussed the treatment of equity compensation plans and governance matters in the context of potential combinations with CenturyTel, Company A and Company C. The Embarq board did not reach any final conclusions at this meeting.

On September 5, 2008, CenturyTel’s management, Embarq’s management and Company D’s management met to discuss the potential participation by Company D in the business combination of Embarq and CenturyTel. Thereafter, CenturyTel’s management, Embarq’s management, and Company D’s management concluded that the proposed Company D transaction was unlikely to be finalized within the time frame required by Embarq and explored alternative forms of participation in the Embarq transaction, including a possible investment in CenturyTel. Ultimately, CenturyTel decided to pursue a business combination transaction with Embarq without the involvement of Company D. Subsequently, management of Embarq, in consultation with Admiral William A. Owens, non-executive Chairman of the board of Embarq, and Embarq’s advisors, also determined that consideration of any transaction including Company D should be deferred until after Embarq had considered its other strategic alternatives.

On September 12, 2008, CenturyTel’s board held a meeting with CenturyTel’s management and legal advisors to receive an update on the status of discussions with Embarq. The board reviewed the proposed timetable for the transaction, the progress of due diligence efforts over the preceding several weeks, and the status of obtaining financing for the transaction in a difficult market. The CenturyTel board further discussed Embarq’s latest requests regarding the composition of the CenturyTel board following the proposed transaction. The board concluded that it would consider the proposal to be made to Embarq, including financial, legal and governance terms, at its next scheduled board meeting on September 16, 2008.

At that meeting, CenturyTel’s board met with CenturyTel’s management and legal and financial advisors to discuss the terms of the proposal to be submitted to Embarq on September 18. The board reviewed difficulties in the financing markets, management’s beliefs regarding the participation of other potential parties in the Embarq process, updated information regarding potential synergies and CenturyTel’s due diligence review. The board then discussed the financial, legal and governance terms of the proposal to be submitted to Embarq. The CenturyTel board agreed to meet on September 18 to determine the final terms of CenturyTel’s proposal after final financing commitment terms had been determined.

On September 17, 2008, due to dramatic fluctuations and disruptions in the credit and securities markets, advice from Company C that it would not be in a position to submit a business combination transaction proposal, and uncertainty that CenturyTel would be able to secure financing commitments from its potential lenders due to such disruptions, and following a discussion between Admiral Owens and Mr. Gerke and after discussion with J.P. Morgan, Embarq decided to suspend its consideration of a potential business combination transaction prior to receiving formal proposals and communicated this to each of CenturyTel, Company A and Company C. The CenturyTel board accordingly canceled its scheduled September 18 meeting.

Notwithstanding the suspension of the Embarq process, CenturyTel continued to explore alternative transaction structures with CenturyTel’s management and advisors that would involve a reduced level of debt financing while remaining accretive to CenturyTel shareholders. On September 18, Mr. Post contacted Mr. Gerke to inquire as to whether Embarq would have interest in a possible all-stock, or a substantially all-stock, business combination proposal in order to determine whether CenturyTel should consider developing such a proposal. Mr. Gerke indicated that Embarq planned to continue monitoring volatile market conditions before proceeding with its process.

On September 23, 2008, the chief executive officer of Company A contacted Mr. Gerke to indicate Company A’s continuing interest in pursuing a business combination transaction with Embarq. Following this discussion, Admiral Owens had an introductory meeting with the chief executive officer of Company A on September 24, 2008 to generally discuss a potential business combination transaction between Embarq and Company A, including governance matters. However, no specific proposal was made by Company A at this meeting.

On September 29, 2008, the CenturyTel board met with CenturyTel’s management and legal and financial advisors to review alternative financial terms and structures for a possible business combination with Embarq, including an all-stock or a largely stock transaction. The CenturyTel board discussed the difficulties in financing these transactions in light of continued market instability. The CenturyTel board concluded that CenturyTel management should continue to monitor market conditions and review potential transaction structures.

On September 30, 2008, and following an inquiry from Company B to J.P. Morgan regarding the status of the process, Embarq received, via J.P. Morgan, a verbal outline of an all-stock potential business combination proposal from Company B. Mr. Gerke discussed this outline with Admiral Owens and Embarq’s advisors on October 1, 2008. Admiral Owens and Mr. Gerke directed J.P. Morgan to convey to Company B that the financial terms of the proposal as outlined were unacceptable to Embarq. No further business combination discussions were held with Company B.

On October 7, 2008, the CenturyTel board met with CenturyTel’s management and legal and financial advisors to consider making an all-stock or a largely stock business combination proposal for Embarq. CenturyTel’s management discussed the potential impact of these structures on the transaction value to CenturyTel shareholders and noted that it had obtained preliminary oral financing commitments sufficient to proceed on this basis that would expire on October 10, 2008.

Following indications from Company A and CenturyTel on October 6 and 7, 2008 of their readiness to submit revised proposals, Mr. Gerke indicated that Embarq would not be in a position to consider resuming the exploration of a potential business combination transaction prior to the next regularly scheduled meeting of its board of directors.

On October 13 and 14, 2008, the Embarq board met at a regularly scheduled board meeting to review, among other things, Embarq’s three-year strategic and operating plan, including industry regulatory developments and current economic conditions. At that meeting, the Embarq board also received an update as to the progress of discussions with potential strategic partners and due diligence, as well as an assessment of the estimated synergies and regulatory approval process, including industry regulatory developments, with respect to potential business combinations with each of CenturyTel and Company A. The Embarq board then discussed the process by which any proposals would be considered. Representatives of J.P. Morgan presented an updated summary financial analysis of the potential stand-alone options available to Embarq and the potential business combination transactions. Mr. Gerke provided the Embarq board with a summary of his discussions with Admiral Owens and J.P. Morgan pertaining to the outline received from Company B. The Embarq board concurred with Admiral Owens and Mr. Gerke’s decision that the proposal as outlined was not acceptable. The Embarq board also concluded, after discussions with management and Embarq’s advisors and deliberations, that Embarq should focus on all-stock business combination proposals due to the market decline in the value of the Embarq common stock and the potential upside in stock consideration given the decline in the value of the common stock of possible business combination partners and to minimize financing risk in any proposed transaction. The Embarq board then directed management to work with Embarq’s advisors to contact each of CenturyTel and Company A, the two potential strategic partners that were considered to be in a position to submit acceptable all-stock proposals and request that they submit business combination proposals.

Following the October 14, 2008, board meeting, CenturyTel and Company A were each invited to submit all-stock business combination proposals.

On October 15, 2008, the CenturyTel board met with CenturyTel’s management and legal and financial advisors to discuss an all-stock proposal. The CenturyTel board discussed recent developments in Embarq’s and CenturyTel’s businesses and the continued strategic advantages of a combination of Embarq and CenturyTel, as well as the potential impact of the all-stock structure to the value to be received by Embarq stockholders and the value to be realized by CenturyTel shareholders. The CenturyTel board also discussed the availability of obtaining debt financing sufficient to refinance certain indebtedness of Embarq that would be required to be repaid in connection with the merger. Following discussion, the CenturyTel board authorized an all-stock proposal to Embarq under which Embarq stockholders would receive 1.3 CenturyTel shares for each Embarq share they owned.

On October 16, 2008, CenturyTel delivered its proposal to Embarq. Based on the closing prices per share for CenturyTel and Embarq stock on October 15, 2008 of $32.26 and $33.74, respectively, this exchange ratio implied a price of $41.94 for each outstanding share of Embarq common stock and a premium of approximately 24% over Embarq’s nominal market value.

On October 17, 2008, Mr. Gerke and Mr. Post organized a meeting at which Admiral Owens was introduced to Mr. Post and CenturyTel’s lead independent director, Mr. Fred R. Nichols, and CenturyTel’s proposal was discussed, including proposed governance matters, management approach and strategy.

On October 21, 2008, Embarq received a revised proposal from Company A outlining two alternative proposals. Under the first alternative, Embarq stockholders would receive $11.50 in cash and a fixed number of shares of the combined company with an implied value of $34.50 for each outstanding share of Embarq common stock they owned for an aggregate implied value of $46.00, which constituted a premium of approximately 32% over Embarq’s nominal market value. Under the second, all-stock alternative, Embarq stockholders would receive a fixed number of shares of combined company common stock for each outstanding share of Embarq common stock with an implied value of $44.00, representing a premium of approximately 26%. For both proposals, the implied value represented by shares of combined company stock was based on the closing price of Company A’s common stock on October 20, 2008, and the premium was based on the closing price of Embarq’s common stock of $34.90 on the same date.

From the dates of receipt of the revised proposals to October 25, 2008, the management teams and advisors of Embarq and CenturyTel, and Embarq and Company A, had frequent negotiations regarding the terms of the merger agreement and related documents and discussions regarding due diligence matters. During that period, Embarq negotiated several issues in the draft merger agreement and related documentation with CenturyTel and Company A, including governance matters relating to the board and committee composition of the combined company, transaction certainty, the extent of required regulatory efforts, the treatment of equity awards, and restrictions on the parties’ respective businesses between signing and closing. During this period, various financial, operational and legal due diligence items were exchanged between the parties, including assumptions underlying their respective financial analyses and information regarding their respective recent financial performance and future prospects. J.P. Morgan, at the direction of Admiral Owens and Mr. Gerke, communicated to Company A that Embarq was focused on receiving all-stock proposals given the current credit and securities market conditions. J.P. Morgan communicated to each of the potential strategic partners that best and final proposals should be submitted on October 25, 2008.

On October 24, 2008, the CenturyTel board met to discuss the final proposal to be submitted to Embarq. The CenturyTel board reviewed results of due diligence, the significant strategic advantages of a combination with Embarq, the likelihood of Embarq pursuing an alternative transaction and updated financial information regarding the potential impact of a range of exchange ratios on both CenturyTel shareholders and Embarq stockholders. The CenturyTel board also reviewed the proposed merger agreement and draft debt financing commitments sufficient to replace indebtedness to be repaid in connection with the merger. Following discussion, the CenturyTel board authorized an all-stock offer to Embarq at an exchange ratio of 1.37 CenturyTel shares for each outstanding share of Embarq common stock.

On October 25, 2008, Embarq received revised proposals from CenturyTel and Company A, in each case including a merger agreement in the form that the potential partner was prepared to execute. Under CenturyTel’s proposal, Embarq stockholders would receive 1.37 CenturyTel shares for each outstanding share of Embarq common stock they owned. Based on the closing stock prices for CenturyTel and Embarq on October 24, 2008 of $29.50 and $29.74, respectively, this exchange ratio implied a price of $40.42 for each outstanding share of Embarq common stock, representing a premium of approximately 36%. Under Company A’s proposal, Embarq stockholders would receive shares of common stock in the combined company equivalent to $40.86 for each outstanding share of Embarq common stock they owned, representing a premium of approximately 37%. This implied price was based on the closing stock price for Company A on October 24, 2008, and the implied premium was based on the closing stock price for Embarq on the same date. While both CenturyTel’s and Company A’s revised proposals implied a comparatively lower nominal market value for each outstanding share of Embarq common stock than the proposals received on October 16, 2008 and October 21, 2008, respectively, this was due to the market decline in the values of each of CenturyTel’s and Company A’s common stock prices, and in fact the proposed exchange ratios submitted on October 25, 2008 as part of the revised proposals and the premiums implied by the proposals had increased.

On October 26, 2008, the Embarq board held a meeting at which the company’s senior management and outside legal and financial advisors were present. Prior to the meeting, the Embarq board was provided with a summary of the proposed merger agreements and copies of the most recent drafts of the merger agreement from CenturyTel and Company A. Also prior to the meeting, the Embarq board of directors was provided with a summary of J.P. Morgan’s financial analyses of the potential transactions and the potential stand-alone options available to Embarq and due diligence materials, including synergy estimates, with respect to CenturyTel and Company A. At the meeting, members of Embarq’s senior management updated the board on the conclusion of discussions with CenturyTel and Company A and reviewed with the board the strategic rationale and potential risks and benefits of the proposed transactions. The Embarq board also received separate presentations via telephone from Mr. Post and the chief executive officer of Company A. Representatives of Cravath and Morris Nichols reviewed with the board the fiduciary duties of directors in the context of considering Embarq’s strategic alternatives, including the proposed transactions, and referred to discussions at prior board meetings. Representatives of Cravath also reviewed with the board the proposed terms of the merger agreements and related matters. The Embarq board also received an overview of the regulatory approval process for the proposed transactions and was also updated on certain regulatory developments and proceedings in the industry. Representatives of J.P. Morgan reviewed J.P. Morgan’s financial analyses of the proposed transactions and indicated they were prepared to deliver J.P. Morgan’s opinion to the Embarq board of directors (which was subsequently confirmed in writing) to the effect that, as of October 26, 2008, and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the exchange ratio in the CenturyTel merger was fair, from a financial point of view, to the holders of Embarq common stock. Following these presentations, the Embarq board considered the revised proposals and the relative strategic benefits of each proposed transaction in a consolidating industry including, with respect to CenturyTel, the likelihood that expected synergies would be realized; the strength of the combined company’s balance sheet, including the fact that both Embarq and CenturyTel were investment grade companies; the impact, including with respect to timing, on the regulatory approval process of such ratings; and the anticipated market value and trading multiples of the combined company’s common stock. After a lengthy discussion, all members of management, including Mr. Gerke, left the meeting and further discussions were conducted among the non-executive directors and representatives of Cravath and Morris Nichols. Following the additional discussions and deliberation, Mr. Gerke and Ms. Claudia S. Toussaint, general counsel and corporate secretary, rejoined the meeting and the Embarq directors present unanimously declared that the merger agreement and merger with CenturyTel were advisable and in the best interests of Embarq’s stockholders, approved the merger agreement and the merger with CenturyTel in accordance with Delaware law and recommended that Embarq’s stockholders adopt the merger agreement. The Embarq board authorized the appropriate officers of Embarq to finalize, execute and deliver the merger agreement and related documentation.

Following the Embarq board meeting, CenturyTel management, Embarq management, Wachtell, Lipton, Jones Walker and Cravath worked to finalize the merger agreement.

That evening, the CenturyTel board met with CenturyTel’s management and legal and financial advisors. Barclays Capital and Morgan Stanley reviewed with the CenturyTel board their joint financial analysis of the consideration provided for in the proposed merger. Wachtell, Lipton reviewed the legal terms of the proposed merger agreement, including the proposed governance of the combined company, and management reviewed the proposed terms of debt financing commitments. Barclays Capital delivered to the CenturyTel board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 26, 2008, to the effect that, as of that date and based upon the factors and subject to the assumptions set forth in such opinion, the 1.37 exchange ratio provided for in the proposed merger was fair, from a financial point of view, to CenturyTel, as more fully described below under the caption “Opinions of CenturyTel’s Financial Advisors — Barclays Capital Inc.” Morgan Stanley delivered its written opinion, attached hereto as Annex C, to the CenturyTel board of directors to the effect that, as of October 26, 2008, and based upon the factors and subject to the assumptions set forth in the written opinion, the consideration to be paid by CenturyTel pursuant to the merger agreement was fair from a financial point of view to CenturyTel, as more fully described below under the caption “Opinions of CenturyTel’s Financial Advisors — Morgan Stanley.” Following discussion, the board unanimously (a) determined that the proposed merger agreement and the transactions contemplated thereby, including the merger, the issuance of CenturyTel shares in connection with the merger and the CenturyTel charter amendment to eliminate special ten-vote voting rights of long-term CenturyTel shareholders, was advisable to and in the best interests of CenturyTel and its shareholders, (b) adopted resolutions approving the proposed merger agreement and the transactions contemplated thereby and (c) recommended, subject to the terms and conditions in the proposed merger agreement, that CenturyTel’s shareholders approve the issuance of shares in connection with the merger and the CenturyTel charter amendment to eliminate special ten-vote voting rights.

Following the board meetings, Embarq and CenturyTel and their respective legal advisors finalized the merger agreement, the terms of which are more fully described below under the caption “— The Merger Agreement.” The merger agreement was then executed by Embarq, CenturyTel and Cajun Acquisition Company. On October 27, 2008, before the opening of trading on the NYSE, Embarq and CenturyTel issued a joint press release announcing the merger.

CenturyTel’s Reasons for the Merger; Recommendation of the Stock Issuance by the CenturyTel Board of Directors

In evaluating the merger agreement and the stock issuance proposal, the CenturyTel board of directors consulted with CenturyTel’s management and legal and financial advisors. In reaching its decision, the CenturyTel board of directors considered a number of factors, including the following factors which the CenturyTel board viewed as generally supporting its decision to approve and enter into the merger and the merger agreement and recommend that CenturyTel shareholders vote FOR approval of the issuance of CenturyTel common stock in connection with the merger.

Strategic Considerations.  The CenturyTel board believes the merger will provide a number of significant strategic opportunities, including the following:

•	The CenturyTel board believes that the combined company’s broader footprint and network capacity, with combined operations in 33 states with approximately eight million access lines, will give it more diversity of markets and revenues and position it to better service customers by creating enhanced marketing opportunities and achieving significant network and operational synergies;

•	the significantly greater scale and scope of the combined company’s operations will better enable it to take advantage of growth opportunities, including in the areas of use of 700 MHz spectrum, broadband services, and other advanced products and services;

•	the complementary nature of the respective customer bases, services and skills of CenturyTel and Embarq is expected to result in substantial opportunities to enhance the capabilities of both companies;

•	the expectation that the merger will create a strong financial profile, with the combined company expected to have a sound capital structure with reduced leverage relative to earnings, return significant dividends to shareholders, and realize a positive impact on CenturyTel’s free cash flow per share beginning in the first full year following the merger; and

•	the expectation that the combined company will achieve approximately $400 million in annual cost savings and revenue opportunities within three years, coming from, among other things, network and operational efficiencies, leveraging combined purchasing power, consolidating administrative activities, sharing support infrastructure and best practices, and improved broadband penetration.

Other Factors Considered by the CenturyTel Board.  In addition to considering the strategic factors described above, the CenturyTel board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	its knowledge of CenturyTel’s business, operations, financial condition, earnings and prospects and of Embarq’s business, operations, financial condition, earnings and prospects, taking into account the results of CenturyTel’s due diligence review of Embarq;

•	the current and prospective competitive climate in the industry in which CenturyTel and Embarq operate, including the potential for further consolidation, and the alternatives reasonably available to CenturyTel if it did not pursue the merger;

•	the opinion of Barclays Capital, dated October 26, 2008, to the CenturyTel board of directors to the effect that, as of that date, and based upon the factors and subject to the assumptions set forth in such opinion, the 1.37 exchange ratio was fair, from a financial point of view, to CenturyTel, as more fully described below under the caption “Opinions of CenturyTel’s Financial Advisors — Barclays Capital Inc.”;

•	the opinion of Morgan Stanley delivered to the CenturyTel board of directors to the effect that, as of October 26, 2008, and based upon the factors and subject to the assumptions set forth in the written opinion, the consideration to be paid by CenturyTel pursuant to the merger agreement was fair from a financial point of view to CenturyTel, as more fully described below under the caption “Opinions of CenturyTel’s Financial Advisors — Morgan Stanley”;

•	the terms and conditions of the merger agreement, including the strong commitments by both CenturyTel and Embarq to complete the merger, and the likelihood of completing the merger on the anticipated schedule;

•	the premium to Embarq stockholders implied by the exchange ratio and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of CenturyTel stock between the date of the merger agreement and the date of the consummation of the merger;

•	the anticipated market capitalization, revenues, free cash flow, and capital structure of the combined company;

•	the expectation that the merger will reduce CenturyTel’s reliance on revenues subject to reduction by regulatory initiatives currently under consideration;

•	the similarity of the corporate cultures of CenturyTel and Embarq; and

•	the opportunity to combine two strong senior management teams, as described under “— Board of Directors and Management Following the Merger,” with the result that Mr. Post will continue as Chief Executive Officer of the combined company, Admiral Owens will serve as non-executive Chairman of the Board, Mr. Gerke will serve as an executive Vice Chairman, Mr. Perry will continue as a non-executive Vice Chairman, Mr. Ewing will continue to serve as Executive Vice President and Chief Financial Officer, Ms. Puckett will continue to serve as President and Chief Operating Officer, and the board of directors of the combined company will consist of eight CenturyTel-selected directors and seven Embarq-selected directors.

The CenturyTel board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of CenturyTel and Embarq and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing all the anticipated cost savings and operational synergies between CenturyTel and Embarq and the risk that other anticipated benefits might not be realized;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the financial results of the combined company; see the section entitled “— Regulatory Approvals Required for the Merger” beginning on page 69.

•	the risk that changes in the regulatory landscape or new technological developments may adversely affect the business benefits anticipated to result from the merger; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CenturyTel board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to CenturyTel shareholders. In addition, individual members of the CenturyTel board of directors may have given differing weights to different factors. The CenturyTel board of directors conducted an overall review of the factors described above, including thorough discussions with CenturyTel’s management and outside legal and financial advisors.

The CenturyTel board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance and the CenturyTel charter amendment to eliminate special ten-vote voting rights of CenturyTel shareholders, are advisable and in the best interests of CenturyTel and its shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The CenturyTel board of directors unanimously recommends that the CenturyTel shareholders vote “FOR” the proposal to issue shares of CenturyTel common stock in the merger.

Embarq’s Reasons for the Merger; Recommendation of the Merger by the Embarq Board of Directors

In reaching its conclusion, the board of directors of Embarq consulted with its management and legal, financial and other advisors, and considered a variety of factors weighing in favor of or relevant to the merger, including the factors listed below.

Expected Strategic Benefits of the Merger.  The combination of CenturyTel and Embarq is expected to result in several significant strategic benefits to the combined company and Embarq stockholders, including the following:

•	Creation of a combined company with greater scale of markets and revenues, and increased ability to implement strategic plans;

•	The expected synergy benefits, comprising approximately $400 million in annual cost savings and enhanced revenue opportunities within three years of operations;

•	The investments in certain information technology and network enhancements, including the 700 MHz spectrum, by CenturyTel and the expected improvement in operational efficiency and capability associated with such investments when combined with Embarq’s assets; and

•	The expected capital structure, market capitalization and strengthened balance sheet of the combined company after the merger, including the potential for the combined company to participate in further industry consolidation and other strategic opportunities.

Other Factors Considered.  During the course of its deliberations relating to the merger agreement and the merger, the board of directors of Embarq considered the following factors in addition to the benefits described above:

•	Based on the closing prices of the common stock of Embarq and CenturyTel as of October 24, 2008, the trading day immediately prior to the date of the merger agreement, the merger consideration represented at that time a premium of approximately 36% to Embarq stockholders over the Embarq nominal market value;

•	Embarq stockholders will receive the merger consideration (excluding any cash received in lieu of fractional shares) in the form of shares of CenturyTel common stock, which will allow Embarq stockholders to share in growth and other opportunities of the combined company, including the expected realization of synergies, after the merger;

•	The business operations and prospects of each of Embarq, CenturyTel and the combined company, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of common stock of Embarq and CenturyTel;

•	The strategic alternatives available to Embarq, including the alternatives available to Embarq if it proceeded on a stand-alone basis or engaged in an alternative business combination, and the potential for further consolidation in the industry or for other strategic transactions;

•	Management’s view of the expected realization of synergies following the combination of Embarq and CenturyTel, the strength of the combined company’s balance sheet, including the fact that both Embarq and CenturyTel were investment grade companies and the impact, including with respect to timing, on the regulatory approval process of such ratings, and the anticipated market value and trading multiples of the combined company’s common stock, which compared favorably to the assessment of the proposal received from Company A;

•	In comparison to the proposal received from CenturyTel, the higher nominal market value of the Company A proposal based on the closing prices of each of CenturyTel’s and Company A’s stock on October 24, 2008, the last trading day prior to submission of the proposals;

•	The achievability of the forecasts relating to Embarq’s stand-alone business, as well as the combined businesses of Embarq and CenturyTel on a pro forma basis, which were prepared by management and shared with the Embarq board of directors and Embarq’s financial advisors;

•	The current and prospective regulatory landscape under which Embarq and CenturyTel operate;

•	The financial analyses reviewed and discussed with the Embarq board of directors by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan to the Embarq board of directors on October 26, 2008 (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the exchange ratio to holders of shares of common stock of Embarq;

•	The structure of the merger and terms and conditions of the merger agreement, including the strength of commitments by both Embarq and CenturyTel to complete the merger and the governance arrangements. See the section entitled “— The Merger Agreement” beginning on page 73;

•	Embarq’s knowledge of CenturyTel’s management, business, operations, financial condition and prospects supplemented by the results of the due diligence investigations of CenturyTel by Embarq’s management and financial and other advisors; and

•	The similarity of the corporate cultures of Embarq and CenturyTel.

The board of directors of Embarq weighed these factors against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	The risk of not capturing all of the anticipated synergies between Embarq and CenturyTel and the risk that other anticipated benefits might not be fully realized;

•	The risk that integration of the two businesses may be more costly, and may divert management attention for a greater period of time, than anticipated;

•	The risk that changes in the regulatory landscape may adversely affect the benefits anticipated to result from the merger, including the possibility that such changes could disproportionately impact CenturyTel in an adverse manner;

•	The conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances;

•	The risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Embarq stockholders; and

•	The other risks described in the section entitled “Risk Factors” beginning on page 14 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

This discussion of the information and factors considered by the board of directors of Embarq includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the board of directors of Embarq. The board of directors of Embarq did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Embarq stockholders. Rather, the board of directors of Embarq viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the board of directors of Embarq may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Embarq and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement-prospectus, beginning on page 23.

The board of directors of Embarq, by the unanimous vote of the directors present, believes that the terms of the merger are advisable and in the best interests of Embarq and its stockholders and has approved the terms of the merger agreement and the merger and recommends that the stockholders of Embarq vote “FOR” the proposal to adopt the merger agreement.

Opinions of CenturyTel’s Financial Advisors

Barclays Capital Inc.

CenturyTel engaged Barclays Capital to act as a financial advisor to CenturyTel in connection with the proposed merger. On October 26, 2008, at a meeting of the CenturyTel board of directors held to evaluate the merger, Barclays Capital rendered to the CenturyTel board of directors an oral opinion, which was confirmed by delivery of a written opinion dated that date, to the effect that, as of that date and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the 1.37 exchange ratio provided for in the merger was fair, from a financial point of view, to CenturyTel.

The full text of Barclays Capital’s written opinion, dated October 26, 2008, is attached as Annex B to this joint proxy statement-prospectus. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following summary of Barclays Capital’s opinion is qualified in its entirety by reference to the full text of the opinion. Barclays Capital’s opinion is addressed to the CenturyTel board of directors, relates only to the fairness, from a financial point of view, to CenturyTel of the exchange ratio provided for in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed merger or any other matter.

The terms of the proposed merger were determined through negotiations between CenturyTel and Embarq, and the decision to enter into the merger agreement was solely that of the CenturyTel board of directors and was approved by the CenturyTel board of directors. Barclays Capital did not recommend any specific form of consideration to CenturyTel or that any specific form of consideration constituted the only appropriate consideration for the proposed merger. Barclays Capital’s opinion was only one of many factors considered by the CenturyTel board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the CenturyTel board of directors or management with respect to the merger or the consideration payable in the merger.

In arriving at its opinion, Barclays Capital, among other things:

•	reviewed the merger agreement and the financial terms of the proposed merger;

•	reviewed and analyzed publicly available information concerning Embarq and CenturyTel that Barclays Capital believed to be relevant to its analysis, including Embarq’s and CenturyTel’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, respectively, and other relevant filings with the SEC;

•	reviewed and analyzed drafts of Embarq’s and CenturyTel’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2008;

•	reviewed and analyzed financial and operating information with respect to Embarq’s business, operations and prospects furnished to Barclays Capital by Embarq, including certain financial forecasts of Embarq prepared by Embarq’s management;

•	reviewed and analyzed financial and operating information with respect to Embarq’s and CenturyTel’s businesses, operations and prospects furnished to Barclays Capital by CenturyTel, including financial forecasts of Embarq and CenturyTel prepared by CenturyTel’s management;

•	reviewed and analyzed certain cost savings, operating and revenue synergies and other strategic benefits expected by CenturyTel’s management to result from the proposed merger;

•	reviewed and analyzed a trading history of Embarq’s common stock and CenturyTel’s common stock and a comparison of that trading history with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of Embarq’s and CenturyTel’s historical financial results and present financial condition with each other and with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed merger with the financial terms of certain other recent transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed the relative contributions of Embarq and CenturyTel to the combined company on a pro forma basis;

•	reviewed and analyzed the potential pro forma financial impact of the proposed merger on the combined company after taking into account estimated synergies expected to be realized from the merger, which estimated merger synergies were prepared by CenturyTel’s management;

•	had discussions with CenturyTel’s and Embarq’s managements concerning CenturyTel’s and Embarq’s businesses, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information that was publicly available or provided or otherwise made available to, or discussed with, Barclays Capital by CenturyTel or Embarq without any independent verification of such information and Barclays Capital further relied upon the assurances of CenturyTel’s and Embarq’s managements that they were not aware of any facts or circumstances that would make any information that such company provided or otherwise made available to, or discussed with, Barclays Capital inaccurate or misleading. With respect to the financial forecasts for Embarq, Barclays Capital discussed with CenturyTel’s management the financial forecasts prepared by Embarq and the financial forecasts prepared by CenturyTel’s management and, at CenturyTel’s direction, Barclays Capital relied upon the financial forecasts prepared by CenturyTel’s management for purposes of its opinion. With respect to the financial forecasts for Embarq and CenturyTel and estimated synergies expected to be realized from the merger prepared by CenturyTel’s management, Barclays Capital assumed, with CenturyTel’s consent, that such forecasts and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of CenturyTel’s management as to the future financial performance of Embarq and CenturyTel and that the amount and timing of such estimated synergies were reasonable and would be realized substantially in accordance with such estimates. Barclays Capital assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions on which they were based.

In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Embarq or CenturyTel and did not make or obtain any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Embarq or CenturyTel. Barclays Capital assumed, with CenturyTel’s consent, that there had been no material change in Embarq’s or CenturyTel’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Barclays Capital and that there were no material undisclosed liabilities of Embarq or CenturyTel for which appropriate reserves or other provisions had not been made. Barclays Capital relied, without independent verification and with CenturyTel’s consent, upon the assessments of CenturyTel’s management as to (i) the ability of CenturyTel to integrate CenturyTel’s and Embarq’s businesses and operations and (ii) Embarq’s and CenturyTel’s existing and future relationships, agreements and arrangements with, and CenturyTel’s ability to retain, key employees. Barclays Capital also assumed, with CenturyTel’s consent, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the proposed merger would be obtained without adverse affect on Embarq, CenturyTel or the proposed merger in any respect material to Barclays Capital’s opinion and that the proposed merger would qualify for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code. Barclays Capital was not requested to, and its opinion does not in any manner, address CenturyTel’s underlying business decision to proceed with or effect the proposed merger. Barclays Capital expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed merger, or any class of such persons, relative to the consideration paid in the proposed merger or otherwise. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its letter. Barclays Capital did not assume any responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its letter, including, without limitation, changes in the credit, financial and stock markets, which have been experiencing unusual volatility and Barclays Capital expressed no opinion or view as to the potential effects, if any, of such volatility on Embarq, CenturyTel or the proposed merger. In addition, Barclays Capital expressed no opinion as to the prices at which shares of (i) CenturyTel’s common stock or Embarq’s common stock would trade at any time following the announcement of the proposed merger or (ii) CenturyTel’s common stock would trade at any time following the consummation of the proposed merger. The issuance of Barclays Capital’s opinion was approved by Barclays Capital’s fairness opinion committee. Except as described above, CenturyTel imposed no other instructions or limitations on Barclays Capital with respect to the investigations made or the procedures followed by it in rendering its opinion.

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The CenturyTel board of directors selected Lehman Brothers (certain assets of which, including its North American investment banking franchise, were acquired by Barclays Capital) because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

As compensation for its services, CenturyTel has agreed to pay Barclays Capital a fee of $16,000,000 in the aggregate, a portion of which was payable upon rendering of its opinion and approximately $14,500,000 of which is contingent upon the consummation of the merger. In addition, CenturyTel has agreed to reimburse Barclays Capital for expenses incurred in connection with the proposed merger and to indemnify Barclays Capital and related parties for certain liabilities that may arise out of Barclays Capital’s engagement by CenturyTel and the rendering of Barclays Capital’s opinion. Barclays Capital and its affiliates have performed various investment banking and financial services for CenturyTel in the past and have received customary fees for such services. Specifically, in the past two years, Barclays Capital and its affiliates have acted as (i) lender under certain revolving credit facilities of CenturyTel from 2006 to 2008, certain of which facilities may be renegotiated in connection with the merger and (ii) co-manager in connection with certain note offerings of CenturyTel in 2007. Barclays Capital may continue to provide investment banking and financial services for CenturyTel in the future and expects to receive customary fees for any such services provided, including acting as a lender to CenturyTel in connection with a bridge facility that may be used by CenturyTel in connection with the merger. In the ordinary course of business, Barclays Capital actively trades in the debt and equity securities of CenturyTel and Embarq for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below under “Summary of Joint Financial Analyses.” This summary is not a complete description of Barclays Capital’s opinion or the financial analyses performed and factors considered by it in connection with its opinion. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to shares of Embarq’s common stock or CenturyTel’s common stock but rather made its determination as to the fairness, from a financial point of view, to CenturyTel of the exchange ratio provided for in the merger on the basis of various financial and comparative analyses taken as a whole. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In performing these analyses, Barclays Capital considered industry performance, general business and economic conditions and other matters existing as of the date of the opinion, many of which are beyond the control of CenturyTel, Embarq or any other parties to the proposed merger. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Barclays Capital’s analyses are inherently subject to substantial uncertainty.

Morgan Stanley & Co. Incorporated

CenturyTel retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible acquisition of Embarq. CenturyTel selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation. At the meeting of the CenturyTel board of directors on October 26, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of October 26, 2008, based upon and subject to the various considerations set forth in the opinion, the consideration to be paid by CenturyTel pursuant to the merger agreement was fair from a financial point of view to CenturyTel.

The full text of the written opinion of Morgan Stanley, dated as of October 26, 2008, is attached to this joint proxy statement-prospectus as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the CenturyTel board of directors and addresses only the fairness from a financial point of view as of the date of the opinion of the consideration to be paid by CenturyTel pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of CenturyTel or Embarq common shares as to how to vote at CenturyTel’s or Embarq’s special meeting, respectively. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Embarq and CenturyTel;

•	reviewed certain internal financial statements and other financial and operating data concerning Embarq and CenturyTel;

•	reviewed certain financial forecasts prepared by the managements of Embarq and CenturyTel;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Embarq and CenturyTel;

•	discussed the past and current operations and financial condition and the prospects of Embarq, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Embarq;

•	discussed the past and current operations and financial condition and the prospects of CenturyTel, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of CenturyTel;

•	reviewed the pro forma impact of the merger on CenturyTel’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Embarq common stock and CenturyTel common stock;

•	compared the financial performance of Embarq and CenturyTel and the prices and trading activity of Embarq common stock and CenturyTel common stock with that of certain other publicly traded companies comparable to Embarq and CenturyTel, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Embarq and CenturyTel and their financial and legal advisors;

•	reviewed the merger agreement, the commitment letter from certain lenders dated October 26, 2008, referred to as the commitment letter, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Embarq and CenturyTel, and that formed a substantial basis for its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Embarq and CenturyTel of the future financial performance of Embarq and CenturyTel. Morgan Stanley relied upon, without independent verification, the assessment by the management of CenturyTel of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of CenturyTel and Embarq; (iii) the ability to retain key employees of CenturyTel and Embarq, respectively; and (iv) the validity of, and risks associated with, CenturyTel and Embarq’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code, and that CenturyTel will obtain financing in accordance with the terms set forth in the commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CenturyTel and its legal, tax, or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Embarq’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Embarq common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Embarq, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of Morgan Stanley’s opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In connection with the review of the merger by the CenturyTel board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s view of the actual value of CenturyTel. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of CenturyTel. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described below under “Summary of Joint Financial Analyses” solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to CenturyTel and in connection with the delivery of its opinion to the CenturyTel board of directors. These analyses do not purport to be appraisals or to reflect the prices at which common shares of CenturyTel might actually trade.

The merger consideration was determined through arm’s-length negotiations between CenturyTel and Embarq and was approved by the CenturyTel board of directors. Morgan Stanley provided advice to

CenturyTel during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to CenturyTel or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to the CenturyTel board of directors was one of many factors taken into consideration by the CenturyTel board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described below should not be viewed as determinative of the view of the CenturyTel board of directors with respect to the merger consideration or of whether the CenturyTel board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of Embarq or CenturyTel for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

As compensation for its services, CenturyTel has agreed to pay Morgan Stanley a fee of $14,000,000 in the aggregate, a portion of which was payable upon rendering of its opinion and approximately $12,500,000 of which is contingent upon the consummation of the merger. CenturyTel has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, one or more of Morgan Stanley’s affiliates are providing financing services related to the merger to CenturyTel and will receive compensation related to those services. In the two years prior to the date hereof, Morgan Stanley has provided financing services for Embarq and for CenturyTel, for which it has received fees. Morgan Stanley may also seek to provide such services to CenturyTel in the future and expects to receive fees for the rendering of these services. In addition, CenturyTel has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses reviewed with the CenturyTel board of directors in connection with Barclays Capital’s and Morgan Stanley’s respective opinions, each dated October 26, 2008. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. None of CenturyTel, Embarq, Barclays Capital, Morgan Stanley or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material.

Historical Trading Prices and Equity Research Analysts’ Stock Price Targets

Barclays Capital and Morgan Stanley reviewed, for informational purposes, the range of closing prices of shares of CenturyTel’s common stock and Embarq’s common stock for the last 12 months ended on October 24, 2008. Based on such historical share price range, Barclays Capital and Morgan Stanley calculated the following implied exchange ratio reference range by dividing the low and high trading prices of Embarq common stock by the low and high trading prices of CenturyTel common stock during such period, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio

1.00x – 1.22x	1.37x

Barclays Capital and Morgan Stanley also reviewed, for informational purposes, future public market trading price targets for shares of Embarq’s common stock and CenturyTel’s common stock prepared and published by equity research analysts. Based on such share price targets, Barclays Capital and Morgan Stanley calculated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio

1.09x – 1.34x	1.37x

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Embarq’s common stock or CenturyTel’s common stock and these estimates are subject to uncertainties, including the future financial performance of Embarq and CenturyTel, as well as future financial market conditions.

Selected Company Trading Analysis

In order to assess how the public market values shares of publicly traded independent local exchange carriers, Barclays Capital and Morgan Stanley performed separate selected company trading analyses of Embarq and CenturyTel. Barclays Capital and Morgan Stanley reviewed and compared specific financial, operating and stock market data relating to Embarq and CenturyTel with each other and with the following two selected publicly held independent local exchange carriers:

•	Windstream Corporation; and

•	Frontier Communications Corporation.

Barclays Capital and Morgan Stanley calculated and compared various financial multiples and ratios of the selected companies, Embarq and CenturyTel, including, among other things, the ratio of each company’s enterprise value, calculated as the market capitalization of each company (based on each company’s fully diluted shares and closing stock price as of October 24, 2008, the last trading day prior to delivery of Barclays Capital’s and Morgan Stanley’s respective opinions), plus debt, less cash, cash equivalents and other adjustments, to its calendar year 2009 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Barclays Capital and Morgan Stanley also calculated the ratio of each company’s market capitalization to its calendar year 2009 estimated levered free cash flows, commonly referred to as LFCF. Estimated financial data of the selected companies, Embarq and CenturyTel utilized in the calculation of the selected multiples were based on publicly available financial data. Barclays Capital and Morgan Stanley then calculated an implied per share equity reference range for Embarq by applying a range of selected multiples of calendar year 2009 estimated EBITDA and LFCF derived from CenturyTel and the selected companies of 4.0x to 5.0x and 4.5x to 6.5x, respectively, to corresponding data of Embarq. Barclays Capital and Morgan Stanley also calculated an implied per share equity reference range for CenturyTel by applying a range of selected multiples of calendar year 2009 estimated EBITDA and LFCF derived from Embarq and the selected companies of 5.0x to 6.0x and 5.5x to 7.0x, respectively, to corresponding data of CenturyTel. Estimated financial data of Embarq and CenturyTel were based on internal estimates of CenturyTel’s management. Based on these implied per share equity reference ranges, this analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on:
2009E EBITDA	2009E LFCF	Exchange Ratio

0.98x – 1.13x	1.10x – 1.24x	1.37x

Barclays Capital and Morgan Stanley selected the companies reviewed in this analysis because, among other things, such companies operate as independent local exchange carriers and, as a result, their businesses and operating profiles are generally similar to that of Embarq and CenturyTel. However, no selected company is identical to Embarq or CenturyTel. Accordingly, Barclays Capital and Morgan Stanley believe that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Embarq, CenturyTel and the selected companies that could affect the public trading values of each also are relevant.

Selected Precedent Transactions Analysis

In order to assess how independent local exchange carriers have been valued in merger and acquisition transactions, Barclays Capital and Morgan Stanley reviewed and compared the purchase prices and financial multiples paid in the following six selected precedent transactions announced from December 2005 to July 2007 involving independent local exchange carriers or related assets:

Announcement Date	Acquiror	Target

• 7/2/2007	• Consolidated Communications Holdings, Inc.	• North Pittsburgh Systems, Inc.
• 5/29/2007	• Windstream Corporation	• CT Communications, Inc.
• 1/14/2007	• FairPoint Communications, Inc.	• New England assets of Verizon Communications Inc.
• 12/18/2006	• CenturyTel	• Madison River Communications Corp.
• 9/18/2006	• Citizens Communications Company	• Commonwealth Telephone Enterprises Inc.
• 12/9/2005	• Windstream Corporation	• Valor Communications Group Inc.

Barclays Capital and Morgan Stanley calculated transaction values in the selected precedent transactions as the ratio of the target company’s enterprise value, based on the consideration payable in the selected precedent transaction, to its latest 12 months EBITDA both before and after taking into account estimated synergies anticipated to be realized from the selected precedent transaction. Financial data (including estimated synergies) of the selected precedent transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Embarq and estimated synergies expected to be realized from the merger were based on internal estimates of CenturyTel’s management. Based on implied per share equity reference ranges for Embarq, calculated by applying ranges of selected multiples derived from the selected precedent transactions of latest 12 months EBITDA (both before and after taking into account estimated synergies from the selected precedent transactions) of 6.5x to 7.5x and 5.5x to 6.5x, respectively, to Embarq’s calendar year 2008 estimated EBITDA (both before and after taking into account estimated merger synergies, assuming Embarq would receive 100% credit for such synergies) and on CenturyTel’s closing stock price as of October 24, 2008, this analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges:
Excluding Synergies	Including Synergies	Exchange Ratio

2.61x – 3.22x	2.49x – 3.20x	1.37x

Barclays Capital and Morgan Stanley also reviewed the premiums paid in selected all-stock transactions with transaction values of between $3 billion and $8 billion in equity value paid announced from January 1, 2001 to October 15, 2008. For each transaction, Barclays Capital and Morgan Stanley calculated the premium paid by the acquiror by comparing, among other things, the announced transaction value per share to the target company’s share price one-trading day prior to announcement and the target company’s share price 30 days prior to announcement. Barclays Capital and Morgan Stanley calculated implied exchange ratios based on Embarq’s and CenturyTel’s closing stock prices as of October 24, 2008 and based on Embarq’s 30-day average closing stock price and CenturyTel’s 30-day average closing stock price ending October 24, 2008. Barclays Capital and Morgan Stanley then applied to such implied exchange ratios a range of selected premiums of 15% to 40% derived from the selected transactions. This analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges:
Based on Closing Stock	Based on 30-Day
Prices as of October 24, 2008	Average Closing Stock Price	Exchange Ratio

1.16x – 1.41x	1.23x – 1.50x	1.37x

The reasons for and the circumstances surrounding each of the transactions considered were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Embarq and the companies included in the above analyses. Accordingly, Barclays Capital and Morgan Stanley believe that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the characteristics of the selected transactions and the proposed merger that could affect the acquisition values of the selected target companies and Embarq also are relevant.

Discounted Cash Flow Analysis

Barclays Capital and Morgan Stanley performed a discounted cash flow analysis of Embarq, which is a valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Estimated financial data of Embarq and estimated synergies expected to be realized from the merger utilized in such analysis were based on internal estimates of CenturyTel’s management.

In calculating the estimated enterprise value of Embarq using the discounted cash flow methodology, Barclays Capital and Morgan Stanley added (i) the present value of Embarq’s projected after-tax unlevered free cash flows for fiscal years 2009 through 2012 to (ii) the present value of Embarq’s residual after-tax unlevered free cash flows for the fiscal years after 2012 estimated based on the projected after-tax unlevered free cash flows for fiscal year 2013, also referred to as the terminal value. The after-tax unlevered free cash flows were calculated by subtracting taxes and capital expenditures from EBITDA and adjusting for changes in working capital and other income and expenses. The terminal value was estimated by applying selected ranges of perpetual growth rates of -2.0% to 0.0% and -2.0% to 1.0% and discount rates of 7.0% to 8.0% to Embarq’s fiscal year 2013 projected unlevered free cash flows. The cash flows and terminal values were then discounted to present value using the same discount rates referenced above. Implied per share equity reference ranges for Embarq, both before and after taking into account estimated merger synergies (assuming Embarq would receive 100% credit for such synergies), were then calculated by subtracting debt and adding cash and cash equivalents from Embarq’s estimated enterprise value and dividing such amount by the fully diluted shares of Embarq’s common stock. Based on implied per share equity reference ranges for Embarq, both before and after taking into account estimated merger synergies, and on CenturyTel’s closing stock price as of October 24, 2008, this analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges
Based on Perpetual Growth Rates of (2.0)% to 0.0%:
Excluding Synergies	Including Synergies	Exchange Ratio

1.22x – 2.07x	1.90x – 2.86x	1.37x

Implied Exchange Ratio Reference Ranges
Based on Perpetual Growth Rates of (2.0)% to 1.0%:
Excluding Synergies	Including Synergies	Exchange Ratio

1.22x – 2.50x	1.90x – 3.28x	1.37x

Contribution Analysis

Barclays Capital and Morgan Stanley reviewed the relative contributions of CenturyTel and Embarq to the following estimated financial and operating metrics of the combined company for calendar year 2009, based on internal estimates of CenturyTel’s management:

•	average access telephone lines;
•	average total connections, including average total access lines plus DSL subscribers;
•	revenue;
•	EBITDA;
•	EBITDA less capital expenditures; and
•	LFCF.

Barclays Capital and Morgan Stanley calculated the following overall aggregate equity ownership percentages, adjusted for outstanding indebtedness, less cash and cash equivalents of each company, of CenturyTel and Embarq shareholders in the combined company based on these relative contributions and then compared such percentages to the aggregate pro forma equity ownership percentages of CenturyTel shareholders and Embarq stockholders, respectively, in the combined company upon consummation of the merger based on the exchange ratio provided for in the merger:

		Aggregate Pro Forma Equity
Equity Contribution Percentage Reference Ranges		Ownership Percentages Based on Exchange Ratio
CenturyTel	Embarq	CenturyTel	Embarq

18% – 35%	65% – 82%	34%	66%

Pro Forma Financial Analyses

Accretion/Dilution Analysis.  Barclays Capital and Morgan Stanley reviewed the potential pro forma financial effects of the merger on the combined company’s calendar years 2009 and 2010 estimated LFCF per share and earnings per share, commonly referred to as EPS, based on internal estimates of CenturyTel’s management and consensus estimates of publicly available equity research analysts, after taking into account certain estimated share repurchases by CenturyTel (using an estimated 20% of annual combined company LFCF) and estimated synergies expected by CenturyTel’s management to be realized from the merger, both assuming such synergies are fully realized in the first year following consummation of the merger and assuming such synergies are realized over time. Based on the exchange ratio provided for in the merger, this analysis indicated that the merger could be accretive or dilutive to CenturyTel’s calendar years 2009 and 2010 estimated LFCF per share and EPS as follows:

Based on Estimates
	of CenturyTel’s	Based on
	Management	Consensus Estimates

LFCF Per Share (synergies fully realized in the first year):
Calendar Year 2009	Accretive	Accretive
Calendar Year 2010	Accretive	Accretive
LFCF Per Share (synergies realized over time):
Calendar Year 2009	Accretive	Dilutive
Calendar Year 2010	Accretive	Accretive
EPS (synergies fully realized in the first year):
Calendar Year 2009	Accretive	Accretive
Calendar Year 2010	Dilutive	Accretive

The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Has/Gets Analysis.  Barclays Capital and Morgan Stanley also reviewed the implied relative per share value derived from the exchange ratio provided for in the merger for both CenturyTel and Embarq based on selected financial and operating metrics of CenturyTel and Embarq and implied per share equity reference ranges for CenturyTel and Embarq based on a discounted cash flow analysis. Financial and operating data of CenturyTel and Embarq, including estimated synergies expected to be realized from the merger, were based on internal estimates of CenturyTel’s management. Based on such financial and operating metrics, Barclays Capital and Morgan Stanley compared the per share values of CenturyTel and Embarq both prior to the merger (calculated by dividing each metric by the fully diluted shares of CenturyTel’s common stock and Embarq’s common stock, respectively) and after consummation of the merger (calculated by dividing each metric by the fully diluted shares of CenturyTel’s common stock and Embarq’s common stock, respectively, after taking into account the exchange ratio provided for in the merger). This comparison indicated that, based on the exchange ratio provided for in the merger, per share values of CenturyTel and Embarq could increase or (decrease) as follows:

	Per Share Value Change for:
Financial and Operating Metrics:	CenturyTel	Embarq

• average calendar year 2009 estimated access telephone lines per share	28.9%	(9.8)%
• average total connections, including average total access lines plus DSL subscribers per share	23.3%	(8.2)%
• calendar year 2009 estimated revenue per share	15.0%	(4.4)%
• calendar year 2009 estimated EBITDA per share after taking into account estimated merger synergies assuming such synergies are fully realized in the first year following consummation of the merger	16.7%	7.7%
• calendar year 2009 estimated LFCF per share after taking into account estimated merger synergies assuming such synergies are fully realized in the first year following consummation of the merger	14.1%	26.8%
• calendar year 2009 estimated LFCF per share after taking into account estimated merger synergies assuming such synergies are realized over time	1.7%	13.0%
• implied per share equity reference ranges based on the discounted cash flow analysis	13.9%	32.1%
• leverage	(0.3x)	(0.2x)

Opinion of J.P. Morgan as Embarq’s Financial Advisor

Embarq retained J.P. Morgan as its financial advisor for the purpose of advising Embarq in connection with the merger and to evaluate whether the exchange ratio in the merger was fair, from a financial point of view, to the holders of common stock of Embarq. At the meeting of the board of directors of Embarq on October 26, 2008, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing to the board of directors of Embarq, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the exchange ratio of 1.37 shares of CenturyTel common stock for each share of Embarq common stock in the proposed merger was fair, from a financial point of view, to the holders of common stock of Embarq. The J.P. Morgan written opinion, dated October 26, 2008, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated October 26, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex D. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the board of directors of Embarq, addresses only the fairness, from a financial point of view, to the holders of common stock of Embarq of the exchange ratio in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of Embarq in connection with its consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. In addition, the J.P. Morgan opinion does not in any manner address the prices at which Embarq or CenturyTel common stock will trade following the date of the opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	Reviewed a draft dated October 25, 2008 of the merger agreement;

•	Reviewed certain publicly available business and financial information concerning Embarq and CenturyTel and the industries in which they operate;

•	Compared the financial and operating performance of Embarq and CenturyTel with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of Embarq common stock and CenturyTel common stock and certain publicly traded securities of such other companies;

•	Reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Embarq and CenturyTel relating to their respective businesses (with such information related to CenturyTel as adjusted by the management of Embarq), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (with respect to which, at the direction of the management of Embarq, J.P. Morgan relied on Embarq’s view), referred to as the Synergies; and

•	Performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Embarq and CenturyTel with respect to certain aspects of the merger, and the past and current business operations of Embarq and CenturyTel, the financial condition and future prospects and operations of Embarq and CenturyTel, the effects of the merger (including the Synergies) on the financial condition and future prospects of Embarq and CenturyTel, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Embarq and CenturyTel or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Embarq and CenturyTel under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of Embarq and CenturyTel to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Embarq and CenturyTel in the merger agreement are true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by Embarq or its advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Embarq or CenturyTel or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to the holders of Embarq common stock of the exchange ratio in the proposed merger. J.P. Morgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of Embarq, or as to the underlying decision by Embarq to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to holders of Embarq common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which shares of Embarq or CenturyTel common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the board of directors of Embarq on October 26, 2008. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Estimates

In performing its analysis of Embarq, J.P. Morgan (1) relied upon estimates provided by the management of Embarq prepared in connection with the proposed merger for the period 2008 and 2009, plus an extrapolation of such estimates for the period beginning 2010 and ending 2018 approved by the management of Embarq, which are referred to in this document as the Embarq Management Estimates, and (2) reviewed Wall Street analyst projections for the period 2008 and 2009, plus an extrapolation of such estimates for the period beginning 2010 and ending 2018 approved by the management of Embarq, which are referred to in this document as the Embarq Street Estimates. In performing its analysis of CenturyTel, J.P. Morgan (1) relied upon estimates prepared by the management of CenturyTel (as adjusted by the management of Embarq) prepared in connection with the proposed merger for the period 2008 and 2009, plus an extrapolation of such estimates for the period beginning 2010 and ending 2018 approved by the management of Embarq, which are referred to in this document as the Adjusted CenturyTel Management Estimates, and (2) reviewed Wall Street analyst projections for the period 2008 and 2009, plus an extrapolation of such estimates for the period beginning 2010 and ending 2018 approved by the management of Embarq, which are referred to in this document as the CenturyTel Street Estimates.

The forecasts furnished to J.P. Morgan for Embarq and CenturyTel were prepared by the managements of Embarq and CenturyTel in connection with the proposed merger. Neither Embarq nor CenturyTel publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were prepared in connection with the proposed merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

Historical Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market price of CenturyTel common stock and Embarq common stock over the previous year and calculated the implied historical exchange ratios during this period by dividing the daily closing prices per share of Embarq common stock by those of CenturyTel common stock and the average of those implied historical exchange ratios for the one-month, three-month, six-month and one-year periods ending October 24, 2008 as well as the 52-week high and low exchange ratios for the year ending October 24, 2008, and compared such implied historical exchange ratios to the October 24, 2008 implied exchange ratio and the 1.370x exchange ratio in the proposed merger. The analysis resulted in the following implied exchange ratios (rounded to the nearest thousandth):

			Implied Premium
			(Discount) of
			10/24/08	Implied Premium
	Implied Exchange		Closing Price	(Discount) of
Implied Exchange Ratio Analysis — Historical-Based	Ratio		to Historical	Exchange Ratio

Current (10/24/08)	1.008	x	—	35.9%
1-month average	1.055	x	(4.4)%	29.9%
3-month average	1.162	x	(13.3)%	17.9%
1-year average	1.220	x	(17.3)%	12.3%
52-week high	1.436	x	(29.8)%	(4.6)%
52-week low	0.974	x	3.5%	40.6%

J.P. Morgan noted that an historical stock trading analysis is not a valuation methodology and that such analysis was presented merely for informational purposes.

Selected Publicly Traded Companies

Using publicly available information, J.P. Morgan compared the financial and operating performance of Embarq and CenturyTel with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to Embarq and CenturyTel’s business. The companies were as follows:

•	Embarq;

•	CenturyTel;

•	Windstream Communications; and

•	Frontier Communications Corporation.

These companies were selected, among other reasons, because they compete in the rural local exchange carrier (RLEC) sector with similar competitive dynamics and growth potential.

J.P. Morgan reviewed, among other information, the market value of the particular company’s equity compared to calendar year 2008 projected EBITDA less capital expenditures, net cash interest expense, change in working capital and cash taxes normalized to exclude the effect of net operating losses (NOLs) and other one time and non-cash items, referred to as levered free cash flow (LFCF), to determine a range of multiples of the ratio of equity value to 2008 estimated LFCF for the selected companies.

The analysis indicated that such multiples ranged from a low of 4.0x to a high of 5.3x. J.P. Morgan applied a range of 4.0x-5.0x (derived from such analysis) to Embarq and CenturyTel and calculated an implied per share equity value of common stock for each using estimated LFCF for each company as provided by management of Embarq for fiscal year 2008 (without incorporating the impact of the Synergies). In doing so, it arrived at an implied equity value range of approximately $29.98 to $37.48 per share based on such estimated LFCF of Embarq common stock and an implied equity value range of $23.84 to $29.79 per share based on such estimated LFCF of CenturyTel common stock. J.P. Morgan then calculated (a) the ratio of the lowest implied equity value per share for Embarq to the highest implied equity value per share for CenturyTel and (b) the ratio of the highest implied equity value per share for Embarq to the lowest implied equity value per share for CenturyTel to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 1.370x:

Implied Exchange Ratio Analysis — Trading Multiples-Based

1.006x – 1.572x

Relative Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for each of Embarq and CenturyTel for the purpose of determining a fully diluted implied equity value per share for each company on a stand-alone basis (i.e., without Synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. J.P. Morgan calculated the relative value of the unlevered free cash flows that CenturyTel and Embarq are expected to generate for fiscal years 2008 through 2018 implied by the Embarq Management Estimates and Adjusted CenturyTel Management Estimates and implied by the Embarq Street Estimates and the CenturyTel Street Estimates.

The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Embarq and CenturyTel. J.P. Morgan also calculated a range of terminal values for both Embarq and CenturyTel at the end of the 10-year period ending 2018 by applying a perpetual revenue growth rate ranging from (0.50%) to 0.50%.

As part of the total implied equity value calculated for Embarq, J.P. Morgan calculated (a) the present value of the estimated net operating loss carryforward balance, referred to as NOLs, as of June 30, 2009, (b) the present value of the estimated pension contributions as of June 30, 2009 and (c) the book value of the outstanding financial debt minus cash, cash equivalents and marketable securities, in each case as approved by the management of Embarq. As part of the total implied equity value calculated for CenturyTel, J.P. Morgan calculated (a) the present value of the estimated pension contributions as of June 30, 2009, (b) an unconsolidated investment reflecting CenturyTel’s wireless spectrum acquisition and (c) the book value of the outstanding financial debt minus cash, cash equivalents and marketable securities, in each case as approved by the management of Embarq.

Using the Embarq Management Estimates, the analysis indicated an implied equity value for Embarq ranging from $50.65 to $64.85 per share. Using the Embarq Street Estimates, the analysis indicated an implied equity value for Embarq ranging from $37.50 to $49.52 per share. Using the Adjusted CenturyTel Management Estimates, the analysis indicated an implied equity value for CenturyTel ranging from $34.86 to $44.52 per share. Using the CenturyTel Street Estimates, the analysis indicated an implied equity value for CenturyTel ranging from $29.23 to $38.25 per share.

J.P. Morgan compared the results for the Embarq Management Estimates to the Adjusted CenturyTel Management Estimates. J.P. Morgan also compared the results for the Embarq Street Estimates to the CenturyTel Street Estimates. For each comparison, J.P. Morgan compared the highest implied equity value per share for Embarq to the lowest implied equity value per share for CenturyTel to derive the highest relative ownership implied by each pair of estimates. J.P. Morgan also compared the lowest implied equity value per share for Embarq to the highest implied equity value per share for CenturyTel to derive the lowest relative ownership implied by each pair of estimates. These relative equity ownerships yielded the following implied exchange ratios, as compared to the exchange ratio in the merger of 1.370x:

Implied Exchange Ratio Analysis — Discounted Cash Flow-based

Embarq Management Estimates to Adjusted CenturyTel Management Estimates
1.138x - 1.860x
Embarq Street Estimates to CenturyTel Street Estimates
0.980x - 1.694x

Value Creation Analysis

J.P. Morgan conducted a value creation analysis that compared the implied equity value per share of Embarq common stock derived from the midpoint of the discounted cash flow analysis on a stand-alone basis using the Embarq Management Estimates to the implied equity value per share of Embarq common stock pro forma for the merger. The pro forma implied equity value per Embarq share was equal to Embarq’s pro forma ownership (based on the 66.1%/33.9% Embarq/CenturyTel ownership split) of: (1) (a) the midpoint of Embarq’s stand-alone discounted cash flow implied equity value based on the Embarq Management Estimates

(including the present value of the expected tax shield from NOLs and the present value of pension contributions), plus (b) the midpoint of CenturyTel’s stand-alone discounted cash flow implied equity value based on the Adjusted CenturyTel Management Estimates (including the present value of pension contributions and value of the unconsolidated investment reflecting CenturyTel’s wireless spectrum acquisition), plus (c) the present value of the Synergies, less (d) the present value of integration costs, less (e) transaction fees and expenses, divided by (2) pro forma diluted shares outstanding. The value creation analysis yielded the following pro forma implied equity value accretion per Embarq share using the estimate for Synergies and realization costs of the management of Embarq:

Implied Embarq Pro Forma
Value Accretion

Embarq synergy view	23.1%

The value creation analysis was also sensitized for 50% Synergy realization, and under that scenario the Embarq management estimate of the Synergies and realization costs yielded 10.1% pro forma implied equity value accretion per Embarq share and the CenturyTel management estimate of the Synergies and realization costs yield 7.3% pro forma implied equity value accretion per Embarq share.

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Embarq or CenturyTel. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for both Embarq and CenturyTel, including forecasts with respect to Embarq and CenturyTel which were made available to J.P. Morgan by or on behalf of Embarq. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The exchange ratio and other terms of the merger were determined through arm’s-length negotiations between Embarq and CenturyTel.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Embarq to advise Embarq in connection with the merger and to deliver a fairness opinion to the board of directors of Embarq addressing the fairness from a financial point of view of the exchange ratio in the proposed merger to the holders of common stock of Embarq as of the date of such opinion.

For services rendered in connection with the merger (including the delivery of its opinion), Embarq has agreed to pay J.P. Morgan $20,000,000, substantially all of which is dependent on completion of the merger. In addition, Embarq has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

J.P. Morgan and its affiliates have performed in the past, and may continue to perform, certain services for Embarq, CenturyTel and their respective affiliates, all for customary compensation or other financial benefits including, during the last two years, (a) acting as joint lead bookrunner in connection with CenturyTel’s offering of $500 million of 6.0% senior notes due 2017 and $250 million of 5.5% senior notes due 2013 in March 2007 and (b) as agent bank and a lender under outstanding credit facilities of CenturyTel. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Embarq or CenturyTel for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Financial Interests of Embarq Directors and Officers in the Merger

In considering the recommendation of the Embarq board of directors that you vote to adopt the merger agreement, you should note that some Embarq directors and executive officers have financial interests in the merger pursuant to employment agreements and various corporate benefit and incentive plans, that are different from, or in addition to, those of other Embarq stockholders generally. The board of directors of Embarq was aware of these differences and considered them, among other matters, in approving the merger agreement. The agreements and plans generally provide for payments and benefits:

•	upon the consummation of a change in control; or

•	upon the termination of an executive’s employment with Embarq under certain circumstances following a change in control.

For purposes of all of the Embarq employment agreements and plans described below, the completion of the merger will constitute a “Change in Control.”

Positions with the Combined Company

Following the completion of the merger, certain members of the Embarq board of directors will continue to be directors of the combined company, and certain of the executive officers of Embarq will continue to be executive officers of the combined company, as described below under “— Board of Directors and Management After the Merger.”

Equity Compensation Awards

Equity Incentive Plans and Award Agreements Thereunder.  Stock options and restricted stock units awarded to Embarq’s executive officers under Embarq’s 2006 Equity Incentive Plan are subject to accelerated vesting or settlement following the executive’s involuntary termination of employment by Embarq without cause, or, in some cases, by the executive for good reason within one year following a Change in Control (or, for Mr. Gerke, within two years following a Change in Control) if the participant has been continuously employed from the date of grant to the date of a Change in Control. Generally, the award agreements issued in connection with these awards provide that the awards will be subject to accelerated vesting at the conclusion of the severance period following the executive’s termination of employment. None of Embarq’s executive officers holds outstanding awards under Embarq’s 2008 Equity Incentive Plan.

Based on Embarq equity compensation holdings as of          , and assuming a closing date of April 30, 2009, upon consummation of the merger and a simultaneous termination of each executive officer’s employment under the circumstances described above, the following table sets forth for each of Thomas A. Gerke, Gene M. Betts, Thomas J. McEvoy, Dennis G. Huber, Harrison S. Campbell, William E. Cheek, Richard B. Green, E.J. Holland, Jr. and Claudia S. Toussaint the amount that such individual would receive in respect of vesting of unvested equity compensation awards that are currently outstanding, and the number of such awards. Amounts are based on a price of per share of CenturyTel common stock of $      (the closing price on          ) and the exchange ratio of 1.37 shares of CenturyTel common stock per share of Embarq common stock and calculated assuming all such stock options are exercised and all underlying shares are sold. Actual amounts may be higher or lower depending on the value of CenturyTel common stock on the date any vesting is triggered and the number of equity compensation awards that are unvested on the date any vesting is triggered (including any such awards which may be granted prior to such date). Depending on when the merger occurs, certain of the equity compensation awards shown as unvested in the table below may become vested in accordance with their terms without regard to the merger.

	Unvested		Cash that would be Paid if Unvested
	Restricted Stock	Unvested Stock	Awards were Accelerated, Exercised
Executive Officer	Units	Options	and Cashed Out

Thomas A. Gerke
Gene M. Betts
Thomas J. McEvoy
Dennis G. Huber
Harrison S. Campbell
William E. Cheek
Richard B. Green
E.J. Holland, Jr.
Claudia S. Toussaint

The Non-Employee Director Compensation Program.  Embarq’s Non-Employee Director Compensation Program under Embarq’s 2006 Equity Incentive Plan provides for the grant of restricted stock units to non-employee directors upon each non-employee director’s initial election to the Embarq board of directors (we refer to these as “initial awards”) and at each annual stockholder meeting thereafter (we refer to these as “annual awards”), including an annual award to the non-executive Chairman of the Board. The terms regarding acceleration of vesting upon a Change in Control for a director’s initial award are different from the terms governing acceleration of vesting upon a Change of Control for an annual award. Upon a Change in Control a prorated amount of unsettled restricted stock units underlying an initial award vest and are immediately settled based on the number of days between the director’s first date of service through the date of the Change in Control. On the other hand, upon a Change in Control all unsettled restricted stock units underlying an annual award vest, and are immediately settled. All such awards have been granted under Embarq’s 2006 Equity Incentive Plan. None of Embarq’s non-employee directors holds outstanding awards under Embarq’s 2008 Equity Incentive Plan.

Based on Embarq equity compensation holdings as of          , and assuming consummation of the merger on April 30, 2009, the following table sets forth for each of Embarq’s non-employee directors the amount that such individual would receive in respect of the vesting of unvested restricted stock units that are currently outstanding, and the number of such awards. Amounts are based on a price per share of CenturyTel common stock of $      (the closing price on          ) and the exchange ratio of 1.37 shares of CenturyTel common stock per share of Embarq common stock. Actual amounts may be higher or lower depending on the value of CenturyTel common stock on the date any vesting is triggered and the number of restricted stock units that are unvested on the date any vesting is triggered (including any such awards which may be granted prior to such date). Depending on when the merger occurs, certain of the equity awards shown as unvested in the table below may become vested in accordance with their terms without regard to the consummation of the merger.

Cash that would be Paid if Unvested
	Unvested Restricted	Awards were Accelerated and Cashed
Non-Employee Director	Stock Units	Out

Peter C. Brown
Steven A. Davis
Richard A. Gephardt
John P. Mullen
William A. Owens
Dinesh C. Paliwal
Stephanie M. Shern
Laurie A. Siegel

Severance Arrangements

Each of Thomas A. Gerke, Gene M. Betts, Thomas J. McEvoy and Dennis G. Huber is party to an agreement with Embarq providing for payment of severance benefits upon certain terminations of employment following a Change in Control. Each of the agreements with Messrs. Gerke, Betts and McEvoy are included as an exhibit to Embarq’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC. The agreement with Mr. Huber was included as an exhibit to Embarq’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2008. None of Embarq’s other executive officers — Harrison S. Campbell, William E. Cheek, Richard B. Green, E.J. Holland, Jr. and Claudia S. Toussaint — is party to an individual agreement providing for payment of severance benefits upon termination of employment following a Change in Control, but each participates in Embarq’s Executive Severance Plan, as amended, which was filed as an exhibit to Embarq’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2008.

Amended Employment Agreement with Thomas A. Gerke.  Embarq’s employment agreement with Mr. Gerke, who serves as President and Chief Executive Officer of Embarq, dated March 3, 2008, was amended in connection with the negotiation and execution of the merger agreement. The amendment to Mr. Gerke’s employment agreement was included as an exhibit to Embarq’s Current Report on Form 8-K filed October 29, 2008. The amendment is contingent upon, and will become effective only upon, completion of the merger.

Pursuant to the amended employment agreement, following the closing of the merger, Mr. Gerke will serve as executive Vice Chairman of CenturyTel and will report to the Chief Executive Officer of CenturyTel. Mr. Gerke’s base salary, annual incentive compensation, equity compensation and benefits for the employment period will be no less favorable than those contemplated in the employment agreement.

The amended employment agreement provides that the completion of the merger and the change in Mr. Gerke’s title will constitute “CIC Good Reason” for purposes of Mr. Gerke’s employment agreement. However, the amendment provides that, notwithstanding any other provision of the amended employment agreement, Mr. Gerke will be permitted to provide notice of termination of his employment for CIC Good Reason as a result of the completion of the merger and the change in Mr. Gerke’s title only during the 60-day period commencing on the first anniversary of the closing, and may terminate his employment for CIC Good Reason as a result of the completion of the merger and the change in his title only during the period beginning on the 60th day following the first anniversary of the closing and ending on the 180th day following the first anniversary of the closing. Upon such a termination of employment, Mr. Gerke will be entitled to receive the payments, benefits and other severance entitlements, which are described further below, under the employment agreement following a termination for CIC Good Reason.

If, prior to the 60th day following the first anniversary of the closing, Mr. Gerke’s employment is terminated by CenturyTel for any reason other than “Cause” (as defined in the employment agreement) or he resigns for a “Non-CIC Good Reason” (as defined in the employment agreement, as modified by the amendment), then Mr. Gerke will receive, through the 60th day following the first anniversary of the closing, base salary, annual incentive compensation, equity compensation and benefits as if he had continued employment through such date, and, following the end of the period during which such compensation is payable and benefits are provided, Mr. Gerke will receive the severance entitlements that he would have received under the employment agreement following a termination for CIC Good Reason.

Under the employment agreement, upon an involuntary termination of Mr. Gerke’s employment other than for Cause, death or disability, or by Mr. Gerke for CIC Good Reason, in each case during the period commencing on the date of a Change in Control and ending on the two-year anniversary of a Change in Control, Mr. Gerke will be entitled to receive the following:

•	base salary, accrued vacation pay and other compensation accrued and vested as of the date of termination but which remains unpaid as of the date of termination;

•	two times the amount of his base salary payments, payable in equal installments on the same schedule as salary was paid prior to termination for the period commencing on the date of Mr. Gerke’s termination and ending on the date that is 24 months following the date of his termination (we describe this as the “severance period”);

•	for the performance period in which Mr. Gerke’s employment is terminated, a prorated incentive payment, payable when payouts are generally made in respect of that performance period, calculated based on actual performance through the date of Mr. Gerke’s termination;

•	two times the amount equal to 80% of Mr. Gerke’s target annual incentive opportunity during the severance period, payable when payouts are generally made in respect of each performance period or at the end of the severance period;

•	continuation of certain health and welfare benefits (except long-term and short-term disability benefits) during the severance period, in such manner as is selected by the company in its discretion; and

•	outplacement assistance, by a firm selected by the company, until the earlier of such time as Mr. Gerke becomes reemployed and the end of the severance period.

Mr. Gerke is subject to standard covenants in respect of confidentiality. In addition, Mr. Gerke is subject to covenants in respect of noncompetition, and nonsolicitation of customers and employees, while employed and (1) if his employment is terminated within two years following a Change in Control, for 24 months following the termination of his employment or (2) if his employment is not terminated within two years following a Change in Control, for 18 months following the termination of his employment.

Agreements with Gene M. Betts, Dennis G. Huber and Thomas J. McEvoy.  If the employment of Messrs. Betts, Huber or McEvoy is terminated by the company other than for cause, death or disability, or by the executive in the event of constructive discharge (as defined in each agreement), or by the executive in the event that the executive is relocated from the greater Kansas City area within one year following a Change in Control, the executive will be entitled to receive the following during the 18-month period beginning upon the date of termination:

•	accrued but unpaid vacation pay, as of the date of termination, for the calendar year of termination;

•	base salary payments;

•	prorated incentive payments, calculated based on actual performance up to the target amount;

•	continuation of certain health and welfare benefits (except for short-term and long-term disability), and other perquisites the executive was receiving at the time of termination (with certain exceptions); and

•	outplacement counseling until the executive becomes re-employed.

Each of Messrs. Betts, Huber and McEvoy is subject to a standard confidentiality covenant during the term of his employment and for 18 months thereafter. In addition, each of Messrs. Betts, Huber and McEvoy will be subject to noncompetition and nonsolicitation of employee covenants for 18 months following the termination of his employment, unless the executive’s employment is terminated by the company for any reason other than cause or disability, by the executive for constructive discharge or by the executive if the executive is relocated from the greater Kansas City area, in each case within one year following a Change in Control (except for Mr. McEvoy, who will in any event be subject to nonsolicitation of employee covenants for 18 months following the termination of his employment).

Executive Officers Covered by the Executive Severance Plan.  Each of Harrison S. Campbell, William E. Cheek, Richard B. Green, E.J. Holland, Jr. and Claudia S. Toussaint participate in Embarq’s Executive Severance Plan. Upon a termination of each executive’s employment (1) by the company for any reason other than cause, death or disability (2) by reason of the executive’s refusal to accept a “Non-Comparable Position” (as defined in the Executive Severance Plan) or (3) upon the executive’s “Good Reason Resignation” (as defined in the Executive Severance Plan), in each case within the six months before or one year after the date of a Change in Control, the executive will be entitled to receive, subject to an execution of a release of claims:

•	base salary payments, pursuant to ordinary payroll practices, for a specified severance period (for Mr. Green, 52 weeks; for Messrs. Cheek and Holland, 78 weeks; for Mr. Campbell and Ms. Toussaint, 104 weeks) (for each executive, we refer to this as the “plan severance period”);

•	a lump sum cash amount, payable at the conclusion of the plan severance period, equal to 80% of the executive’s target annual incentive opportunity, prorated based on the length of the severance period; and

•	continuation of certain health and welfare benefits during the plan severance period.

In each case, these benefits are contingent upon the executive’s compliance with covenants in respect of confidentiality. In addition, the severance benefits described above are contingent upon the executive’s compliance with covenants in respect of noncompetition and nonsolicitation during the plan severance period.

Based on compensation and benefit levels in effect on           and assuming the merger is consummated on April 30, 2009 and the executive experiences a simultaneous involuntary termination of employment other than for Cause, death or disability, or the executive terminates employment for CIC Good Reason (in the case of Mr. Gerke), by reason of constructive discharge or the relocation of the executive from the greater Kansas City area (in the case of Messrs. Betts, Huber and McEvoy) or by reason of the executive’s refusal to accept a “Non-Comparable Position” or the executive’s “Good Reason Resignation” (for Messrs. Campbell, Cheek, Green and Holland, and Ms. Toussaint), each executive officer will be entitled to receive the following cash severance payments, and other benefits (excluding the value of vested equity compensation awards described above), in connection with the termination of his or her employment.

	Cash Severance	Value of Other
Executive Officer	Payments(1)	Benefits(2)

Thomas A. Gerke
Gene M. Betts
Thomas J. McEvoy
Dennis G. Huber
Harrison S. Campbell
William E. Cheek
Richard B. Green
E.J. Holland, Jr.
Claudia S. Toussaint

(1)	Includes cash severance as a multiple of base salary, as well as incentive payments, for the applicable severance period.

(2)	Includes the value of continuation of welfare benefits during the applicable severance period.

“Golden Parachute” Excise Taxes

None of the individual agreements with the executive officers, nor the Executive Severance Plan, provides for any payment to any executive officer in connection with an executive’s liability for excise taxes pursuant to Section 4999 of the Code. Mr. Gerke’s employment agreement and the Executive Severance Plan, however, each provides that, if a payment to an executive thereunder constitutes a “parachute payment” within the meaning of Section 280G of the Code or is subject to the excise tax imposed by Section 4999 of the Code, such payment will be reduced to the greater of (1) the amount that would result in no payment to the executive being subject to the excise tax under Section 4999 of the Code and (2) the amount that would result in the executive’s receipt, on an after-tax basis (including excise taxes imposed under Section 4999 of the Code), of the greatest amount of the payments. However, because Embarq believes that it will not experience a change of control for purposes of Section 280G of the Code, Embarq believes that no payment or benefit to an executive will constitute a “parachute payment” or be subject to the excise tax imposed by Section 4999 of the Code. Accordingly, Embarq does not expect that payments to Mr. Gerke, or any executive officer who participates in the Executive Severance Plan, will be reduced.

Pension Plan

Our Retirement Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides benefits to eligible employees. A participant’s eligible compensation for purposes of determining benefits under the plan includes base salary and certain annual short-term incentive compensation, plus any sales commissions and sales bonus compensation amounts, subject to certain limitations set forth in the Code. Benefits under the pension plan, expressed as an annual annuity beginning at normal retirement age, are generally equal to 1.5% times eligible compensation earned through the date of retirement or termination.

Early retirement benefits under the plan are subject to a 5% per year (.4167% per month) reduction in the participant’s accrued benefit for each year (or month) the benefit commences prior to the employee’s normal retirement date. However, a participant is eligible for special early retirement benefits in the event that the participant is involuntarily terminated, not for cause, as a result of a workforce reduction, plant closing or job elimination, and the sum of the participant’s age on the date of the participant’s previous birthday and whole years of service (without rounding up) equals at least 75. Rather than the 5% per year (.4167% per month) reduction in benefits associated with early retirement described above, participants eligible for special early retirement experience only a 2.5% per year (.2083% per month) reduction in the participant’s accrued benefit for each year (or month). Assuming both consummation of the merger and a simultaneous job elimination resulting in an involuntary termination of each executive officer’s employment, each of Messrs. Betts, McEvoy and Cheek will be eligible for special early retirement benefits under the pension plan.

The Retention Plan

Embarq may establish, and make payments or provide benefits pursuant to, one or more new retention programs for the benefit of its employees. However, the aggregate amount payable under all such retention programs may not exceed $50 million. The terms and conditions of such programs, including whether any Embarq executive officer will participate in any such programs, will be determined by Embarq, subject to good faith consultation with CenturyTel.

Financial Interests of CenturyTel Directors and Officers in the Merger

In considering the recommendation of the CenturyTel board of directors that you vote to approve the issuance of CenturyTel common stock in connection with the merger, you should be aware that some of CenturyTel’s executive officers and directors have financial interests in the merger, pursuant to various contractual agreements and various corporate benefit and incentive plans, that are different from, or in addition to, those of CenturyTel shareholders generally. The agreements and plans generally provide for payments and benefits either:

•	upon the consummation of a change of control; or

•	upon the termination of an executive’s employment with CenturyTel under certain circumstances following a change of control.

Unless otherwise indicated, for purposes of all of the CenturyTel agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Positions with the Combined Company

Following the consummation of the merger, certain members of the CenturyTel board of directors will be continue to be directors of the combined company, whom we refer to as the continuing directors, and certain executive officers of CenturyTel will continue to be executive officers of the combined company, as described under “Board of Directors and Management After the Merger.”

Equity Compensation Awards

CenturyTel Management Incentive Compensation Plans.  CenturyTel’s executive officers hold unvested options to purchase shares of CenturyTel common stock and unvested restricted shares of CenturyTel common stock under the CenturyTel, Inc. 2005 Management Incentive Compensation Plan and the CenturyTel, Inc. 2002 Management Incentive Compensation Plan (the “Equity Plans”). In general, the Equity Plans provide that outstanding and unvested options and shares of restricted stock issued under the Equity Plans immediately vest in full upon a change of control of CenturyTel, such as the merger. However, each of Glen F. Post, III, Karen A. Puckett, R. Stewart Ewing, Jr., David D. Cole and Stacey W. Goff has entered into an agreement with CenturyTel, contingent upon consummation of the merger, that his or her outstanding awards under the Equity Plans will not vest upon the consummation of the transactions contemplated by the merger agreement, but will instead vest upon a termination of the executive’s employment by CenturyTel without “cause,” or by the executive for “good reason,” in each case as defined pursuant to each executive’s Change of Control Agreement.

Based on CenturyTel equity compensation holdings as of           and assuming a closing date of April 30, 2009, upon consummation of the merger and a simultaneous termination of each executive officer’s employment by CenturyTel without cause or by the executive for good reason, the following table sets forth for each of Glen F. Post, III, Karen A. Puckett, Michael E. Maslowski, David D. Cole and Stacey W. Goff the amount that such individual would receive in respect of the acceleration of unvested incentive awards that are currently outstanding, and the number of such awards. Amounts are based on a price of CenturyTel common stock of (the closing price on          ) and calculated assuming all accelerated stock options are exercised and all underlying shares are sold. Actual amounts may be higher or lower depending on the value of CenturyTel common stock on the date any accelerated vesting is triggered and the number of incentive awards that are unvested on the date any accelerated vesting is triggered (including any such awards which may be granted prior to such date). Depending on when the closing of the merger occurs, certain of the equity awards shown as unvested in the table below will become vested in accordance with their terms without regard to the merger.

Cash that would be Paid if
Unvested Awards were
	Unvested Shares of	Unvested Stock	Accelerated, Exercised and Cashed
Executive Officer	Restricted Stock	Options	Out

Glen F. Post, III
Karen A. Puckett
R. Stewart Ewing, Jr.
Michael E. Maslowski
David D. Cole
Stacey W. Goff

CenturyTel 2005 Directors Stock Plan and 2002 Directors Stock Option Plan.  CenturyTel directors hold outstanding unvested options to purchase shares of CenturyTel common stock and unvested restricted shares of CenturyTel common stock under the CenturyTel, Inc. 2005 Directors Stock Plan and 2002 Directors Stock Option Plan (the “Director Plans”). In general, the Director Plans provide that unvested options and shares of restricted stock issued under the Director Plans immediately vest in full upon a change of control of CenturyTel, such as the merger. The merger agreement requires CenturyTel to use commercially reasonable efforts to obtain from each continuing director an agreement that his or her outstanding awards under the Director Plans will not vest upon the consummation of the transactions contemplated by the merger agreement, but will instead vest upon a termination of the director’s service on the board of the combined company.

Based on CenturyTel equity compensation holdings as of           and assuming both consummation of the merger and a simultaneous termination of each non-employee director’s service on the board of the combined company on April 30, 2009, the following table sets forth for each of CenturyTel’s non-employee directors the amount that such individual would receive in respect of the acceleration of unvested restricted stock units that are currently outstanding, and the number of such awards. Amounts are based on a price of CenturyTel per share of common stock of $      (the closing price on          ) and calculated assuming all accelerated stock options are exercised and all underlying shares are sold. Actual amounts may be higher or lower depending on the value of CenturyTel common stock on the date any accelerated vesting is triggered and the number of incentive awards that are unvested on the date any accelerated vesting is triggered (including any such awards which may be granted prior to such date). Depending on whether the closing of the merger occurs, certain of the equity awards shown as unvested in the table below will become vested in accordance with their terms without regard to the merger.

Cash that would be Paid if Unvested
	Unvested Shares of	Unvested Stock	Awards were Accelerated, Exercised
Non-Employee Director	Restricted Stock	Options	and Cashed Out

William R. Boles, Jr.
Virginia Boulet
Calvin Czeschin
James B. Gardner
W. Bruce Hanks
Gregory J. McCray
C.G. Melville, Jr.
Fred R. Nichols
Harvey P. Perry
Jim D. Reppond
Joseph R. Zimmel

Change of Control Agreements

CenturyTel has entered into substantially similar Change of Control Agreements with Glen F. Post, III, Karen A. Puckett, R. Stewart Ewing, Jr., Michael E. Maslowski, David D. Cole and Stacey W. Goff. The agreements provide for payment of certain benefits in the event of a termination of employment by CenturyTel without “cause,” or by the executive for “good reason” (in each case, as defined in each agreement), within three years following a change of control (a “Qualifying Termination”). Each Change of Control Agreement provides that the severance benefits described below will be payable if the executive resigns for any reason during the 30-day period following the first anniversary of a change of control (the “Window Walk Right”). However, each of Mr. Post, Ms. Puckett, Mr. Ewing, Mr. Cole, and Mr. Goff has entered into an agreement providing that (1) solely for purposes of the Window Walk Right, the transactions contemplated by the merger agreement will not constitute a change of control and (2) the consummation of the transactions contemplated by the merger agreement alone will not constitute “good reason.”

In the event of a Qualifying Termination, each executive will be entitled to receive the following benefits:

•	base salary, accrued vacation pay, and other compensation accrued and vested as of the date of termination but which remains unpaid as of the date of termination;

•	a lump sum cash severance payment equal to three times the sum of (1) the executive’s annual base salary as of the date of termination plus (2) the greater of (A) the average of the annual bonuses paid to the executive with respect to the three fiscal years immediately preceding the date of termination and (B) the executive’s target bonus during the fiscal year in which the date of termination occurs;

•	a payment equal to the executive’s target bonus for the fiscal year in which the date of termination occurs, prorated for the portion of the year prior to the date of termination;

•	continuation at CenturyTel’s expense, for three years following the date of termination, of medical, life and disability insurance benefits provided (1) to the executive during the one-year period prior to the date of the change of control or (2) to similarly situated executives who continue in the employ of CenturyTel during the three years following the date of the termination of the executive’s employment; and

•	outplacement assistance for the period beginning on the date of the termination of the executive’s employment and ending on the third anniversary of the change of control.

In addition, upon any termination of an executive’s employment other than for “cause” within the three-year period following a change of control, all of the executive’s then-vested stock options shall remain exercisable until the later of (1) the 190th day after the date on which the executive’s employment is terminated and (2) the date on which the options would cease to be exercisable by their terms, provided that in no event will such options remain exercisable after the date on which the options would have expired had the executive remained employed by CenturyTel.

Based on compensation and benefit levels in effect on           and assuming the merger is completed on April 30, 2009 and the executive experiences a Qualifying Termination immediately thereafter, each executive officer who is party to a Change of Control Agreement would be entitled to receive the following cash severance payments and other benefits (excluding the value of accelerated equity compensation described above), in connection with the termination of his or her employment. The cash severance amounts described in the following table may be subject to adjustment depending on the amount of the annual bonus paid to each executive officer in respect of fiscal year 2008.

	Cash Severance	Value of Other
Executive Officer	Payments	Benefits(1)

Glen F. Post, III
Karen A. Puckett
R. Stewart Ewing, Jr.
Michael E. Maslowski
David D. Cole
Stacey W. Goff

(1)	Includes the value of continuation of welfare benefits following a Qualifying Termination.

In the event that an executive becomes subject to the excise tax under Section 4999 of the Code due to the application of Section 280G of the Code, each Change of Control Agreement provides for an additional “gross-up” payment such that the executive will be placed in the same after-tax position as if no such excise tax had been imposed. However, CenturyTel believes that no executive will be subject to the excise tax under Section 4999 of the Code due to the application of Section 280G of the Code in connection with the merger. Accordingly, CenturyTel believes that no gross-up payment will be made to any CenturyTel executive officer.

During the three-year period following the receipt of the severance benefits described above, each executive has agreed not to divulge certain nonpublic information acquired in the course of his or her employment by CenturyTel.

Nonqualified Deferred Compensation Plans

Certain executive officers of CenturyTel participate in the CenturyTel Supplemental Defined Benefit Plan (the “SDBP”). The SDBP provides that, in the event that the employment of a participant is terminated by CenturyTel without “cause,” or by the participant for “good reason,” in each case within two years following the consummation of a change of control, the participant will receive the following benefits:

•	additional age and service credit of 3 years; and

•	immediate lump sum cash settlement of their benefits under the SDBP.

Based on compensation and benefit levels in effect on           and assuming the merger is completed on April 30, 2009 and the employment of the executive is terminated by CenturyTel without cause, or by the executive for good reason, in each case within two years following the consummation of the merger, each executive officer who participates in the SDBP would be entitled to cash settlement of his or her SDBP benefits, computed including an additional 3 years in age and service credit, that would increase their benefits under the SDBP in the following amounts.

	Value of	Cash Payment in
	Additional Age	Settlement of
Executive Officer	and Service Credit	SDBP Balance

Glen F. Post, III
Karen A. Puckett
R. Stewart Ewing, Jr.
Michael E. Maslowski
David D. Cole
Stacey W. Goff

The Retention Plan

CenturyTel may establish, and make payments or provide benefits pursuant to, one or more new retention programs for the benefit of its employees. However, the aggregate amount payable under all such retention programs may not exceed $15 million. The terms and conditions of such programs, including whether any CenturyTel executive officer will participate in such programs, will be determined by CenturyTel, subject to good faith consultation with Embarq.

Board of Directors and Management After the Merger

Following the merger, the board of directors of the combined company will consist of fifteen directors. As of the effective time of the merger, the board will be comprised of eight directors chosen by CenturyTel and seven directors chosen by Embarq. As of the effective time of the merger, CenturyTel-designated directors will constitute a majority of the members of each of the committees of the board of directors, with Embarq-designated directors constituting one less than the number of CenturyTel-designated directors on each board committee. Embarq may designate the initial chairperson of either the audit committee or the compensation committee, and CenturyTel will designate the initial chairpersons of the remaining committees, including the nominating and corporate governance committee.

Following the merger, Mr. Post, currently Chairman of the Board and Chief Executive Officer of CenturyTel, will continue to serve as Chief Executive Officer. Admiral Owens, currently the Non-Executive Chairman of the board of Embarq, will serve as non-executive Chairman of the board of the combined company. Mr. Gerke, currently the President and Chief Executive Officer of Embarq, will serve as executive Vice Chairman of the board of directors. Mr. Perry will continue to serve as non-executive Vice Chairman of the board of directors. Mr. Ewing, Executive Vice President and Chief Financial Officer of CenturyTel, and Ms. Puckett, President and Chief Operating Officer of CenturyTel, will continue to serve in those positions following the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Embarq common stock. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Embarq stockholders in light of their personal circumstances or to such stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, stockholders who hold their shares as part of a straddle, hedging, conversion or constructive sale transaction, partnerships or other pass-through entities, stockholders holding their shares through partnerships or other pass-through entities, stockholders whose shares are not held as “capital assets” within the meaning of section 1221 of the Code, and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder means a beneficial owner of Embarq common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person.

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. Each Embarq stockholder is urged to consult such stockholder’s tax advisor with respect to the particular tax consequences to such stockholder.

The Merger

Weil, Gotshal & Manges LLP will deliver to CenturyTel, and Cravath, Swaine & Moore LLP will deliver to Embarq, concurrently with the effectiveness of CenturyTel’s Registration Statement on Form S-4 into which this joint proxy statement-prospectus is incorporated, their respective opinions to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in section 368(a) of the Code, in the forms filed with the SEC as Exhibits 8.1 and 8.2, respectively, to such Registration Statement. In addition, the completion of the merger is conditioned on the receipt by CenturyTel and Embarq of tax opinions substantially to the same effect from their respective counsel. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by CenturyTel and Embarq, including those contained in representation letters of officers of CenturyTel and Embarq. If any of those representations, covenants or assumptions is inaccurate, the opinions may not be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here. In addition, these opinions are not binding on the Internal Revenue Service (“IRS”) or any court, and none of CenturyTel, Cajun Acquisition Company or Embarq intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences:

•	none of CenturyTel, Embarq or Cajun Acquisition Company will recognize gain or loss in the merger;

•	Embarq stockholders will not recognize gain or loss in the merger, except with respect to cash received in lieu of fractional shares (as described below);

•	the tax basis of CenturyTel common shares received in the merger (including fractional shares for which cash is received) by an Embarq stockholder will be the same as the tax basis of the Embarq common shares exchanged therefor;

•	the holding period for the CenturyTel common shares received in the merger by an Embarq stockholder (including fractional shares for which cash is received) will include the holding period of the Embarq shares exchanged therefor; and

•	Embarq stockholders who receive cash instead of fractional CenturyTel common shares generally will recognize gain or loss equal to the difference between the amount of cash received and their basis in their fractional CenturyTel common shares (computed as described above). The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional CenturyTel common shares are treated as having been held for more than one year at the time of the merger. The deductibility of capital losses is subject to limitation.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to the receipt of cash in lieu of fractional CenturyTel shares, unless an Embarq stockholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. An Embarq stockholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

Accounting Treatment

CenturyTel prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Statement of Financial Accounting Standards No. 141(R) (revised 2007), Business Combinations, referred to as SFAS 141(R) provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the CenturyTel board members and senior management representing a majority of the board and senior management of the combined company, as well as the terms of the merger, with Embarq stockholders receiving a premium (as of the date preceding the merger announcement) over the fair market value of their shares on such date, CenturyTel is considered to be the acquirer of Embarq for accounting purposes. This means that CenturyTel will allocate the purchase price to the fair value of Embarq’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Regulatory Approvals Required for the Merger

HSR Act and Antitrust.  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this document as the HSR Act, which prevents CenturyTel and Embarq from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the waiting period is terminated or expires. On November 12, 2008, CenturyTel and Embarq filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period initiated by these filings expires on December 12, 2008 unless terminated prior to that date or unless extended by the DOJ or the FTC by the issuance of a second request for additional information. If a second request is made, the waiting period will expire on the thirtieth day after CenturyTel and Embarq have substantially complied with this request. The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

FCC Approval.  The Federal Communications Act of 1934, as amended, requires the approval of the Federal Communications Commission, which we refer to as FCC, prior to any transfer of control of certain types of licenses and other authorizations issued by the FCC. CenturyTel and Embarq expect to file applications for FCC approvals to the transfer to CenturyTel of control of Embarq and the Embarq subsidiaries that hold such licenses and authorizations in November or December 2008. Applications for FCC consents are subject to public comment and possible oppositions of third parties who may interpose objections. We cannot assure you that the requisite FCC approval will be obtained on a timely basis or at all. In addition, we cannot assure you that such approval will not include conditions that could result in the abandonment of the merger.

State Regulatory Approvals.  Embarq and various of its subsidiaries hold certificates, licenses and service authorizations issued by state public utility or public service commissions. Certain of the state commissions require formal applications for the transfer of control of these certificates, licenses and authorizations to CenturyTel. Applications for state approvals are subject to public comment and possible oppositions of third parties who may interpose objections. In addition to these applications, CenturyTel and Embarq will file notifications of the merger in the states where formal applications are not required. In some of these states, the state commissions could initiate proceedings in response to such notifications. CenturyTel and Embarq expect to file these state transfer applications and notifications with the relevant state commissions in November and December 2008. CenturyTel and Embarq believe that the merger complies with applicable state standards for approval, but there can be no assurance that the state commissions will grant the transfer applications on a timely basis or at all or not subject their approval to conditions. In addition, we cannot assure you that such approval will not include conditions that could result in the abandonment of the merger.

Other Regulatory Matters.  The merger may require the approval of municipalities where CenturyTel or Embarq holds franchises to provide communications and other services. The merger may also be subject to certain regulatory requirements of other municipal, state or federal governmental agencies and authorities.

Exchange of Shares in the Merger

At or prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of Embarq common shares for CenturyTel common shares. Shares of Embarq stock will be automatically converted into shares of CenturyTel stock without the need for any action by the holders of such stock. Promptly after the effective time of the merger, the exchange agent will send instructions to each former Embarq stockholder explaining the procedure for receiving cash in lieu of fractional shares that the stockholder has the right to receive. After the effective time of the merger, Embarq will not register any transfers of the shares of Embarq common stock. CenturyTel shareholders need not take any action with respect to their stock certificates.

Treatment of Stock Options and Other Equity-Based Awards

Stock Options.  Each outstanding stock option to purchase Embarq common stock granted pursuant to Embarq’s 2006 Equity Incentive Plan and 2008 Equity Incentive Plan will be converted pursuant to the merger agreement into a stock option to acquire shares of CenturyTel common stock. The number of shares of CenturyTel common stock underlying the new CenturyTel stock option will be determined by multiplying the number of shares of Embarq common stock subject to such stock option immediately prior to the effectiveness of the merger by 1.37, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such stock option by 1.37, rounded up to the nearest whole cent.

Restricted Stock Units.  Each award of restricted stock units granted pursuant to Embarq’s 2006 Equity Incentive Plan and 2008 Equity Incentive Plan will be converted into the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable to the Embarq restricted stock unit prior to the effectiveness of the merger, a number of shares of CenturyTel common stock. The number of shares of CenturyTel common stock will be determined based on the applicable “Performance Adjusted RSU Amount.” The Performance Adjusted RSU Amount reflects the number of shares of Embarq common stock that would be delivered to the holder of such award based on (a) the actual achievement of the performance goals applicable to such award (if any) during the applicable performance period commencing on the date of grant and ending on the closing of the merger and (b) the target-number of shares subject to such award for the period following the closing date that ends on the last day of the applicable performance period.

Employee Stock Purchase Plan.  With respect to Embarq’s 2008 Employee Stock Purchase Plan, each purchase right under the plan outstanding on the day immediately prior to the effectiveness of the merger will be automatically suspended and any contributions made for the then-current “Offering” (as defined in the plan) will be returned to the participants and the plan will terminate, effective immediately as of such date.

Dividends and Share Repurchases

CenturyTel currently pays an annual cash dividend of $2.80 per share of common stock. CenturyTel intends to continue its current dividend practices through the consummation of the merger. The CenturyTel board of directors authorized a $750 million share repurchase program in August 2007 which expires on September 30, 2009, unless extended by the board of directors. CenturyTel has suspended its share repurchase program pending completion of the merger.

Following the closing of the merger, CenturyTel expects to continue its dividends and resume share repurchases, subject to its intention to maintain investment grade credit ratings with respect to its senior debt.

Listing of CenturyTel Common Stock

It is a condition to the completion of the merger that the CenturyTel common stock issuable in the merger or upon exercise of options to purchase CenturyTel common stock issued in substitution for Embarq options be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Embarq Stock

When the merger is completed, the Embarq common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, or the DGCL, holders of Embarq common stock are not entitled to appraisal rights in connection with the merger. Under the Louisiana Business Corporation Law, or the LBCL, the holders of CenturyTel common stock and preferred stock are not entitled to appraisal rights in connection with the share issuance proposal or the charter amendment proposals. See the section entitled “No Appraisal Rights” beginning on page 105.

Certain CenturyTel Forecasts

CenturyTel does not as a matter of course make public forecasts as to future performance, earnings or other results beyond the current fiscal year, and CenturyTel is especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of CenturyTel by Embarq, CenturyTel’s management provided to Embarq, as well as to J.P. Morgan in connection with its evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding CenturyTel’s anticipated future operations for the 2008 and 2009 fiscal years. CenturyTel has included below a summary of these forecasts to give its shareholders access to certain non-public information that was furnished to third parties. These projections were considered by the CenturyTel board of directors for purposes of evaluating the merger and also were provided to CenturyTel’s financial advisors. A summary of these internal financial forecasts is set forth below.

The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The summary of these internal financial forecasts is not being included in this document to influence your decision whether to vote for the merger, but because these internal financial forecasts were provided by CenturyTel to Embarq as well as to J.P. Morgan.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CenturyTel’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to CenturyTel’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements.” The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the projections will be realized.

The inclusion of these internal financial forecasts in this document should not be regarded as an indication that any of CenturyTel, Embarq or their respective affiliates, advisors or representatives considered the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of CenturyTel, Embarq or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. CenturyTel does not intend to make publicly available any update or other revision to these internal financial forecasts. None of CenturyTel or its respective affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding CenturyTel’s ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. CenturyTel has made no representation to Embarq, in the merger agreement or otherwise, concerning these internal financial forecasts.

CenturyTel
	2008E	2009E
(Dollars in millions)

Revenue
EBITDA(1)
Capital Expenditures

(1)	EBITDA equals earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

Certain Embarq Forecasts

Embarq does not as a matter of course make public financial forecasts as to future performance, earnings or other results beyond the current fiscal year, and Embarq is especially wary of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Embarq by CenturyTel, Embarq’s management prepared and provided to CenturyTel, as well as to Embarq’s and CenturyTel’s respective financial advisors, non-public, internal financial forecasts regarding Embarq’s anticipated future operations for the 2008 and 2009 fiscal years. Embarq has included below a subset of these internal financial forecasts to give its stockholders access to certain non-public information that was furnished to third parties and was considered by Embarq’s financial advisor, J.P. Morgan, and by the board of directors of Embarq for purposes of evaluating the merger.

The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. In addition, the internal financial forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The summary of these internal financial forecasts is not being included in this document to influence your decision whether to vote for the merger, but because these internal financial forecasts were provided by Embarq to CenturyTel.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Embarq’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Embarq’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the internal financial forecasts will be realized.

The inclusion of these internal financial forecasts in this document should not be regarded as an indication that any of Embarq, CenturyTel or their respective affiliates, advisors or representatives considered the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of Embarq, CenturyTel or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the internal financial forecasts are shown to be in error. Embarq does not intend to make publicly available any update or other revision to these internal financial forecasts. Since the date of the internal financial forecasts, Embarq has made publicly available its actual results of operations for the quarter and nine months ended September 30, 2008. You should review Embarq’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for this information. None of Embarq or its respective affiliates, advisors or representatives has made or makes any representation to any stockholder or other person regarding Embarq’s ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. Embarq has made no representation to CenturyTel, in the merger agreement or otherwise, concerning these internal financial forecasts.

Embarq Summary Internal Financial Forecast
(in billions; all amounts are approximate)

	2008	2009

Telecommunications Revenue
Operating Cash Flow(1)

(1)	Operating Cash Flow is the equivalent of Operating Income plus Depreciation and Amortization.

The Merger Agreement

The following summarizes material provisions of the merger agreement which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. CenturyTel shareholders and Embarq stockholders are urged to read the merger agreement carefully and in its entirety as well as this document before making any decisions regarding the merger.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about CenturyTel or Embarq. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 107.

Terms of the Merger

The merger agreement provides for the merger of Cajun Acquisition Company with and into Embarq. Embarq will be the surviving corporation in the merger and will become a subsidiary of CenturyTel. Each share of Embarq common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Embarq common stock held by Embarq, CenturyTel or Cajun Acquisition Company will be converted into the right to receive 1.37 shares of CenturyTel common stock.

CenturyTel will not issue any fractional shares of CenturyTel common stock in the merger. Instead, an Embarq stockholder who otherwise would have received a fraction of a share of CenturyTel common stock will receive an amount in cash equal to such fractional amount multiplied by the last reported sale price of CenturyTel common stock on the NYSE on the last complete trading day prior to the effective time of the merger.

Governance

CenturyTel will use its reasonable best efforts to ensure that Mr. Post remains the Chief Executive Officer of CenturyTel at the time of the consummation of the merger. Mr. Post, in consultation with Mr. Gerke will determine persons to be recommended as the executive officers of CenturyTel after the consummation of the merger.

The merger agreement provides that, at the effective time of the merger, the board of directors of CenturyTel shall be comprised of eight directors selected by CenturyTel and seven directors selected by Embarq. Mr. Gerke will be elected as an executive Vice Chairman of the CenturyTel board of directors and Mr. Perry, current Vice Chairman of the CenturyTel board of directors, will continue in that role. Admiral Owens will be elected non-executive Chairman of the CenturyTel board of directors and designated as lead outside director. In connection with the merger, CenturyTel will amend its by-laws to provide that if Admiral Owens ceases to be Chairman of the CenturyTel board of directors or lead outside director during a period of one year after the effective time of the merger, his replacement will be chosen by the directors who were selected by Embarq. A director selected by Embarq will serve as chairperson of either the audit committee or the compensation committee (as selected by Embarq in consultation with CenturyTel). As of the effective time, each committee of CenturyTel will be comprised of a majority of CenturyTel-selected directors with a number of Embarq-selected directors equal to one less than the number of CenturyTel-selected directors.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the tenth business day after all closing conditions have been satisfied or waived. The merger will be completed when the parties file a certificate of merger with the Delaware Secretary of State, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger.

We currently expect to complete the merger in the second quarter of 2009, subject to receipt of required shareholder and regulatory approvals or other delays in the satisfaction or waiver of the conditions to the merger described below.

Conditions to Completion of the Merger

The obligations of CenturyTel and Embarq to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption and approval of the merger agreement by Embarq stockholders;

•	the approval by CenturyTel shareholders of the issuance of CenturyTel common stock in the merger;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the CenturyTel common stock issuable to Embarq stockholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the receipt of the required authorization of the FCC and the consents required to be obtained from certain state regulators;

•	the receipt of other requisite regulatory approvals, unless failure to obtain them would not, individually or in the aggregate, have a substantial detriment, as defined in the merger agreement, or subject either party or their officers or directors to the risk of criminal liability;

•	no judgment or other legal prohibition of any court or other governmental entity shall be in effect that prohibits the merger;

•	no judgment or other legal prohibition of any court or other governmental entity shall be in effect, and no action or proceeding by a governmental entity shall be pending, that limits the ability of CenturyTel to control Embarq following the merger or compels either company or their respective subsidiaries to dispose of or hold separate any portion of its business, in each case, which would have a substantial detriment, as defined in the merger agreement; and

•	the SEC having declared effective the registration statement of which this document forms a part.

In addition, each of CenturyTel’s and Embarq’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct, subject to the material adverse effect standard provided in the merger agreement and summarized below;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the two preceding conditions have been satisfied; and

•	the receipt of an opinion of that party’s counsel to the effect that the merger will qualify as a “reorganization” under the Code.

Reasonable Best Efforts to Obtain Required Shareholder Votes

Embarq has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of Embarq stockholders voting on the adoption of the merger agreement. Embarq will use its reasonable best efforts to obtain such stockholder approval. The merger agreement requires Embarq to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The board of directors of Embarq has approved the merger by a unanimous vote of the directors present at the relevant meeting and adopted resolutions directing that the merger be submitted to the Embarq stockholders for their consideration.

CenturyTel has also agreed to use its reasonable best efforts to hold its special meeting and to obtain shareholder approval of the issuance of shares of CenturyTel common stock to Embarq stockholders in the merger and the proposal to amend the CenturyTel charter to eliminate special ten-vote voting rights with respect to shares held continuously by the same person since May 30, 1987. The merger agreement requires CenturyTel to submit these proposals to a shareholder vote even if its board of directors no longer recommends the proposals. The board of directors of CenturyTel has unanimously approved the merger, issuance of stock and the charter amendment proposals and has adopted resolutions directing that such proposals be submitted to CenturyTel shareholders for their consideration.

No Solicitation of Alternative Proposals

Each company has agreed that, from the time of the execution of the merger agreement until the consummation of the merger or the termination of the merger agreement, none of CenturyTel or Embarq or their respective affiliates, subsidiaries, officers, directors, employees or representatives will directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any inquiry, proposal or offer with respect to any merger, consolidation, share exchange, sale of assets, sale of voting securities or similar transactions involving CenturyTel or Embarq or any of their respective subsidiaries. Additionally, each company has agreed that neither company will participate in any discussions or negotiations regarding, or furnish any information with respect to, any takeover proposal by a third party.

Nevertheless, the board of directors of each of CenturyTel and Embarq will be permitted, prior to the receipt of the relevant shareholder approval required to consummate the merger, to furnish information with respect to CenturyTel or Embarq and their respective subsidiaries to a person making a bona fide written takeover proposal and participate in discussions and negotiations with respect to such bona fide written takeover proposal received by CenturyTel or Embarq if the board of directors of such company determines in good faith (after consultation with outside legal counsel and financial advisors) that such proposal constitutes or is reasonably likely to lead to a takeover proposal that is superior from a financial point of view to its shareholders or stockholders, as applicable, and that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. The merger agreement requires that the companies notify each other if any takeover proposals are presented to either company.

The merger agreement requires both CenturyTel and its subsidiaries, and Embarq and its subsidiaries, to cease and terminate any existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative takeover proposal, request the prompt return or destruction of all confidential information previously furnished to any such persons or their representatives, immediately terminate all dataroom access previously granted to any such person or their representatives and take such action as is necessary to enforce any standstill provisions to which it is a party or beneficiary.

Changes in Board Recommendations

The boards of directors of each of CenturyTel and Embarq have agreed that they will not, and will not publicly propose to, withdraw or modify its recommendations related to the merger, or recommend any alternative takeover proposal, any acquisition agreement related to a takeover proposal, or any acquisition agreement inconsistent with the merger. The board of directors of each of CenturyTel and Embarq may nonetheless withdraw or modify its recommendation or recommend an alternative takeover proposal if it determines in good faith (after consultation with outside legal counsel and financial advisors) that a failure to do so would be inconsistent with its fiduciary duties to shareholders or stockholders, as applicable, subject to informing the other party of its decision to change its recommendation and giving the other party five business days to respond to such decision, including by proposing changes to the merger agreement. If either party’s board of directors withdraws or modifies its recommendation, or recommends any alternative takeover proposal or acquisition agreement, such party will nonetheless continue to be obligated to hold its shareholder meeting and submit the proposals described in this document to its shareholders or stockholders, as applicable.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite shareholder and stockholder approvals, under the following circumstances:

•	by mutual written consent of CenturyTel and Embarq;

•	by either CenturyTel or Embarq:

•	if the merger is not consummated by July 26, 2009; provided that such date may be extended by either party by three months if certain regulatory approvals have not been obtained but the required approvals by CenturyTel shareholders and Embarq stockholders have been obtained;

•	if a governmental entity issues a final and nonappealable order, decree or ruling or takes any other action that permanently restrains, enjoins or otherwise prohibits the merger;

•	if CenturyTel shareholders fail to approve the issuance of CenturyTel common stock in connection with the merger at CenturyTel’s shareholder meeting or at any adjournment or postponement, at which the vote to obtain the approval required for this transaction is taken; or

•	if Embarq stockholders fail to approve the merger agreement at Embarq’s stockholder meeting or at any adjournment or postponement, at which the vote to obtain the approval required for this transaction is taken;

•	by CenturyTel upon a breach of any representation, warranty, covenant or agreement on the part of Embarq, or if any representation or warranty of Embarq becomes untrue, in either case such that the conditions to CenturyTel’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured or Embarq is not diligently attempting to cure such breach after receiving written notice from CenturyTel;

•	by Embarq upon a breach of any representation, warranty, covenant or agreement on the part of CenturyTel, or if any representation or warranty of CenturyTel becomes untrue, in either case such that the conditions to Embarq’s obligations to complete the merger would not then be satisfied and is not reasonably capable of being cured or CenturyTel is not diligently attempting to cure such breach after receiving written notice from Embarq;

•	by CenturyTel if, prior to obtaining the approval of the Embarq stockholders required to consummate the merger, the board of directors of Embarq withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party; or

•	by Embarq if, prior to obtaining the approval of the CenturyTel shareholders required for the share issuance, the board of directors of CenturyTel withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party.

Expenses and Termination Fees

Except as provided below, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party except in the case of any statement, act or failure to act by a party that is intended to be a misrepresentation or breach of any covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between CenturyTel and Embarq, will continue in effect notwithstanding termination of the merger agreement. Upon a termination, a party may become obligated to pay to the other party a termination fee (which will, in any case, only be payable once), as described below:

CenturyTel will be obligated to pay a termination fee of $140 million to Embarq if:

•	the merger agreement is terminated by Embarq if, prior to obtaining the approval of CenturyTel shareholders of the share issuance, the board of directors of CenturyTel withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party;

•	the merger agreement is terminated by Embarq as a result of CenturyTel’s breach of its obligations to hold the CenturyTel special meeting and to use its reasonable best efforts to solicit its shareholder approval of the share issuance if, in either case, such breach occurs or continues after an alternative takeover proposal has been made to CenturyTel or its shareholders; or

•	prior to CenturyTel’s shareholder meeting, an alternative takeover proposal is made to CenturyTel or its shareholders, Embarq or CenturyTel terminate the merger agreement because CenturyTel does not obtain shareholder approval of the share issuance or if the merger is not consummated by July 26, 2009, subject to a three-month extension under certain circumstances, and within 12 months of such termination, CenturyTel enters into a definitive agreement with respect to or consummates any alternative takeover proposal.

Embarq will separately be obligated to pay a termination fee of $200 million to CenturyTel if:

•	the merger agreement is terminated by CenturyTel if, prior to obtaining the approval of Embarq stockholders of the merger, the board of directors of Embarq withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party;

•	the merger agreement is terminated by CenturyTel as a result of Embarq’s breach of its obligations to hold the Embarq special meeting and to use its reasonable best efforts to solicit its shareholder approval of the merger if, in either case, such breach occurs after an alternative takeover proposal has been made to Embarq or its stockholders; or

•	prior to Embarq’s stockholder meeting, an alternative takeover proposal is made to Embarq or its stockholders, Embarq or CenturyTel terminate the merger agreement because Embarq does not obtain stockholder approval of the merger or if the merger is not consummated by July 26, 2009, subject to a three-month extension under certain circumstances, and within 12 months of such termination, Embarq enters into a definitive agreement with respect to or consummates any alternative takeover proposal.

Conduct of Business

Each of CenturyTel and Embarq has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of CenturyTel and Embarq has agreed to (1) conduct its business in the ordinary course consistent with past practice in all material respects and (2) use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, between the date of the merger agreement and the effective time of the merger, each of CenturyTel and Embarq has agreed to various specific restrictions relating to the conduct of its business, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.70 per share, in the case of CenturyTel, and not exceeding $0.6875 per share, in the case of Embarq;

•	splitting, combining, subdividing or reclassifying any of its capital stock or issuing of any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or other acquiring its own capital stock;

•	issuing or selling shares of capital stock, voting securities or other equity interests;

•	amending its charter or bylaws or equivalent organizational documents;

•	granting any current or former director or officer any increase in compensation or benefits or granting any person any severance, retention, change in control or termination compensation or benefits;

•	entering into any material benefit plan or amending in any material respect an existing benefit plan;

•	making any change in financial accounting methods, except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in, or business of, any corporation, partnership, association or other similar business entity if the aggregate amount of consideration paid for such interests would exceed $50 million;

•	selling, leasing, mortgaging, encumbering or otherwise disposing of any properties or assets (other than sales of products and services in the ordinary course of business) that have an aggregate fair market value greater than $50 million;

•	incurring indebtedness in excess of the amount of indebtedness outstanding as of September 30, 2008, plus, in the case of CenturyTel, $50 million, and, in the case of Embarq, $150 million;

•	making capital expenditures in excess of specified amounts;

•	entering into contracts that would reasonably be expected to prevent or materially impede or delay the consummation of the merger;

•	entering into any material contract to the extent that consummation of the merger or compliance with the merger agreement would cause a default, create an obligation or lien, or cause a loss of a benefit under such material contract;

•	entering into, amending or terminating any collective bargaining or other labor union contract;

•	assigning, leasing, canceling or failing to review any material permit necessary to hold its properties and assets or to conduct its businesses issued by the FCC or any state regulator;

•	waiving, releasing, assigning or settling any claim, action or proceeding for an amount greater than its reserves plus an aggregate amount of $10 million, in the case of CenturyTel, or $20 million, in the case of Embarq;

•	abandoning, encumbering, conveying or exclusively licensing any material intellectual property rights or entering into agreements that impose material restrictions on itself or its subsidiaries with respect to intellectual property rights owned by any third party;

•	entering into certain material contracts including non-compete agreements, joint ventures, and partnerships;

•	entering into certain indemnification, employment, consulting or other material agreements with any director or executive officer;

•	entering into a new line of business outside its existing business; or

•	authorizing or committing to any, or participating in any discussions with any other person regarding any, of the foregoing actions.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between CenturyTel and Embarq in the preparation of this document;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s respective reasonable best efforts to take all actions reasonably appropriate to consummate the merger;

•	cooperation between CenturyTel and Embarq to obtain all governmental approvals, consents and waiting period expirations required to complete the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a tax-free reorganization within the meaning of the Code;

•	cooperation between CenturyTel and Embarq in the defense or settlement of any shareholder litigation relating to the merger;

•	the composition of the board of directors and management following the merger, as described under “The Issuance of CenturyTel Shares and the Merger — Board of Directors and Management Following the Merger”;

•	cooperation between CenturyTel and Embarq in connection with public announcements; and

•	the use of reasonable best efforts by CenturyTel to cause the shares of CenturyTel common stock to be issued in the merger to be approved for listing on the NYSE.

CenturyTel has also agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities and acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors and officers of Embarq. CenturyTel has also agreed to purchase a “tail” directors’ and officers’ liability insurance policy for Embarq and its current and former directors and officers who are currently covered by the liability insurance coverage currently maintained by Embarq.

Employee Benefits Matters

CenturyTel and Embarq have agreed that, from the date of consummation of the merger until the first anniversary of the date of consummation of the merger, CenturyTel will provide Embarq employees who remain employed by CenturyTel with compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits provided to those employees immediately prior to the consummation of the merger.

CenturyTel and Embarq have also agreed that, with respect to Embarq employees who continue to be employed by CenturyTel following consummation of the merger, CenturyTel will:

•	for purposes of determining eligibility (other than for early retirement programs), level of benefits (other than benefit accruals and early retirement subsidies under a defined benefit plan) and vesting under CenturyTel employee benefit plans in which such employees become eligible to participate, treat service recognized by Embarq prior to consummation of the merger as service with CenturyTel, except that (1) the date of initial participation of such employees in CenturyTel benefit plans will be no earlier than the date of consummation of the merger and (2) CenturyTel need not recognize such service if (i) the CenturyTel benefit plan would not recognize such service for similarly situated CenturyTel employees or (ii) recognition of such service would result in any duplication of benefits;

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements under CenturyTel welfare plans in which such employees become eligible to participate, to the extent that such conditions and exclusions were satisfied or did not apply to such employees under the analogous Embarq welfare plan prior to consummation of the merger; and

•	provide each such employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to consummation of the merger and during the portion of the plan year of the applicable Embarq welfare plan ending upon consummation of the merger in satisfying any analogous deductible or out-of-pocket maximum under any CenturyTel welfare plan in which such employee becomes eligible to participate.

CenturyTel and Embarq have also agreed that, between the date of the merger agreement and the consummation of the merger, each party will not, without the prior written consent of the other party, directly or indirectly solicit for hire or hire any director-level or more senior employee of the other party. The merger agreement does not, however, prohibit either CenturyTel or Embarq from hiring any person who has not been employed by the other party during the preceding six months or from making a general public solicitation.

Financing

CenturyTel has received an executed commitment letter from Banc of America Bridge LLC, Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Barclays Capital, SunTrust Bank, and SunTrust Robinson Humphrey, Inc. to provide CenturyTel with up to $800 million in debt financing to refinance certain existing indebtedness of Embarq in connection with the merger. CenturyTel has agreed in the merger agreement to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitment letter and to obtain alternative financing from alternative sources if any portion becomes unavailable. Embarq has agreed in the merger agreement to use its reasonable best efforts to cooperate with CenturyTel in connection with the arrangement of the debt financing as may be reasonably requested by CenturyTel.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any fact, circumstance or event only if that fact, circumstance, effect, change, event or development, individually or when taken together with all other facts, circumstances, effects, changes, events and developments, has had or would reasonably be expected to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties (subject to certain exceptions) will disregard any effects resulting from (1) changes or conditions generally affecting the industries in which such party operates, except to the extent such effect has a disproportionate effect on such party relative to others in such industries, (2) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, except to the extent such effect has a disproportionate effect on such party relative to others in the industries in which such party operates, (3) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (4) the execution and delivery of the merger agreement or the public announcement or pendency of the merger, (5) any change in the market price or trading volume of such party’s securities, (6) any change in applicable law, regulation or GAAP, except to the extent such effect has a disproportionate effect on such party relative to others in the industries in which such party operates, (7) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, except to the extent such effect has a disproportionate effect on such party relative to others in the industries in which such party operates or (8) any natural disaster, except to the extent such effect has a disproportionate effect on such party relative to others in the industries in which such party operates.

The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	the absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in the registration statement and the joint proxy statement to be filed in connection with the merger;

•	absence of any fact, change or event that would reasonably be expected to have a material adverse effect, as defined in the merger agreement, on either party and the absence of certain other events and changes;

•	tax matters;

•	benefits matters and ERISA compliance;

•	absence of certain litigation;

•	compliance with applicable laws and permits, including all applicable rules of the FCC, state regulators and other governmental entities;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	possession of all approvals, authorizations, certificates and licenses issued by the FCC or state regulators that are required for each party to conduct its business;

•	absence of certain agreements with regulatory agencies;

•	collective bargaining agreements and other labor matters;

•	broker’s fees payable in connection with the merger;

•	receipt of opinions from each party’s financial advisors;

•	insurance policies; and

•	in the case of CenturyTel, the validity of the commitment letter and other matters relating to the proposed debt financing.

The merger agreement also contains certain representations and warranties of CenturyTel with respect to its direct, wholly owned subsidiary, Cajun Acquisition Company, including corporate organization and authorization, no prior business activities, capitalization and execution of the merger agreement.

Combined Company Headquarters

The parties agreed that the headquarters of the combined company will be located in Monroe, Louisiana, CenturyTel’s current headquarters. CenturyTel intends to retain an operational center in Overland Park, Kansas.

CenturyTel has agreed to determine, in consultation with Embarq, whether it is in the best interests of its shareholders to change its corporate name and/or branding strategy in connection with the merger.

Amendments, Extensions and Waivers

Amendment.  The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the CenturyTel shareholders or the Embarq stockholders required to consummate the merger. However, after any such shareholder or stockholder approval, there may not be, without further approval of CenturyTel shareholders or Embarq stockholders, any amendment of the merger agreement for which applicable laws requires further shareholder or stockholder approval, respectively.

Extension; Waiver.  At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

IF YOU ARE A CENTURYTEL SHAREHOLDER, THE CENTURYTEL BOARD
RECOMMENDS THAT YOU VOTE “FOR” CENTURYTEL PROPOSAL 1.

IF YOU ARE AN EMBARQ STOCKHOLDER, THE EMBARQ BOARD
RECOMMENDS THAT YOU VOTE “FOR” EMBARQ PROPOSAL 1.

CENTURYTEL PROPOSAL 2: AMENDMENT OF THE CENTURYTEL CHARTER TO ELIMINATE SPECIAL TEN-VOTE VOTING RIGHTS OF LONG-TERM CENTURYTEL SHAREHOLDERS

The CenturyTel charter currently includes a time-phase voting system that grants special ten-vote voting rights to shareholders who have beneficially owned their CenturyTel common stock continuously since May 30, 1987. For the reasons discussed below, the CenturyTel board recommends eliminating the special ten-vote voting rights of these long-term shareholders.

Background

CenturyTel implemented its current time-phase voting system in 1987. At the time, CenturyTel was a relatively small company with limited resources that had invested significant amounts of capital in cellular and paging operations which were not expected to be profitable for several additional years. The time-phase voting system was designed to assist management in implementing long-term growth strategies by ensuring that investors sharing CenturyTel’s commitment to long-term performance, as evidenced by their continuing stock ownership, would exert the greatest influence over CenturyTel’s affairs. In addition, CenturyTel viewed itself at the time as potentially vulnerable to opportunistic acquirors, and believed the time-phase voting system, in combination with other defensive measures, would encourage acquirors to negotiate with the board.

As a condition to entering into the merger agreement, Embarq requested that CenturyTel submit to its shareholders a proposal to amend the CenturyTel charter to eliminate the enhanced voting rights afforded to shareholders who have continuously owned shares of CenturyTel common stock since May 30, 1987, which are sometimes referred to as long-term shareholders. CenturyTel ultimately agreed to submit through this joint proxy statement-prospectus a proposal that the CenturyTel shareholders eliminate the time-phased voting structure. On October 26, 2008, the CenturyTel board voted unanimously to recommend that the CenturyTel shareholders adopt the amendment to the CenturyTel charter described further below, which is referred to as the voting reduction amendment. The approval of the voting reduction amendment is not a condition to the merger, but the voting reduction amendment will not be implemented unless the merger is completed.

The description of the voting reduction amendment below is qualified in its entirety by reference to Annex E, which sets forth the full text of the proposed amendment.

Current Voting Provisions

Paragraph C of Article III of the CenturyTel charter currently entitles persons who have beneficially owned shares of CenturyTel common stock continuously since May 30, 1987 to ten votes per share. All other shares of CenturyTel capital stock entitle the holders to one vote per share.

The CenturyTel charter specifies certain transfers and events that are deemed to not interrupt continuous beneficial ownership of a share of CenturyTel common stock. The CenturyTel charter further provides that shares of CenturyTel common stock held by CenturyTel’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants. Under the CenturyTel charter, CenturyTel is responsible for making all determinations concerning changes in beneficial ownership of its shares, or the absence of any such change. CenturyTel maintains written procedures designed to facilitate these determinations.

Currently under the CenturyTel charter, each share of CenturyTel common stock, whether the holder thereof is entitled to ten votes or one, is identical to all other shares of CenturyTel common stock in all other respects.

For additional information on the terms of Paragraph C of Article III of the CenturyTel charter, see the reverse side of CenturyTel’s Notice of Special Meeting of Shareholders, “Comparison of Rights of CenturyTel Shareholders and Embarq Stockholders” beginning on page 97 and Annex E.

Description of the Proposed Amendment

If the voting reduction amendment is adopted by the CenturyTel shareholders at the CenturyTel special meeting, it will become effective concurrently with the completion of the merger upon filing articles of amendment with the Secretary of State of the State of Louisiana. In the event the voting reduction amendment is adopted by the CenturyTel shareholders, but the merger agreement is terminated (without the merger being completed) prior to filing articles of amendment with the Secretary of State of the State of Louisiana, CenturyTel will not file articles of amendment effectuating the voting reduction amendment. At such time as articles of amendment are filed, each share of CenturyTel common stock will automatically, without any action by the holders of these shares, become entitled to one vote per share. Existing certificates for shares of CenturyTel common stock will continue after such time to represent shares of CenturyTel common stock having all of the same terms except as amended by the voting reduction amendment.

As a result of the voting reduction amendment, each holder of CenturyTel common stock would be entitled to one vote for each share of CenturyTel common stock held by such holder with respect to matters properly submitted to the shareholders for their vote, consent, waiver, release or other action. At the effective time of the voting reduction amendment, each holder of CenturyTel common stock will continue to hold the same percentage of CenturyTel common stock outstanding as such shareholder held immediately prior to the amendment and shares of CenturyTel common stock will be identical in all respects and will continue to constitute a single class of stock. Holders of CenturyTel common stock currently are not, and following the voting reduction amendment will not be, entitled to vote cumulatively for directors of CenturyTel. Except as otherwise required by law or the CenturyTel charter, the holders of shares of CenturyTel’s Series L Preferred Stock will continue to vote together with the holders of shares of CenturyTel common stock as a single class on all matters.

Reasons for the Proposed Amendment

As indicated above, CenturyTel agreed in the merger agreement to submit the voting reduction amendment to its shareholders at the request of Embarq. In weighing Embarq’s request, the CenturyTel board focused principally on changes in the significance of and the need for the time-phase voting system since its adoption in 1987.

In connection with its review, the board determined that the significance of the time-phase voting structure has waned over time. Whereas in 1988, the long-term shareholders controlled over 88% of CenturyTel’s total voting power, that percentage had declined to 31% by 2008. Upon consummation of the merger, that percentage is expected to be reduced to 13% (assuming the time-phase voting system were retained).

In addition, the board believes that the merger will qualitatively alter the circumstances that led it in 1987 to adopt a time-phase voting system. Upon consummation of the merger, CenturyTel will have grown from a company which in 1987 had less than 230,000 access lines, a market capitalization of approximately $200 million and a high-risk growth strategy, into a combined company with approximately 8,000,000 access lines, a substantially larger market capitalization and significantly greater access to capital resources. In addition, CenturyTel believes that its market capitalization after the merger will limit the ability of short-term, speculative investors to employ hostile and coercive takeover tactics to acquire companies for the purpose of enriching themselves to the detriment of long-term shareholders. As a result, the benefits of conferring enhanced voting rights with respect to long-term shareholders following the merger are not expected to be as compelling as they were previously.

The board also considered the fact that, while the time-phase voting system is currently an important part of the governance of CenturyTel, the issuance of shares in the merger would reduce the voting power held by the high-vote shares to 13% of the total voting power of CenturyTel shareholders. In connection with voting to recommend the adoption of the voting reduction amendment, the board also considered the following factors, each of which take on greater significance once the relative voting power of the high-vote shares is reduced as a result of the merger:

•	The Amendment Will Fully Align Voting Power With Economic Ownership. Following the merger, all holders of CenturyTel stock will have voting power more closely aligned to their economic ownership. If the voting reduction amendment is adopted, the remaining disparity between voting power and economic ownership would be largely eliminated.

•	The Amendment Eliminates Administrative Burdens on CenturyTel. The complexity of CenturyTel’s time-phase voting structure requires CenturyTel to bear additional administrative costs and burdens that are currently necessary to determine precisely the voting power attributable to the high-vote shares.

Each year, CenturyTel personnel must administer the time-phase voting system and oversee complex calculations to determine the total number of votes held by the long-term shareholders. In addition, CenturyTel’s transfer agent and benefit plan trustees must implement and maintain cumbersome systems designed to monitor high-vote shares, which increase the costs of their services. Currently, CenturyTel believes the benefits of its time-phase voting structure justify these administrative costs. However, following the reduction in the relative voting power of the high-vote shares as a result of the merger, these administrative costs may no longer be justified.

•	The Amendment Reduces Confusion Over the Distribution of Voting Power. The board believes that the elimination of special ten-vote voting rights will reduce confusion over the distribution of voting power among the shareholders of CenturyTel, particularly among former Embarq stockholders who are not familiar with CenturyTel’s current time-phase voting system. Currently, shareholders holding through banks or brokers are presumed to hold one-vote shares, but may assert special ten-vote voting rights by following certain procedures. As a result, there may be confusion among a number of the new CenturyTel shareholders regarding their voting power relative to current long-term CenturyTel shareholders.

•	The Amendment Reflects the Reduced Frequency of Time-Phase Voting Systems. The board believes that the elimination of special ten-vote voting rights of the long-term shareholders is reflective of the increasing rarity of time-phase voting systems. Recent studies and surveys indicate that only a very small percentage of surveyed U.S. public companies maintain time-phase voting structures. While the board continues to believe that CenturyTel’s time-phase voting system is currently an important feature of CenturyTel’s corporate governance, the significance of this feature will be necessarily reduced by the issuance of shares in the merger. As a result, following the merger there may no longer be a compelling reason not to align with the majority of public companies and thereby potentially enhance corporate governance ratings of CenturyTel assigned by independent monitoring groups.

For additional information, see “Comparison of Rights of CenturyTel Shareholders and Embarq Stockholders — Laws and Organizational Document Provisions with Possible Antitakover Effects” beginning on page 101.

Effects of the Amendment

The following paragraphs describe the effects that the voting reduction amendment will have on holders of CenturyTel common stock upon its effectiveness, which would occur upon the filing of articles of amendment with the Secretary of State of the State of Louisiana in the manner described above. Holders of CenturyTel common stock should note that none of the effects of the voting reduction amendment described below will apply to voting at the CenturyTel special meeting.

While the board believes, for the reasons set forth above, that implementing the voting reduction amendment in connection with completing the merger is in the best interests of CenturyTel and its shareholders generally, there will be disadvantages to holders of CenturyTel common stock who are currently entitled to cast ten votes with respect to some or all of their CenturyTel common stock, and, possibly, to other holders of CenturyTel common stock.

At the time the voting reduction amendment becomes effective, all holders of CenturyTel common stock who are currently entitled to cast ten votes per share will experience immediate dilution of their relative voting power, which would reduce the ability of those holders to influence the outcome of matters submitted to a vote of shareholders, including future elections of members of the board.

Since less voting control will be vested in long-term shareholders following the implementation of the voting reduction amendment, CenturyTel may be more susceptible to a takeover bid, proxy contest or share accumulation than it otherwise might have been, although the board believes that it has other mechanisms at its disposal to protect the interests of CenturyTel shareholders consistent with the fiduciary duties of directors under Louisiana law.

Because implementation of the voting reduction amendment will result in all holders of CenturyTel common stock becoming entitled to one vote per share regardless of whether they are now entitled to any special ten-vote voting rights, the percentage of the total voting power of CenturyTel’s outstanding stock held by each shareholder will change.

Shareholders will, by virtue of the voting reduction amendment and the consequent reduction in the total number of votes in the hands of long-term shareholders, realize an automatic increase in the relative voting power that they are entitled to exercise with respect to shares of CenturyTel common stock that do not currently entitle them to special ten-vote voting rights.

Approximately 2.54% of the outstanding shares of CenturyTel common stock are owned or controlled by plans for the benefit of employees, and a substantial number of these shares have been held by the plans since May 30, 1987. All of the voting power attributable to these shares is directed by plan participants. Thus, implementation of the voting reduction amendment, for purposes of the employee benefit plans, is expected to reduce the percentage of voting control of CenturyTel directed by employees who are participants in such plans.

The board does not expect that the liquidity or trading price of the CenturyTel common stock will be adversely affected solely as a result of the adoption of the voting reduction amendment.

Required Vote for Approval

Adoption of the voting reduction amendment will require the affirmative vote of (i) the holders of two-thirds of the voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock and voting preferred stock, voting together as a single class, and (ii) the holders of two-thirds of the voting power present or represented at the CenturyTel special meeting attributable to the outstanding CenturyTel common stock, voting as a separate class. Shares as to which the holders have abstained from voting, and shares subject to broker non-votes, will be treated as not present at the CenturyTel special meeting, and will have no effect on the adoption of the voting reduction amendment.

New York Stock Exchange Listing

CenturyTel intends to submit a listing application in respect of the CenturyTel common stock, as modified by the voting reduction amendment, to the NYSE in order to permit the continued listing of the CenturyTel common stock on the NYSE.

U.S. Federal Income Tax Consequences

The change of the voting rights of CenturyTel common stock held continuously since May 30, 1987, pursuant to the voting reduction amendment will not result in recognition of gain or loss for U.S. federal income tax purposes, the tax basis of the affected CenturyTel common stock will remain unchanged and, if the affected CenturyTel common stock is held as a capital asset at the time of the charter amendment, the holding period of the affected CenturyTel common stock will include the holding period prior to the voting reduction amendment.

The adoption of CenturyTel Proposal 2 is conditioned upon the adoption of CenturyTel Proposal 1 set forth in this joint proxy statement-prospectus, and the adoption of none of the proposals set forth in this joint proxy statement-prospectus are conditioned upon the adoption of CenturyTel Proposal 2.

THE CENTURYTEL BOARD RECOMMENDS THAT YOU VOTE “FOR”
CENTURYTEL PROPOSAL 2.

CENTURYTEL PROPOSAL 3: AMENDMENT OF THE CENTURYTEL CHARTER TO INCREASE AUTHORIZED SHARES

The CenturyTel board of directors has adopted, subject to shareholder approval and completion of the merger, an amendment to the CenturyTel charter to provide for an increase in the number of shares of CenturyTel common stock authorized for issuance from 350,000,000 to 800,000,000. The approval of this amendment is not a condition to the merger. In the event this proposal is adopted by CenturyTel shareholders, but the merger agreement is terminated (without the merger being completed) prior to the filing of articles of amendment with the Secretary of State of the State of Louisiana giving effect to the amendment, CenturyTel will not file articles of amendment effectuating the amendment increasing the number of authorized shares.

As of          , CenturyTel had approximately           shares of CenturyTel common stock issued and outstanding. As of          , there were           shares of CenturyTel common stock reserved for issuance. Based on the number of shares of Embarq common stock outstanding as of          , if the merger is completed, CenturyTel would be required to issue approximately          additional shares of CenturyTel common stock to the Embarq stockholders. Based on the options, other equity-based awards and arrangements to purchase or issue Embarq common stock, if the merger is completed, CenturyTel would reserve for issuance approximately      million additional shares of CenturyTel common stock. For a description of the rights of holders of common stock, please see “Comparison Of Rights Of CenturyTel Shareholders and Embarq Stockholders’’ beginning on page 97.

Reasons for the Proposed Amendment

Although the amount of common stock currently authorized under the CenturyTel charter will be sufficient to complete the merger and CenturyTel’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes. Under some circumstances, it is also possible to use unissued shares of common stock for anti-takeover purposes, but CenturyTel has no present intention to take this action. The additional shares of CenturyTel common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

Required Vote for Approval

Adoption of the above-described amendment will require the affirmative vote of the holders of two-thirds of the voting power present or represented at the CenturyTel special meeting attributable to the outstanding shares of CenturyTel common stock and voting preferred stock, voting together as a single class. Shares as to which the holders have abstained from voting, and shares subject to broker non-votes, will be treated as not present at the CenturyTel special meeting, and will have no effect on the adoption of the above-described amendment.

The adoption of CenturyTel Proposal 3 is conditioned upon the adoption of CenturyTel Proposal 1 set forth in this joint proxy statement-prospectus, and the adoption of none of the proposals set forth in this joint proxy statement-prospectus are conditioned upon the adoption of CenturyTel Proposal 3.

THE CENTURYTEL BOARD RECOMMENDS THAT YOU VOTE “FOR”
CENTURYTEL PROPOSAL 3.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Under the terms of the merger agreement, Embarq stockholders will receive 1.37 shares of CenturyTel common stock for each share of Embarq common stock owned at closing with cash paid in lieu of fractional shares. On October 26, 2008, Embarq had approximately 142.1 million shares of common stock outstanding. Subject to shareholder and regulatory approvals, this acquisition is expected to close in the second quarter of 2009.

Since the closing of this acquisition is not expected to occur until after January 1, 2009, the following pro forma information was prepared using the guidance of Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations,” which we refer to as SFAS 141(R), which is effective for CenturyTel on all business combinations consummated after January 1, 2009. Some primary differences between SFAS 141(R) and the predecessor accounting guidance for business combinations, which we refer to as SFAS 141, are (i) SFAS 141(R) requires transaction related costs be expensed as incurred (as opposed to the treatment under SFAS 141 which allowed such costs to be capitalized as part of goodwill) and (ii) SFAS 141(R) requires the purchase price be determined based on CenturyTel’s closing stock price on the date the acquisition is consummated (as opposed to the treatment under SFAS 141 which specifies that an average stock price be used as of the announcement date).

For purposes of the pro forma information, adjustments for estimated transaction and integration costs have been excluded. The aggregate estimated transaction costs are expected to be approximately $65 million and include estimated costs associated with investment banker advisory fees and legal fees of both companies. In addition, the combined company will incur integration costs related to system and customer conversions (including hardware and software costs) and certain employee-related severance costs. The specific details of these integration plans will continue to be refined over the next couple of years. The estimated aggregate non-recurring costs of the integration activities are approximately $275 million. Such transaction and integration costs will be recorded based on the nature and timing of the specific action.

The current Embarq stockholders are expected to own approximately 66% of the combined company common shares outstanding after consummation of the merger. However, after consideration of all applicable factors pursuant to the guidance of SFAS 141(R), CenturyTel is considered the “accounting acquirer” for purposes of the preparation of the pro forma financial information since CenturyTel is issuing its common stock to acquire Embarq (at a premium), the board of directors of the combined company will be composed of eight CenturyTel-selected directors and seven Embarq-selected directors and the executive management team of the combined company will be led by current CenturyTel executives, including its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The results of operations of Embarq will be included in CenturyTel’s combined financial statements from and after the date of acquisition.

The following unaudited pro forma combined condensed balance sheet as of September 30, 2008 and the unaudited pro forma combined condensed statements of income for the year ended December 31, 2007 and the nine months ended September 30, 2008 are based on the historical consolidated results of operations and financial condition of CenturyTel and its subsidiaries and the historical consolidated results of operations and financial condition of Embarq and its subsidiaries and also reflects the effects of acquiring Embarq, as further described below.

The pro forma financial information reflects an aggregate estimated consideration of approximately $5.0 billion, as calculated below (in millions, except exchange ratio and price per share):

Number of Embarq common shares outstanding as of September 30, 2008	142.1
Multiplied by exchange ratio per merger agreement	1.37

Number of CenturyTel shares to be issued	194.7
Multiplied by price per share of CenturyTel common stock(1)	$25.62

Estimated aggregate consideration	$4,988

(1)	Price determined based on the closing price of CenturyTel’s common stock on the announcement date (October 27, 2008). Pursuant to SFAS 141(R), the final purchase price will be based on the number of Embarq shares outstanding and the price of CenturyTel’s common stock as of the closing date.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

The pro forma financial information related to the Embarq acquisition was prepared by applying the acquisition method pursuant to SFAS 141(R) and is based on the assumption that the purchase of Embarq took place as of September 30, 2008 for purposes of the pro forma balance sheet and as of January 1, 2007 for purposes of the pro forma statements of income. In accordance with the acquisition method, the actual consolidated financial statements of CenturyTel will reflect the Embarq acquisition only from and after the date of acquisition. CenturyTel has not finalized the purchase price allocation related to the Embarq acquisition.

The unaudited pro forma combined condensed financial information included herein does not give effect to any potential revenue enhancements, cost reductions or other operating efficiencies that could result from the Embarq acquisition, including, but not limited to (i) the reduction of corporate overhead, (ii) the elimination of duplicate functions, (iii) enhanced revenue opportunities and (iv) increased operational efficiencies through the adoption of best practices and capabilities from each company. As mentioned above, the pro forma information included herein also excludes estimated transaction and integration costs.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the acquisition had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

You are urged to read the financial information below, along with CenturyTel’s and Embarq’s publicly available historical consolidated financial statements and accompanying notes which are incorporated by reference to this document.

PRO FORMA COMBINED CONDENSED BALANCE SHEET
SEPTEMBER 30, 2008

			Pro Forma		Pro Forma
	CenturyTel	Embarq	Adjustments		Combined
	(Unaudited)
	In millions

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$259	$83	$—		$342
Accounts receivable	214	548	—		762
Other current assets	36	298	—		334

Total current assets	509	929			1,438

NET PROPERTY, PLANT AND EQUIPMENT	2,915	7,508			10,423

GOODWILL AND OTHER ASSETS
Goodwill	4,010	27	3,837	(A)	7,874
Other	839	230	1,214	(B)	2,283

Total goodwill and other assets	4,849	257	5,051		10,157

TOTAL ASSETS	$8,273	$8,694	$5,051		$22,018

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$45	$2	—		$47
Accounts payable	99	303	—		402
Accrued expenses and other liabilities	331	770	—		1,101

Total current liabilities	475	1,075	—		1,550

LONG-TERM DEBT	3,299	5,838	(912	)(C)	8,225

DEFERRED CREDITS AND OTHER LIABILITIES	1,303	1,713	1,043	(D)	4,059

STOCKHOLDERS’ EQUITY
Common stock	100	2	193	(E)	295
Paid-in capital	26	(199)	4,992	(E)	4,819
Accumulated other comprehensive loss, net of tax	(46)	(129)	129	(E)	(46)
Retained earnings	3,116	894	(894	)(E)	3,116
Treasury stock	—	(500)	500	(E)	—

Total stockholders’ equity	3,196	68	4,920		8,184

TOTAL LIABILITIES AND EQUITY	$8,273	$8,694	$5,051		$22,018

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2007

			Pro Forma		Pro Forma
	CenturyTel	Embarq	Adjustments		Combined
	(Unaudited)
	In millions, except per share amounts

OPERATING REVENUES	$2,656	$6,365	$		$9,021

OPERATING EXPENSES
Cost of services and products	937	2,196	—		3,133
Selling, general and administrative	390	1,608	—		1,998
Depreciation and amortization	536	1,057	163	(F)	1,756

	1,863	4,861	163		6,887

OPERATING INCOME	793	1,504	(163)		2,134
OTHER INCOME (EXPENSE)
Interest expense	(213)	(432)	(74	)(G)	(719)
Other income	39	3	—		42
Income tax expense	(201)	(392)	89	(H)	(504)

NET INCOME	$418	$683	$(148)		$953

BASIC EARNINGS PER SHARE	$3.82	$4.50			$3.00
DILUTED EARNINGS PER SHARE	$3.72	$4.44			$2.95
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	109.4	151.9	56.2		317.5
Diluted	113.1	153.9	56.9		323.9

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2008

			Pro Forma		Pro Forma
	CenturyTel	Embarq	Adjustments		Combined
	(Unaudited)
	In millions, except per share amounts

OPERATING REVENUES	$1,957	$4,645	$—		$6,602

OPERATING EXPENSES
Cost of services and products	720	1,599	—		2,319
Selling, general and administrative	297	1,081	—		1,378
Depreciation and amortization	395	750	122	(F)	1,267

	1,412	3,430	122		4,964

OPERATING INCOME	545	1,215	(122)		1,638
OTHER INCOME (EXPENSE)
Interest expense	(149)	(305)	(56	)(G)	(510)
Other income	26	3	—		29
Income tax expense	(156)	(335)	67	(H)	(424)

NET INCOME	$266	$578	$(111)		$733

BASIC EARNINGS PER SHARE	$2.57	$3.92			$2.40
DILUTED EARNINGS PER SHARE	$2.55	$3.88			$2.38
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	103.4	147.4	54.5		305.3
Diluted	104.1	149.0	55.1		308.2

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

(1)	Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the purchase price of Embarq is based on CenturyTel’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Embarq as of September 30, 2008. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the acquisition and will be completed after the acquisition is consummated. Such final determination of the purchase price allocation may be significantly different than that used in these pro forma financial statements.

The estimated purchase price of Embarq (as calculated in the manner shown above) is allocated to the assets acquired and liabilities assumed based on the following preliminary basis as of September 30, 2008 (amounts in millions):

Total estimated purchase price	$4,988

Cash, accounts receivable and other current assets	$929
Net property, plant and equipment	7,508
Intangible identifiable assets
Customer relationships	1,300
Franchise	100
Other non-current assets	44
Current maturities of long-term debt, accounts payable and other current liabilities	(1,075)
Long-term debt	(4,926)
Deferred credits and other liabilities	(2,756)
Goodwill	3,864

Total estimated purchase price	$4,988

(2)	Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information. All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation based on the tangible and intangible assets and liabilities of Embarq at the merger closing date.

Balance Sheet Adjustments

(A) To reflect the elimination of Embarq’s existing goodwill ($27 million) and the establishment of new goodwill of $3.864 billion estimated as a result of the purchase price allocation described in Note (1).

(B) To (i) reflect the preliminary fair values of the identifiable intangible assets which were estimated by CenturyTel’s management based on the fair values assigned to similar assets in a recently completed acquisition and (ii) eliminate Embarq’s existing prepaid pension asset (which is adjusted to fair value by adjustment (D) below). The estimated useful life of the customer relationship asset was assumed to be 8 years. The franchise asset is considered an indefinite life intangible asset and thus has no associated amortization expense. The net pro forma adjustment is composed of the following (in millions):

Increase
(Decrease)
to Asset

Establish customer relationship asset	$1,300
Establish franchise asset	100
Elimination of Embarq’s prepaid pension asset	(186)

Net pro forma adjustment	$1,214

Notes to Unaudited Pro Forma Combined Condensed Financial Information — (Continued)

(C) To adjust the carrying value of Embarq’s long-term debt to its estimated fair value. Fair value was estimated based on observable market transactions and through discounted cash flow analysis using market-based credit spreads.

(D) To (i) adjust Embarq’s pension and postretirement benefit plans to their estimated funded status as of September 30, 2008 and (ii) reflect the estimated net deferred tax liability established for the tax effects of the preliminary purchase price allocation reflected herein (calculated at an estimated effective tax rate of 37.4%). The net pro forma adjustment is composed of the following (in millions):

(Increase)
Decrease
to Liability

Adjust Embarq’s pension and postretirement benefit funded status to estimated fair value	$(397)
Deferred tax asset (liability) associated with:
Customer relationship and franchise assets	(523)
Long-term debt	(341)
Pension and postretirement benefit obligations	218

Net pro forma adjustment	$(1,043)

(E) To reflect the elimination of Embarq’s stockholders’ equity balances as of September 30, 2008 and to reflect the issuance of 194.7 million shares of CenturyTel common stock (valued at $4.988 billion for this pro forma information) as consideration delivered to acquire Embarq.

Income Statement Adjustments

(F) To reflect amortization expense associated with the customer relationship asset estimated in (B) above assuming an estimated useful life of 8 years (which corresponds to an increase in depreciation and amortization of $163 million for the year ended December 31, 2007 and $122 million for the nine months ended September 30, 2008).

(G) To reflect additional interest expense from the accretion of the purchase accounting adjustment associated with reflecting long-term debt to its estimated fair value pursuant to adjustment (C) above. Such fair value adjustment ($912 million) is recognized over the remaining maturity of the long-term debt of approximately 12.3 years (or approximately $74 million for the year ended December 31, 2007 and approximately $56 million for the nine months ended September 30, 2008).

(H) To reflect the tax effects of Items (F) and (G) using an estimated effective income tax rate of 37.4%.

The fair value of Embarq’s property, plant and equipment was estimated to approximate the carrying value on September 30, 2008. To the extent that the final purchase price allocation causes depreciation and amortization expense to differ from that presented in the accompanying pro forma statement of income information, annual earnings per share will be affected by $.01 per share for every $5.2 million difference in annual depreciation and amortization expense. Thus, for example, if CenturyTel ultimately allocates an additional $750.8 million of the aggregate purchase price to property, plant and equipment (representing a 10% increase in the amount that was preliminarily allocated to such assets above), the annual depreciation and amortization would increase by approximately $112.6 million (assuming a composite annual depreciation rate of 15%) and the annual earnings per share would decrease by $.22 per share for 2007 from the amounts presented in the accompanying pro forma information.

The pro forma weighted average basic and diluted shares outstanding for the year ended December 31, 2007 and the nine months ended September 30, 2008 reflects the exchange of 1.37 shares of CenturyTel common stock for each share of Embarq stock. In order to calculate diluted earnings per share on a pro forma combined basis for the year ended December 31, 2007, $2,832,000 (which represents the after-tax interest effect for certain CenturyTel convertible securities which were converted to CenturyTel common stock during 2007) must be added to net income prior to dividing by average diluted shares outstanding.

COMPARATIVE STOCK PRICES AND DIVIDENDS

CenturyTel common stock and Embarq common stock are both traded on the NYSE under the symbols CTL and EQ, respectively. The following table presents trading information for CenturyTel and Embarq common shares on October 24, 2008, the last trading day before the public announcement of the execution of the merger agreement, and          , the latest practicable trading day before the date of this joint proxy statement-prospectus.

	CTL Common Stock			EQ Common Stock
Date	High	Low	Close	High	Low	Close

October 24, 2008	$30.72	$28.50	$29.50	$30.75	$29.00	$29.74
[ ]

For illustrative purposes, the following table provides Embarq equivalent per share information on each of the specified dates. Embarq equivalent per share amounts are calculated by multiplying CenturyTel per share amounts by the exchange ratio of 1.37.

	CTL Common Stock			EQ Equivalent Per Share Data
Date	High	Low	Close	High	Low	Close

October 24, 2008	$30.72	$28.50	$29.50	$42.09	$39.05	$40.42
[ ]

Market Prices and Dividend Data

The following tables set forth the high and low closing prices of CenturyTel’s and Embarq’s common stock as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

CenturyTel

					Dividend
	High		Low		Declared

2006
First Quarter		$39.55		$32.84		$0.0625
Second Quarter		$39.84		$35.07		$0.0625
Third Quarter		$39.99		$35.49		$0.0625
Fourth Quarter		$43.79		$39.48		$0.0625
2007
First Quarter		$45.99		$43.21		$0.065
Second Quarter		$49.50		$45.57		$0.065
Third Quarter		$49.52		$41.64		$0.065
Fourth Quarter		$46.53		$40.30		$0.065
2008
First Quarter		$41.58		$33.05		$0.0675
Second Quarter		$36.78		$30.88		$0	.70(1)
Third Quarter		$40.15		$34.46		$0.70
Fourth Quarter (through [ ], 2008)	$		$		$

(1)	Includes special dividend of $0.6325 per share declared on June 24, 2008.

Embarq

					Dividend
	High		Low		Declared

2006
Second Quarter (from May 18, 2006)		$43.75		$39.33	$0.00
Third Quarter		$49.94		$39.77	$0.50
Fourth Quarter		$52.94		$47.54	$0.50
2007
First Quarter		$57.31		$51.36	$0.50
Second Quarter		$65.06		$55.91	$0.625
Third Quarter		$64.08		$55.60	$0.625
Fourth Quarter		$57.36		$47.66	$0.625
2008
First Quarter		$49.31		$38.93	$0.6875
Second Quarter		$47.90		$38.68	$0.6875
Third Quarter		$49.30		$40.55	$0.6875
Fourth Quarter (through [ ], 2008)	$		$		$

COMPARISON OF RIGHTS OF CENTURYTEL SHAREHOLDERS
AND EMBARQ STOCKHOLDERS

If the merger is consummated, stockholders of Embarq will become shareholders of CenturyTel. The rights of CenturyTel shareholders are governed by and subject to the provisions of the Louisiana Business Corporation Law and the articles of incorporation and bylaws of CenturyTel, rather than the provisions of Delaware General Corporation Law and the certificate of incorporation and bylaws of Embarq. The following is a summary of the material differences between the rights of holders of CenturyTel common stock and the rights of holders of Embarq common stock, but does not purport to be a complete description of those differences and is qualified in its entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law, which we refer to as Louisiana law, (ii) the Delaware General Corporation Law, which we refer to as Delaware law, (iii) the Amended and Restated Articles of Incorporation of CenturyTel, which we refer to as the CenturyTel charter, (iv) the Amended and Restated Certificate of Incorporation of Embarq, which we refer to as the Embarq charter, (v) the bylaws of CenturyTel, as amended through the date of this joint proxy statement-prospectus, which we refer to as the CenturyTel bylaws, (vi) the amended and restated bylaws of Embarq, which we refer to as the Embarq bylaws and (vii) the description of CenturyTel common stock contained in CenturyTel’s Form 8-A/A filed with the SEC on November 18, 1999 and any amendment or report filed with the SEC for the purpose of updating such description.

This section does not include a complete description of all differences among the rights of CenturyTel shareholders and Embarq stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law and Louisiana law, as well as the governing corporate instruments of each of CenturyTel and Embarq, copies of which are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

Authorized Capital Stock

CenturyTel is currently authorized under the CenturyTel charter to issue an aggregate of 352 million shares of capital stock, consisting of 350 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share. If CenturyTel Proposal 3 is adopted by the CenturyTel shareholders at the CenturyTel special meeting, CenturyTel will be authorized to issue an aggregate of 800 million shares of common stock. See “CenturyTel Proposal 3: Amendment of the CenturyTel Charter to Increase Authorized Shares.” Embarq is authorized under the Embarq charter to issue an aggregate of 1.45 billion shares of capital stock, consisting of 1.25 billion shares of common stock, $.01 par value per share, and 200 million shares of preferred stock, $.01 par value per share.

Common Stock.  Under the CenturyTel charter, each share of CenturyTel common stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each other share of CenturyTel capital stock (including the outstanding preferred stock referred to below) entitles the holder thereof to one vote per share. However, if CenturyTel Proposal 2 is adopted by CenturyTel shareholders at the CenturyTel special meeting, each share of CenturyTel capital stock will entitle the holder thereof to one vote per share, regardless of whether the stock has been beneficially owned by the same person or entity continuously since May 30, 1987. See “CenturyTel Proposal 2: Amendment of the CenturyTel Charter to Eliminate Special Ten-Vote Voting Rights of Long-Term CenturyTel Shareholders” beginning on page 83. Each share of CenturyTel stock issued in connection with the merger will entitle the holder to one vote, and each share of CenturyTel stock issued by CenturyTel after the merger will entitle the holder to one vote. Holders of CenturyTel stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power would be able to elect all of the directors. As of December 31, 2007, the trustee for two of CenturyTel’s employee benefit plans was the record holder of CenturyTel stock having approximately 20.2% of the total voting power of all classes of CenturyTel’s capital stock. The trustee votes these shares in accordance with the instructions of CenturyTel’s employees. For a discussion of the possible antitakeover effects of these provisions, see the discussion below under the heading “— Laws and Organizational Document Provisions with Possible Antitakeover Effects” beginning on page 101.

The holders of Embarq common stock are entitled to one vote per share on all matters duly submitted to a stockholder vote.

Preferred Stock.  Under the CenturyTel charter, the board of directors of CenturyTel is authorized, without shareholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of the board of directors includes, but is not limited to, the determination or establishment of the following with respect to each series of CenturyTel preferred stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate and conditions and the dividend and other preferences, if any, in respect of CenturyTel preferred stock or among the series of CenturyTel preferred stock, (iv) whether, and upon what terms, CenturyTel preferred stock would be convertible into or exchangeable for other securities of CenturyTel, (v) whether, and to what extent, holders of CenturyTel preferred stock will have voting rights, and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional shares of CenturyTel preferred stock.

As of November 10, 2008, 9,434 shares of CenturyTel’s Series L Preferred Stock were outstanding. At such time, such shares were convertible into a total of approximately 12,864 shares of CenturyTel common stock. Each holder of the currently outstanding CenturyTel preferred stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the CenturyTel common stock and is entitled to vote as a class with the CenturyTel common stock. Upon the dissolution, liquidation or winding up of CenturyTel, the holders of CenturyTel’s currently outstanding Series L Preferred Stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon prior to any payments on the CenturyTel Common Stock. Aside from the shares of Series L Preferred Stock, no other shares of CenturyTel preferred stock are outstanding as of the date of this document.

For a discussion of the possible antitakover effects of the existence of undesignated CenturyTel preferred stock, see “— Laws and Organizational Document Provisions with Possible Antitakover Effects” beginning on page 101.

Under the Embarq charter, the board of directors is authorized, without stockholder action, to issue preferred stock, which we refer to as Embarq preferred stock. Embarq preferred stock may be issued by the board of directors from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are stated in the Embarq charter or in resolutions adopted by the board of directors. The authority of the board of directors includes, but is not limited to, the determination or establishment of the following with respect to each series of Embarq preferred stock that may be issued: (i) the number of shares and the distinctive designation of the series; (ii) the dividend rights; (iii) any redemption rights, terms and prices; (iv) the terms of any retirement or sinking funds; (v) the rights, terms and prices, if any, by which the shares may be convertible into, or exchangeable for, other shares; (vi) the voting power, if any; and (vii) any other terms, conditions, special rights and protective provisions. As of the date of this joint proxy statement-prospectus, there were no shares of Embarq preferred stock outstanding.

Dividends, Redemptions, Stock Repurchases and Reversions

Under Delaware law and Louisiana law, dividends may be declared by the board of directors and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation. Louisiana law further provides that no dividend may be paid when a corporation is insolvent or would thereby be made insolvent and that shareholders must be notified of any dividend paid out of capital surplus.

Under Louisiana law, a corporation may redeem or repurchase its shares out of surplus or, in certain circumstances, stated capital, provided in either event that it is solvent and will not be rendered insolvent thereby, and provided further that the net assets are not reduced to a level below the aggregate liquidation preferences of any shares that will remain outstanding after the redemption. Under Delaware law, a corporation may redeem or repurchase its outstanding shares provided that (1) its capital is not impaired and will not become impaired by such redemption or repurchase and (2) the price for which any shares are repurchased is not then in excess of the price for which they may then be redeemed.

The CenturyTel charter, in accordance with Louisiana law, provides that cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable revert in full ownership to CenturyTel, and CenturyTel’s obligation to pay such dividend or redemption price or issue such shares, as appropriate, will thereupon cease, subject to the power of the board of directors to authorize such payment or issuance following the reversion. Neither the Embarq charter nor the Embarq bylaws contain a similar provision.

Charter Amendments and Approval of Other Extraordinary Transactions

To authorize a (i) merger or consolidation, (ii) sale, lease or exchange of all or substantially all of a corporation’s assets, (iii) voluntary liquidation or (iv) amendments to the certificate of incorporation of a corporation, Delaware law requires, subject to certain limited exceptions, the affirmative vote of the holders of a majority of the outstanding shares of the voting stock. To authorize these same transactions, Louisiana law requires, subject to certain limited exceptions, the affirmative vote of the holders of two-thirds (or such larger or smaller proportion, not less than a majority, as the articles of incorporation may provide) of the voting power present or represented at the shareholder meeting at which the transaction is considered and voted upon.

The CenturyTel charter provides that certain articles thereof (primarily those relating to approving certain business combinations, holding shareholder meetings, removing directors, considering tender offers and amending bylaws) may be amended only upon, among other things, the affirmative vote of 80% of the votes entitled to be cast by all shareholders and two-thirds of the votes entitled to be cast by all shareholders other than related persons (which is defined therein). For a discussion of certain supermajority votes required to approve certain business combinations or to amend the CenturyTel bylaws, see the discussion below under “— Laws and Organizational Document Provisions with Possible Antitakeover Effects — Louisiana Fair Price Statute” on page 102 and “— Amendment to the Bylaws” on page 104.

The Embarq charter provides that certain articles thereof (primarily those relating to stockholder action without a meeting, the right to call special meetings of stockholders, the right to fill vacancies on the board of directors, the advance notice of stockholder nominations, the adoption, amendment, alteration or repeal of the Embarq bylaws and the limitation of director liability to Embarq or its stockholders) may be amended only upon, among other things, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of Embarq capital stock entitled to vote thereon, voting together as a single class. The Embarq charter further provides that certain articles thereof (primarily those relating to certain business combinations) may be amended only upon, among other things, the affirmative vote of the holders of at least three-fourths of the voting power of all of the then outstanding shares of Embarq capital stock entitled to vote thereon, voting together as a single class.

Delaware law and Louisiana law provide that the holders of outstanding shares of a class of stock shall be entitled to vote as a class in connection with any proposed amendment to the corporation’s certificate or articles of incorporation, whether or not such holders are entitled to vote thereon by the certificate or articles of incorporation, if such amendment would have certain specified adverse effects on the holders of such class of stock.

Shareholder Proposals and Nominations

The CenturyTel bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyTel, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.

The Embarq bylaws provide that any stockholder of record entitled to vote at the meeting may nominate individuals for election as directors at, and properly bring business before, an annual meeting of stockholders only if written notice has been received by the secretary of Embarq not less than 90 or more than 120 days prior to the one-year anniversary of the date on which Embarq first convened the preceding year’s annual meeting of stockholders, or, in the event of a special meeting of stockholders at which directors are to be elected or an annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The bylaws of both CenturyTel and Embarq require that the notice include certain information concerning the shareholder, the matter the shareholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee.

Limitation of Personal Liability of Directors and Officers

Under both Delaware law and Louisiana law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its stockholders by directors and, to a certain extent, officers. Both Delaware law and Louisiana law permit corporations to (i) include provisions in their certificate or articles of incorporation that limit personal liability of directors (and, under Louisiana law only, officers) for monetary damages resulting from breaches of the duty of care, subject to certain exceptions that are substantially the same under each state’s law, and (ii) indemnify officers and directors in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits, as more fully described below.

The CenturyTel charter includes a provision that eliminates the personal liability of a director or officer to CenturyTel and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent permitted by Louisiana law and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal. The Embarq charter contains a similar provision, but only with respect to directors.

Under both Delaware law and Louisiana law, corporations are permitted, and in some circumstances required, to indemnify, among others, current and prior officers, directors, employees or agents of the corporation for expenses and liabilities incurred by such parties in connection with defending pending or threatened suits instituted against them in their corporate capacities, provided certain specified standards of conduct are determined to have been met. These corporate statutes further permit corporations to purchase insurance for indemnifiable parties against liability asserted against or incurred by such parties in their corporate capacities.

The CenturyTel bylaws provide for mandatory indemnification for current and former directors and officers of CenturyTel to the fullest extent permitted by Louisiana law. Similarly, the Embarq bylaws provide for mandatory indemnification for, among others, current and former directors and officers of Embarq to the fullest extent permitted by Delaware law.

Appraisal and Dissent Rights

Under Louisiana law, a shareholder has the right to dissent from most types of mergers or consolidations, or from the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets, if such transaction is approved by less than 80% of the corporation’s total voting power. The right to dissent is not available with respect to sales pursuant to court orders or sales for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale. Moreover, no dissenters’ rights are available with respect to

(i) shareholders holding shares of any class of stock that are listed on a national securities exchange, subject to certain exceptions, or (ii) shareholders of a surviving corporation whose approval is not required in connection with the transaction. In order to exercise dissenters’ rights under Louisiana law, a dissenting shareholder must follow certain procedures similar to the procedures that a dissenting stockholder must follow under Delaware law.

Neither the CenturyTel charter nor the CenturyTel bylaws contain any additional provisions relating to dissenters’ rights of appraisal. CenturyTel common stock is listed on the NYSE. Accordingly, depending on the consideration to be paid in the transaction, holders of CenturyTel stock may not be entitled to appraisal rights in connection with mergers or consolidations involving CenturyTel, or with the sale, lease, exchange or other disposition of all or substantially all of CenturyTel’s assets.

Under Delaware law, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock as appraised by the Delaware Chancery Court. The Delaware law provides that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or designated as a Nasdaq National market security or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National market, (3) cash in lieu of fractional shares of such corporations (4) or any combination of the above.

Neither the Embarq charter nor the Embarq bylaws contain any additional provisions relating to dissenters’ rights of appraisal. Embarq common stock is listed on the NYSE. Accordingly, depending on the consideration to be paid in the transaction, holders of Embarq stock may not be entitled to appraisal rights in connection with mergers or consolidations involving Embarq.

Access to Corporate Records and Accounts

Under Louisiana law, any shareholder, except a business competitor, who has been the holder of record of at least 5% of the outstanding shares of any class of the corporation’s stock for a minimum of six months has the right to examine the records and accounts of the corporation for any proper and reasonable purpose. Two or more shareholders who have each held shares for six months may aggregate their stock holdings to attain the required 5% threshold. Business competitors, however, must have owned at least 25% of all outstanding shares for a minimum of six months to obtain such inspection rights. As shareholders of a public company subject to the Exchange Act, CenturyTel shareholders are entitled to receive periodic reports concerning CenturyTel’s operations and performance.

Under Delaware law, any stockholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right, subject to certain limited exceptions, to examine for any proper purpose the corporation’s relevant books and accounts, and to make copies and extracts from the corporation’s stock ledger, a list of its stockholders, its other books and records and a subsidiary’s books and records, to the extent that the corporation has actual possession and control of such records or the corporation could obtain such records through the exercise of control over such subsidiary. If after five business days the corporation fails to reply or refuses to comply with such a request, the stockholder may apply to the Court of Chancery to compel compliance.

Laws and Organizational Document Provisions with Possible Antitakeover Effects

Both Delaware law and Louisiana law permit corporations to include in their articles or certificate of incorporation any provisions not inconsistent with law that regulates the internal affairs of the corporation, including provisions that are intended to encourage any person desiring to acquire a controlling interest in the corporation to do so pursuant to a transaction negotiated with the corporation’s board of directors rather than through a hostile takeover attempt. These provisions are intended to assure that any acquisition of control of the corporation will be subject to review by the board to take into account the interests of all of the corporation’s stockholders. However, some stockholders may find these provisions to be disadvantageous to the extent that they could limit or preclude meaningful stockholder participation in certain transactions such as mergers or tender offers and render more difficult or discourage certain takeovers in which stockholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions might further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the corporation’s voting stock or any other attempt to influence or replace the corporation’s incumbent management.

Unlike the Embarq charter, the CenturyTel charter contains provisions that are designed to ensure meaningful participation of the board of directors in connection with proposed takeovers. Moreover, Louisiana has adopted a greater number of statutes that regulate takeover attempts than Delaware has. Set forth below is a discussion of the provisions of the CenturyTel charter and Louisiana law that may reasonably be expected to affect the incidence and outcome of takeover attempts, together with a discussion of a Delaware statute designed to regulate takeovers.

Louisiana Fair Price Statute.  Louisiana has adopted a statute, which we refer to as the Louisiana Fair Price Statute, that is intended to deter the use of two-tier tender offers in which an interested shareholder obtains in a business combination a controlling interest in the shares of a Louisiana corporation having 100 or more beneficial shareholders at a price substantially in excess of the market value of the corporation’s voting stock and subsequently seeks in the second tier to compel a business combination in which the consideration paid to the remaining stockholders is greatly reduced. Under the statute, an interested shareholder is defined to include any person (other than the corporation, its subsidiaries or its employee benefit plans) who is the beneficial owner of shares of capital stock representing 10% or more of the total voting power of a corporation. The term business combination is broadly defined to include most corporate actions that an interested shareholder might contemplate after acquiring a controlling interest in a corporation in order to increase his or her share ownership or reduce his or her acquisition debt. These second tier transactions include any merger or consolidation of the corporation involving an interested shareholder, any disposition of assets of the corporation to an interested shareholder, any issuance to an interested shareholder of securities of the corporation meeting certain threshold amounts and any reclassification of securities of the corporation having the effect of increasing the voting power or proportionate share ownership of an interested shareholder. Under the Louisiana Fair Price Statute, a business combination must be recommended by the board of directors and approved by the affirmative vote of the holders of 80% of the corporation’s total voting power and two-thirds of the total voting power excluding the shares held by the interested shareholder (in addition to any other votes required under law or the corporation’s articles of incorporation), unless the transaction is approved by the board of directors prior to the time the interested shareholder first obtained such status or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Although the statute protects shareholders by encouraging an interested shareholder to negotiate with the board of directors or to satisfy the minimum price, form of consideration and procedural requirements imposed thereunder, it does not prevent an acquisition of a controlling interest of a corporation by an interested shareholder who does not contemplate initiating a second tier transaction. The CenturyTel charter avails CenturyTel of the provisions of the statute and contains an article that provides for substantially similar protections.

Louisiana Control Share Statute.  The Louisiana Control Share Statute provides that, subject to certain exceptions, any shares of certain publicly traded Louisiana corporations acquired by a person or group other than an employee benefit plan or related trust of the corporation, in an acquisition that causes such acquiror to have the power to vote or direct the voting of shares in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the affirmative vote of, among others, the holders of a majority of the votes of each voting group entitled to vote separately on the proposal, excluding all interested shares (as defined therein), at a meeting that, subject to certain exceptions, is required to be called for that purpose upon the acquiror’s request. The statute permits the articles of incorporation or bylaws of a corporation to exclude from its application share acquisitions occurring after the adoption of the statute. The CenturyTel bylaws contain such a provision.

Delaware Business Combination Statute.  Section 203 of the Delaware law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by officers and directors of interested stockholders or shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares held by the interested stockholder. Delaware corporations may elect not to be governed by Section 203. Embarq has not made such an election.

Evaluation of Tender Offers.  The CenturyTel charter expressly requires, and Louisiana law expressly permits, the board of directors, when considering a tender offer, exchange offer, or business combination (defined therein substantially similarly to the definition of such term set forth above under “— Louisiana Fair Price Statute”), to consider, among other factors, the social and economic effects of the proposal on the corporation, its subsidiaries, and their respective employees, customers, creditors and communities. The availability of this statute may increase the likelihood that directors reviewing a tender offer will consider factors other than the price offered by a potential acquiror. Other effects of this provision may be (i) to discourage, in advance, an acquisition proposal to the extent it strengthens the position of the CenturyTel board of directors in dealing with any potential offeror who seeks to enter into a negotiated transaction with CenturyTel prior to or during a takeover attempt and (ii) to dissuade shareholders who might potentially be displeased with the board’s response to an acquisition proposal from engaging CenturyTel in costly and time-consuming litigation.

Shareholder Rights Plan.  Neither CenturyTel nor Embarq currently has a shareholder rights plan in effect, but under applicable law their respective boards could adopt such a plan without shareholder approval.

Unissued Stock.  As discussed above under “— Preferred Stock,” the board of directors of CenturyTel is authorized, without action of its shareholders, to issue CenturyTel preferred stock. One of the effects of the existence of undesignated preferred stock (and authorized but unissued common stock) may be to enable the board of directors to make more difficult or to discourage an attempt to obtain control of CenturyTel by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of CenturyTel’s management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in CenturyTel’s best interest, such shares could be issued by the board of directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the CenturyTel charter grants the board of directors broad power to establish the rights and preferences of the authorized and unissued CenturyTel preferred stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation; (ii) to elect directors having terms of office or voting rights greater than those of other directors; (iii) to convert CenturyTel preferred stock into a greater number of shares of CenturyTel Stock or other securities; (iv) to demand redemption at a specified price under prescribed circumstances related to a change of control; or (v) to exercise other rights designed to impede or discourage a takeover. The issuance of shares of CenturyTel preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of CenturyTel stock.

Time-Phase Voting.  As discussed above, each outstanding share of CenturyTel capital stock entitles the holder to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case it generally entitles the holder to ten votes until transfer. The existence of multi-vote stock may render more difficult a change of control of CenturyTel or the removal of incumbent management. To the extent that voting power will be concentrated in shareholders entitled to ten votes per share, it may be difficult or impossible to consummate a merger, tender offer, proxy contest or similar transaction opposed by such shareholders. Since this provision also has the effect of increasing the voting power of the shares held by CenturyTel’s management, employees and benefit plans, a takeover attempt or an effort to remove incumbent directors or management that is opposed by management or the employees of CenturyTel could be less likely to succeed. However, if CenturyTel Proposal 2 is approved by the requisite vote of CenturyTel shareholders at the CenturyTel shareholder meeting, each share of CenturyTel capital stock will entitle the holder thereof to one vote per share, regardless of whether the stock has been beneficially owned by the same person or entity continuously since May 30, 1987. See “CenturyTel Proposal 2: Amendment of the CenturyTel Charter To Eliminate Special Ten-Vote Voting Rights Of Long-Term CenturyTel Shareholders” beginning on page 83.

Classified Board of Directors.  Both Delaware law and Louisiana law permit boards of directors to be divided into classes of directors, with each class to be as nearly equal in size as possible, serving staggered multi-year terms. The CenturyTel charter provides for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to CenturyTel’s bylaws by a plurality vote of shareholders. Classification of the board of directors of CenturyTel tends to make more difficult the change of a majority of its composition and to assure the continuity and stability of CenturyTel’s management and policies, since a majority of the directors at any given time will have served on the board of directors for at least one year. Absent the removal of directors, a minimum of two annual meetings of shareholders is necessary to effect a change in control of the board of directors. The classified board provision applies to every election of directors, regardless of whether CenturyTel is or has been the subject of an unsolicited takeover attempt. The shareholders may, therefore, find it more difficult to change the composition of the board of directors for any reason, including performance, and the classified board structure will thereby tend to perpetuate existing management of CenturyTel. In addition, because the provision will make it more difficult to change control of the board of directors, it may discourage tender offers or other transactions that shareholders may believe would be in their best interests.

Neither the Embarq charter nor the Embarq bylaws provide for a classified board of directors. Directors are elected by a majority of the votes cast with respect to the election of any such directors at any meeting for the election of directors at which a quorum is present.

Removal of Directors.  Under Louisiana law, subject to certain exceptions, the shareholders by vote of a majority of the total voting power may, at any special meeting called for such purpose, remove from office any director. The CenturyTel charter, however, provides that directors of CenturyTel may be removed from office only for cause and only by vote of both of the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the charter), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group. This provision precludes a third party from gaining control of the CenturyTel board of directors by removing incumbent directors without cause and filling the vacancies created thereby with his or her own nominees. However, such provision also tends to reduce, and in some instances eliminate, the power of shareholders, even those with a majority interest in CenturyTel, to remove incumbent directors.

Delaware law provides that each director shall hold office for the term for which he or she is elected and until his successor is elected and qualified, unless removed from office in accordance with provisions of the certificate of incorporation or bylaws. The Embarq bylaws provide that a director may be removed with or without cause by a majority vote of the stockholders then entitled to vote generally in the election of directors.

Restrictions on Taking Shareholder Action.  Both the Embarq charter and the CenturyTel charter provide that shareholders may effect corporate action only at a duly called annual or special meeting. Under the Embarq bylaws, only the board of directors may call a special meeting of stockholders. Under the CenturyTel charter, holders of a majority of the total voting power, as well as the board of directors, are entitled to call a special meeting of shareholders.

Amendment to the Bylaws

Under the CenturyTel charter, the CenturyTel bylaws may be amended and new bylaws may be adopted by (i) the shareholders, but only upon the affirmative vote of both 80% of the total voting power, voting together as a single group, and two-thirds of the total voting power entitled to be cast by the independent shareholders (as defined therein) present or duly represented at a shareholder meeting, voting as a separate group, or (ii) the board of directors, but only upon the affirmative vote of both a majority of the directors then in office and a majority of the continuing directors (as defined therein), voting as a separate group.

Under the Embarq charter and the Embarq bylaws, the Embarq bylaws may be altered, amended or repealed and new bylaws may be adopted by (i) a majority vote of the board of directors or (ii) by the holders of at least a majority of the voting power of all of the then outstanding shares of Embarq capital stock entitled to vote thereon, provided that an amendment to or adoption of any provision inconsistent with Embarq bylaw sections relating to (1) annual and special meetings of stockholders, (2) the size of the board of directors and vacancies thereon, (3) indemnification of directors and officers and (4) amendments to the Embarq bylaws require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of Embarq capital stock entitled to vote thereon, voting together as a single class.

Filling Vacancies on the Board of Directors

Under Louisiana law, any vacancy on the board of directors (including those resulting from an increase in the authorized number of directors) may be filled by the remaining directors, subject to the right of the shareholders to fill such vacancy. Under the CenturyTel charter, changes in the number of directors may not be made without, among other things, the affirmative vote of 80% of the directors. Unlike Delaware law, Louisiana law expressly provides that a board of directors may declare vacant the office of a director if he or she is interdicted or adjudicated an incompetent, is adjudicated a bankrupt or has become incapacitated by illness or other infirmity and cannot perform his or her duties for a period of six months or longer.

Pursuant to the Embarq bylaws, any vacancy on the board of directors of Embarq may be filled by a majority vote of the remaining directors.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law.

Section 262 of the Delaware General Corporation Law provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because Embarq’s common stock is listed on the NYSE, and will receive in the merger only shares of CenturyTel common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of Embarq common stock will not be entitled to appraisal rights in the merger with respect to their shares of Embarq common stock.

Under the Louisiana Business Corporation Law, the holders of CenturyTel common stock and preferred stock are not entitled to appraisal rights in connection with the share issuance proposal or the charter amendment proposals. See “Comparison of Rights of CenturyTel Shareholders and Embarq Stockholders — Appraisal and Dissent Rights” beginning on page 100.

LEGAL MATTERS

The validity of the shares of CenturyTel common stock to be issued in the merger will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for CenturyTel by Weil, Gotshal & Manges LLP and for Embarq by Cravath, Swaine & Moore LLP.

EXPERTS

CenturyTel

The consolidated financial statements and the related financial statement schedule of CenturyTel as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated into this document by reference to CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

Embarq

The consolidated financial statements and the related financial statement schedule of Embarq as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated into this document by reference to Embarq’s Annual Report on Form 10-K for the year ended December 31, 2007 in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for asset retirement obligations in 2005, share-based payments and pension and postretirement benefits in 2006, and uncertain tax positions in 2007.

SHAREHOLDER PROPOSALS

CenturyTel

CenturyTel will hold an annual meeting in 2009 regardless of whether the merger has been completed. In order to be eligible for inclusion in CenturyTel’s 2009 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must have been received at CenturyTel’s principal executive offices by November 20, 2008, and must comply with applicable federal proxy rules. In addition, CenturyTel’s bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholder meeting, whether or not they wish to include their proposal in CenturyTel’s proxy materials. In general, notice must be received by CenturyTel’s Secretary between November 9, 2008 and February 7, 2009 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2009 annual meeting is more than 30 days earlier or later than May 8, 2009, notice must be received by CenturyTel’s Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) Additional information regarding CenturyTel’s procedures is located in CenturyTel’s Proxy Statement on Schedule 14A filed March 27, 2008, which is incorporated by reference into this document. See below “Where You Can Find More Information.”

Embarq

Embarq will hold an annual meeting in 2009 only if the merger has not already been completed. If an annual meeting is held, notice of a stockholder nomination or proposal (other than a proposal submitted for inclusion in Embarq’s proxy statement pursuant to Rule 14a-8) intended to be presented at the Embarq 2009 annual meeting of stockholders must be received by the Corporate Secretary of Embarq no earlier than January 1, 2009 and no later than January 31, 2009. In accordance with Embarq’s bylaws, if the date of the annual meeting is delayed by more than 30 days after May 1, 2009, notice by a stockholder must be delivered to the Corporate Secretary of Embarq not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The deadline for submission of proposals for inclusion in Embarq’s proxy statement pursuant to Rule 14a-8 was November 17, 2008, which is 120 days before the first anniversary of the mailing date of Embarq’s proxy materials for the 2008 annual meeting of stockholders.

OTHER MATTERS

As of the date of this document, neither the CenturyTel board of directors nor the Embarq board of directors knows of any matters that will be presented for consideration at either the CenturyTel special meeting or the Embarq special meeting other than as described in this document. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

CenturyTel and Embarq file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including CenturyTel and Embarq, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult CenturyTel’s or Embarq’s website for more information concerning the merger described in this document. CenturyTel’s website is www.CenturyTel.com. Embarq’s website is www.EMBARQ.com. Information included on either website is not incorporated by reference into this document. The information contained on the websites of CenturyTel, Embarq and the SEC (except for the filings described below) is expressly not incorporated by reference into this document.

CenturyTel has filed with the SEC a registration statement of which this document forms a part. The registration statement registers the shares of CenturyTel common stock to be issued to Embarq stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CenturyTel common stock. The rules and regulations of the SEC allow CenturyTel and Embarq to omit certain information included in the registration statement from this document.

In addition, the SEC allows CenturyTel and Embarq to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this document, except for any information that is superseded by information included directly in this document.

This document incorporates by reference the documents listed below that CenturyTel has previously filed or will file with the SEC. They contain important information about CenturyTel, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Proxy Statement on Schedule 14A filed March 27, 2008.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008.

•	Current Reports on Form 8-K, dated November 18, 2008 (other than the portions of those documents not deemed to be filed).

•	The description of CenturyTel common stock contained in CenturyTel’s Form 8-A/A filed with the SEC on November 18, 1999.

In addition, CenturyTel incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the CenturyTel special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from CenturyTel by requesting them in writing or by telephone at the following address:

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
Attention: Investor Relations
Telephone: (318) 388-9000

These documents are available from CenturyTel without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this document forms a part.

This document also incorporates by reference the documents listed below that Embarq has previously filed or will file with the SEC. They contain important information about Embarq, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Proxy Statement on Schedule 14A filed March 17, 2008.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008.

•	Current Reports on Form 8-K, dated [ ] (other than the portions of those documents not deemed to be filed).

In addition, Embarq incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Embarq special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Embarq will provide you with copies of these documents, without charge, upon written or oral request to:

Embarq Corporation
5454 West 110th Street
Overland Park, Kansas 66211
Attention: Shareholder Relations
Telephone: (913) 323-4637

If you are a shareholder of CenturyTel or a stockholder of Embarq and would like to request documents, please do so by          ,          to receive them before the CenturyTel special meeting and the Embarq special meeting. If you request any documents from CenturyTel or Embarq, CenturyTel or Embarq will mail them to you by first class mail, or another equally prompt means, within one business day after CenturyTel or Embarq receives your request.

This document is a prospectus of CenturyTel and is a joint proxy statement of CenturyTel and Embarq for the CenturyTel special meeting and the Embarq special meeting. Neither CenturyTel nor Embarq has authorized anyone to give any information or make any representation about the merger or CenturyTel or Embarq that is different from, or in addition to, that contained in this document or in any of the materials that CenturyTel or Embarq has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of October 26, 2008,
Among
Embarq Corporation,
CenturyTel, Inc.
and
Cajun Acquisition Company

A-i

A-ii

Exhibit A	Governance Matters	A-66

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 26, 2008, among Embarq Corporation, a Delaware corporation (“Pine”), CenturyTel, Inc., a Louisiana corporation (“Cedar”), and Cajun Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Cedar (“Pine Merger Sub”).

WHEREAS the Board of Directors of Pine, the Board of Directors of Cedar, and the Board of Directors of Pine Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of Pine, Cedar or Pine Merger Sub, as applicable, and their respective stockholders or shareholders, as applicable, and declared the advisability of this Agreement;

WHEREAS the Board of Directors of Pine and the Board of Directors of Pine Merger Sub have recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS Pine, Cedar and Pine Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Pine Merger Sub shall be merged with and into Pine (the “Merger”). At the Effective Time, the separate corporate existence of Pine Merger Sub shall cease and Pine shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by Pine and Cedar, which shall be no later than the tenth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Pine and Cedar; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such tenth Business Day, then the Closing shall take place on the tenth Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between Pine and Cedar. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”; provided, further, that the Closing Date shall not occur before November 19, 2008.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Pine and Cedar shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and By-Laws.  The certificate of incorporation of Pine Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be Embarq Corporation. The by-laws of Pine Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Pine Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06.  Directors and Officers of Surviving Company.  The directors of Pine Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Pine immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Pine, Cedar, Pine Merger Sub or the holder of any shares of Pine Common Stock or Pine Merger Sub Common Stock:

(a) Conversion of Pine Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Pine Merger Sub (the “Pine Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Pine Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Cedar-Owned Stock.  Each share of common stock, par value $0.01, of Pine (the “Pine Common Stock”) that is owned by Pine as treasury stock and each share of Pine Common Stock that is owned by Cedar or Pine Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Pine Common Stock.  Subject to Section 2.02, each share of Pine Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 1.37 fully paid and nonassessable shares (the “Exchange Ratio”) of Cedar Common Stock (the “Merger Consideration”). All such shares of Pine Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Pine Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Cedar Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.

For purposes of this Agreement, “Cedar Common Stock” means the common stock, par value $1.00 per share, of Cedar. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Cedar Common Stock or Pine Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Cedar Common Stock or Pine Common Stock, as the case may be, will be appropriately adjusted to provide to Cedar and the holders of Pine Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

Section 2.02.  Exchange of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Cedar shall appoint a bank or trust company reasonably acceptable to Pine to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Cedar shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Cedar Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Cedar Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal.  As promptly as practicable after the Effective Time, Cedar shall cause the Exchange Agent to mail to each holder of record of Pine Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Cedar may specify subject to Pine’s reasonable approval), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Pine Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Pine Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Pine Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Pine Common Stock which is not registered in the transfer records of Pine, a certificate representing the proper number of shares of Cedar Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Pine Common Stock (or, if such Pine Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Pine Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Pine Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Pine Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Cedar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Pine Common Stock held in book-entry form) with respect to the shares of Cedar Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Pine Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Pine Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Cedar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Cedar Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Cedar Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Cedar Common Stock.

(e) No Further Ownership Rights in Pine Common Stock.  The shares of Cedar Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Pine Common Stock (including any cash paid pursuant to subsection (f) of this Section 2.02) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Pine Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Pine Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Pine Common Stock (or shares of Pine Common Stock held in book-entry form) are presented to Cedar or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Cedar Common Stock shall be issued upon the conversion of Pine Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Pine Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Cedar Common Stock (after taking into account all shares of Pine Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Cedar Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Cedar and Pine) on the last complete trading day prior to the date of the Effective Time (the “Cedar Closing Price”).

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Pine Common Stock for 180 days after the Effective Time shall be delivered to Cedar, upon demand, and any holder of Pine Common Stock who has not theretofore complied with this Article II shall thereafter look only to Cedar for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability.  None of Pine, Cedar, Pine Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Cedar, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Cedar. Any interest and other income resulting from such investments shall be paid to Cedar.

(j) Withholding Rights.  Each of Cedar and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Pine Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Pine Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Cedar, the posting by such Person of a bond, in such reasonable and customary amount as Cedar may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Cedar and Pine Merger Sub

Cedar and Pine Merger Sub jointly and severally represent and warrant to Pine that the statements contained in this Article III are true and correct except as set forth in the Cedar SEC Documents filed and publicly available after January 1, 2008 and prior to the date of this Agreement (the “Filed Cedar SEC Documents”) (excluding any disclosures in the Filed Cedar SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Cedar to Pine at or before the execution and delivery by Cedar and Pine Merger Sub of this Agreement (the “Cedar Disclosure Letter”). The Cedar Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01.  Organization, Standing and Power.  Each of Cedar and each of Cedar’s Subsidiaries (the “Cedar Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Cedar Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect. Each of Cedar and the Cedar Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Cedar Permits”), except where the failure to have such power or authority or to possess Cedar Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect. Each of Cedar and the Cedar Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect. Cedar has delivered or made available to Pine, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Cedar in effect as of the date of this Agreement (the “Cedar Articles”) and the by-laws of Cedar in effect as of the date of this Agreement (the “Cedar By-laws”) and (b) the constituent documents of Pine Merger Sub.

Section 3.02.  Cedar Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Cedar Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Cedar, by another Cedar Subsidiary or by Cedar and another Cedar Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the Cedar Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Cedar Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Cedar Subsidiaries, neither Cedar nor any Cedar Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of Cedar consists of 350,000,000 shares of Cedar Common Stock and 2,000,000 shares of preferred stock, par value $25.00 per share (the “Cedar Preferred Stock” and, together with the Cedar Common Stock, the “Cedar Capital Stock”), of which 20,000 shares have been designated as Series H Preferred Stock (the “Cedar Series H Shares”), 325,000 shares have been designated as 5% Cumulative Convertible Series L Preferred Stock (the “Cedar Series L Shares”), and 1,000,000 shares have been designated as Series BB Participating Cumulative Preference Stock (the “Cedar Series BB Shares”). At the close of business on October 23, 2008, (i) 100,130,027 shares of Cedar Common Stock were issued and outstanding, of which 1,292,232 were Cedar Restricted Shares, (ii) no shares of Cedar Series H Shares were issued and outstanding, 9,434 shares of Cedar Series L Shares were issued and outstanding and no shares of Cedar Series BB Shares were issued and outstanding, (iii) no shares of Cedar Common Stock were held by Cedar in its treasury, (iv) 5,512,065 shares of Cedar Common Stock were reserved and available for issuance pursuant to the Cedar Stock Plans, of which 3,544,927 shares were issuable upon exercise of outstanding Cedar Stock Options, (v) 12,864 shares of Cedar Common Stock were reserved for issuance upon conversion of the Cedar Series L Shares, (vi) 4,378,707 shares of Cedar Common Stock were reserved for issuance pursuant to the Cedar 2001 Employee Stock Purchase Plan (the “Cedar ESPP”), and (vii) 231,923 shares of Cedar Common Stock were reserved for issuance pursuant to the Cedar Automatic Dividend Reinvestment and Stock Repurchase Service (the “Cedar DRIP”). At the close of business on March 10, 2008, 4,487,700 shares of Cedar Common Stock were entitled to ten votes per share pursuant to the Cedar Articles (“Cedar High Vote Stock”). Except as set forth in this Section 3.03(a), at the close of business on October 23, 2008, no shares of capital stock or voting securities of, or other equity interests in, Cedar were issued, reserved for issuance or outstanding. From the close of business on October 23, 2008 to the date of this Agreement, there have been no issuances by Cedar of shares of capital stock or voting securities of, or other equity interests in, Cedar other than the issuance of Cedar Common Stock upon the exercise of Cedar Stock Options outstanding at the close of business on October 23, 2008, issuances pursuant to rights under the Cedar ESPP, Cedar DRIP or Cedar 401(k) plans, in each case in accordance with their terms in effect as of October 23, 2008.

(b) All outstanding shares of Cedar Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Cedar Stock Options or pursuant to the Cedar Stock Plans or the Cedar ESPP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Louisiana Business Corporation Law (the “LBCL”), the Cedar Articles, the Cedar By-laws or any Contract to which Cedar is a party or otherwise bound. The shares of Cedar Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the LBCL, the Cedar Articles, the Cedar By-laws or any Contract to which Cedar is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Cedar or any Cedar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Cedar or any Cedar Subsidiary or any securities of Cedar or any Cedar Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Cedar or any Cedar

Subsidiary, (y) any warrants, calls, options or other rights to acquire from Cedar or any Cedar Subsidiary, or any other obligation of Cedar or any Cedar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Cedar or any Cedar Subsidiary, or (z) any rights issued by or other obligations of Cedar or any Cedar Subsidiary that are linked in any way to the price of any class of Cedar Capital Stock or any shares of capital stock of any Cedar Subsidiary, the value of Cedar, any Cedar Subsidiary or any part of Cedar or any Cedar Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Cedar or any Cedar Subsidiary. Except for acquisitions, or deemed acquisitions, of Cedar Common Stock or other equity securities of Cedar in connection with (i) the payment of the exercise price of Cedar Stock Options with Cedar Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Cedar Stock Options and vesting of Cedar Restricted Shares and (iii) forfeitures of Cedar Stock Options and Cedar Restricted Shares, there are not any outstanding obligations of Cedar or any of the Cedar Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Cedar or any Cedar Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Cedar Stock Options, (i) each grant of a Cedar Stock Option was duly authorized no later than the date on which the grant of such Cedar Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Cedar Board (or a duly constituted and authorized committee thereof), and (ii) the per share exercise price of each Cedar Stock Option was at least equal to the fair market value of a share of Cedar Common Stock on the applicable Grant Date. There are no bonds, debentures, notes or other Indebtedness of Cedar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cedar may vote (“Cedar Voting Debt”). Neither Cedar nor any of the Cedar Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Cedar. Except for this Agreement, neither Cedar nor any of the Cedar Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Cedar or any of the Cedar Subsidiaries.

Section 3.04.  Authority; Execution and Delivery; Enforceability.

(a) Each of Cedar and Pine Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Cedar Shareholder Approval and, in the case of the Merger, for the approval of this Agreement by Cedar as the sole stockholder of Pine Merger Sub. The Board of Directors of Cedar (the “Cedar Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Cedar was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Cedar and its shareholders, (iii) declaring this Agreement advisable and (iv) recommending that Cedar’s shareholders vote in favor of approval of the issuance of Cedar Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to Cedar’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Cedar Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Pine Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Pine Merger Sub and Cedar, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Cedar, as sole stockholder of Pine Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Cedar, as sole stockholder of Pine Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Cedar, as sole stockholder of Pine Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. Except (x) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Cedar Common Stock and Cedar Preferred Stock represented in person or by proxy at the Cedar Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Cedar Shareholder Approval”), and (y) solely in the case of the Merger, for the adoption of this Agreement by Cedar as the sole stockholder of Pine Merger Sub, no other corporate proceedings on the part of Cedar or Pine Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Each of Cedar and Pine Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Pine, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. In order to amend Article III.C of the Cedar Articles to reduce the voting rights granted thereby to holders of Cedar High Vote Stock to the same voting rights to which holders of other shares of Cedar Common Stock are entitled, the only required vote of the Cedar shareholders is the affirmative vote of two-thirds of the voting power of holders of Cedar Common Stock present at an annual or special meeting of shareholders at which a majority of the voting power of holders of Cedar Common Stock is present (the “Cedar High Vote Shareholder Approval”).

(b) The Cedar By-laws render LBCL Sections 12:135 through 12:140.2 inapplicable to the Merger. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.05.  No Conflicts; Consents.  (a) The execution and delivery by each of Cedar and Pine Merger Sub of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cedar or any Cedar Subsidiary under, any provision of (i) the Cedar Articles, the Cedar By-laws or the comparable charter or organizational documents of any Cedar Subsidiary (assuming that the Cedar Shareholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Cedar or any Cedar Subsidiary is a party or by which any of their respective properties or assets is bound or any Cedar Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Cedar or any Cedar Subsidiary or their respective properties or assets (assuming that the Cedar Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Cedar or any Cedar Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Cedar of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Cedar and Pine are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the Federal Communications Commission (the “FCC”) or any other Governmental Entities (including State Regulators) (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers or business combinations of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06.  SEC Documents; Undisclosed Liabilities.  (a) Cedar has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Cedar with the SEC since January 1, 2007 (such documents, together with any documents filed with the SEC during such period by Cedar on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Cedar SEC Documents”).

(b) Each Cedar SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Cedar SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Cedar included in the Cedar SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Cedar and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Cedar’s consolidated audited balance sheet as of December 31, 2007 (or the notes thereto) as included in the Filed Cedar SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Cedar nor any Cedar Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Cedar Material Adverse Effect.

(d) Each of the chief executive officer of Cedar and the chief financial officer of Cedar (or each former chief executive officer of Cedar and each former chief financial officer of Cedar, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Cedar SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Cedar or any of the Cedar Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Cedar maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Cedar’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Cedar are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Cedar in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Cedar, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Cedar to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Cedar nor any of the Cedar Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Cedar and any of the Cedar Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cedar or any of the Cedar Subsidiaries in Cedar’s or such Cedar Subsidiary’s published financial statements or other Cedar SEC Documents.

(h) Since January 1, 2008, none of Cedar, Cedar’s independent accountants, the Cedar Board or the audit committee of the Cedar Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Cedar, (y) “material weakness” in the internal controls over financial reporting of Cedar or (z) fraud, whether or not material, that involves management or other employees of Cedar who have a significant role in the internal controls over financial reporting of Cedar. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Cedar Subsidiaries is, or has at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07.  Information Supplied.  None of the information supplied or to be supplied by Cedar or Pine Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Cedar’s shareholders and Pine’s stockholders or at the time of each of the Cedar Shareholders Meeting and the Pine Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Cedar or Pine Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Pine for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the

Exchange Act and the rules and regulations thereunder, except that no representation is made by Cedar or Pine Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Pine for inclusion or incorporation by reference therein.

Section 3.08.  Absence of Certain Changes or Events.  Since January 1, 2008, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Cedar Material Adverse Effect. From January 1, 2008 to the date of this Agreement, each of Cedar and the Cedar Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Cedar or the capital stock or voting securities of, or other equity interests in, any of the Cedar Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.0675 for any dividend paid on or prior to July  21, 2008 and $0.70 for any dividend paid thereafter, in each case, per share of Cedar Common Stock, (y) a special dividend of $0.6325 per share of Cedar Common Stock paid on July 21, 2008 and (z) dividends or other distributions by a direct or indirect wholly owned Cedar Subsidiary to its parent) or any repurchase for value by Cedar of any capital stock or voting securities of, or other equity interests in, Cedar or the capital stock or voting securities of, or other equity interests in, any of the Cedar Subsidiaries;

(b) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Cedar or any Cedar Subsidiary other than the issuance of commercial paper or draws on existing revolving credit facilities in the ordinary course of business;

(c) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Cedar’s or Cedar’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(d) (i) any granting by Cedar or any Cedar Subsidiary to any current or former director or officer of Cedar or any Cedar Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Cedar Benefit Plan in effect as of January 1, 2008, (ii) any granting by Cedar or any Cedar Subsidiary to any Person of any severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any Cedar Benefit Plan in effect as of January 1, 2008, or (iii) any entry into or adoption of any material Cedar Benefit Plan or any material amendment of any such material Cedar Benefit Plan;

(e) any change in accounting methods, principles or practices by Cedar or any Cedar Subsidiary, except insofar as may have been required by a change in GAAP; or

(f) any material elections or changes thereto with respect to Taxes by Cedar or any Cedar Subsidiary or any settlement or compromise by Cedar or any Cedar Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 3.09.  Taxes.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect: (i) each of Cedar and each Cedar Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of Cedar and each Cedar Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Cedar or any Cedar Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) Neither Cedar nor any Cedar Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Cedar and wholly owned Cedar Subsidiaries).

(c) There has been no agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) between Pine or any of its officers or directors, or, to the Knowledge of Cedar, its agents, or controlling shareholders, on the one hand, and Cedar or any of its officers, directors, agents, or controlling shareholders, on the other hand, regarding the Merger or any similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) at any time between May 16, 2006 and November 19, 2007.

(d) Within the past two years, neither Cedar nor any Cedar Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e) Neither Cedar nor any Cedar Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(f) Neither Cedar nor any Cedar Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.10.  Benefits Matters; ERISA Compliance.  (a) Section 3.10 of the Cedar Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any Cedar Benefit Plan. Cedar has delivered or made available to Pine true and complete copies of (i) all material Cedar Benefit Plans or, in the case of any unwritten material Cedar Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Cedar Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Cedar Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Cedar Benefit Plan and (v) the most recent financial statements and actuarial reports for each Cedar Benefit Plan (if any). For purposes of this Agreement, “Cedar Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Cedar Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Cedar or any Cedar Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Cedar or any Cedar Subsidiary and any current or former directors, officers, employees or consultants of Cedar or any Cedar Subsidiary.

(b) All Cedar Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Cedar Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of Cedar, has revocation been threatened, nor has any such Cedar Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, (i) no Cedar Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Cedar Pension Plan”) had, as of the respective last annual valuation date for each such Cedar Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Pine, (ii) none of the Cedar Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of Cedar, any Cedar Subsidiary, any officer of Cedar or any Cedar Subsidiary or any of the Cedar Benefit Plans which are subject to ERISA, including the Cedar Pension Plans, any trust created thereunder or, to the Knowledge of Cedar, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Cedar, any Cedar Subsidiary or any officer of Cedar or any Cedar Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Cedar Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate Cedar Benefit Plans and trusts, (v) no Cedar Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Cedar Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Cedar Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither Cedar nor any Cedar Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Cedar Multiemployer Plan.

(d) With respect to each Cedar Benefit Plan that is an employee welfare benefit plan, such Cedar Benefit Plan (including any Cedar Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Cedar or the Cedar Subsidiaries or terminated, in each case, without material liability to Cedar and the Cedar Subsidiaries on or at any time after the Effective Time.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, no Cedar Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, (i) each Cedar Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Cedar Benefit Plan and (ii) Cedar and each of the Cedar Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Cedar Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, there are no pending or, to the Knowledge of Cedar, threatened claims by or on behalf of any participant in any of the Cedar Benefit Plans, or otherwise involving any such Cedar Benefit Plan or the assets of any Cedar Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the Cedar Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Cedar or any of the Cedar Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Cedar Benefit Plan or (C) result in any breach or violation of, default under or limit Cedar’s right to amend, modify or terminate any Cedar Benefit Plan.

(i) Cedar has taken the actions described in Section 3.10(i)(A) of the Cedar Disclosure Letter and has taken no action inconsistent therewith. Cedar has caused the agreements described in Section 3.10(i)(B) of the Cedar Disclosure Letter to be duly executed and delivered by each party thereto (and has delivered a true and complete copy thereof to Pine), and each such agreement is in full force and effect and is enforceable in accordance with its terms.

(j) As of the date of this Agreement, Section 3.10(j) of the Cedar Disclosure Letter contains a true and complete list of the name and job grade of each Cedar employee in job grade 61 or higher (or the equivalent successor classification).

(k) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Cedar or any Cedar Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would be reasonably expected to have a Cedar Material Adverse Effect.

(l) Each Cedar Benefit Plan that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A.

(m) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect, all contributions required to be made to any Cedar Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Cedar SEC Documents. Each Cedar Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(n) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Cedar or any Cedar Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect, neither Cedar nor any Cedar Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Cedar Multiemployer Plans.

(o) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect, all Cedar Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Cedar, threatened against Cedar or any Cedar Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Cedar Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Cedar, investigation by any Governmental Entity involving Cedar or any Cedar Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Cedar Material Adverse Effect (it being agreed that for purposes of this Section 3.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 3.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, Cedar and the Cedar Subsidiaries are in compliance with all applicable Laws and Cedar Permits, including all applicable rules, regulations, directives or policies of the FCC, State Regulators or any other Governmental

Entity. To the Knowledge of Cedar, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Cedar or a Cedar Subsidiary is not in compliance with any applicable Law or Cedar Permit or which challenges or questions the validity of any rights of the holder of any Cedar Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 3.09, 3.10, 3.13 and 3.16, respectively.

Section 3.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect:

(i) Cedar and the Cedar Subsidiaries are in compliance with all Environmental Laws, and neither Cedar nor any Cedar Subsidiary has received any written communication from a Governmental Entity that alleges that Cedar or any Cedar Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) Cedar and the Cedar Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Cedar, the Cedar Subsidiaries and the Cedar Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 3.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii) there are no Environmental Claims pending or, to the Knowledge of Cedar, threatened against Cedar or any of the Cedar Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Cedar or any of the Cedar Subsidiaries or against any Person whose liabilities for such Environmental Claims Cedar or any of the Cedar Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) neither Cedar nor any of the Cedar Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Cedar or any of the Cedar Subsidiaries.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or safety, the workplace or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment

(including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.14.  Contracts.  (a) As of the date of this Agreement, neither Cedar nor any Cedar Subsidiary is a party to any Contract required to be filed by Cedar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Cedar Contract”) that has not been so filed.

(b) Section 3.14 of the Cedar Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Cedar has made available to Pine true and complete copies, of (i) other than Cedar Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which Cedar or any of the Cedar Subsidiaries is a party that restricts in any material respect the ability of Cedar or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Cedar or any of the Cedar Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Cedar and the wholly owned Cedar Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Cedar or any of the Cedar Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Cedar Subsidiaries, in each case material to Cedar and the Cedar Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the Cedar Board or (y) any executive officer of Cedar, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Cedar SEC Documents or Contracts terminable by Cedar or any of the Cedar Subsidiaries on no more than 30 days’ notice without liability or financial obligation to Cedar or any of the Cedar Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Cedar or any of the Cedar Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, and (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Cedar Contract is referred to herein as a “Cedar Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect (it being agreed that for purposes of this Section 3.14(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Cedar Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Cedar Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Cedar or one of the Cedar Subsidiaries, as the case may be, and, to the Knowledge of Cedar, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Cedar Material Contract is in full force and effect, and (iii) none of Cedar or any of the Cedar Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Cedar Material Contract and, to the Knowledge of Cedar, no other party to any such Cedar Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15.  Properties.  (a) Cedar and each Cedar Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “Cedar Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect. The Cedar Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Cedar and the Cedar Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect. All of the Cedar Properties are free and clear of all Liens, except for Liens on material Cedar Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Cedar Properties to which they relate in the conduct of Cedar and the Cedar Subsidiaries as presently conducted and Liens on other Cedar Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect. This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b) Cedar and each of the Cedar Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Cedar Leases”), and all Cedar Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect. Cedar and each Cedar Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Cedar Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of Cedar and Cedar Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect.

Section 3.16.  Intellectual Property.  Cedar and the Cedar Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Cedar, threatened that Cedar or any of the Cedar Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect. To the Knowledge of Cedar, no Person is infringing, misappropriating or otherwise violating the rights of Cedar or any of the Cedar Subsidiaries with respect to any Intellectual Property Right owned by Cedar or any of the Cedar Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cedar Material Adverse Effect. Since January 1, 2007, no prior or current employee or officer or any prior or current consultant or contractor of Cedar or any of the Cedar Subsidiaries has asserted or, to the Knowledge of Cedar, has any ownership in any Intellectual Property Rights used by Cedar or any of the Cedar Subsidiaries in the operation of their respective businesses, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect.

Section 3.17.  Communications Regulatory Matters.  (a) Cedar and each Cedar Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC or the state public service or public utility commissions or other similar state regulatory bodies (“State Regulators”) that are required for Cedar and each Cedar Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 3.17(a)(i) of the Cedar Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Cedar or any Cedar Subsidiary by a Governmental Entity that are required for Cedar and each Cedar Subsidiary to conduct its business, as presently conducted (clauses (i) and (ii) collectively, the “Cedar Licenses”).

(b) Each Cedar License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect. No Cedar License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect. Cedar has no Knowledge of any event, condition or circumstance that would preclude any Cedar License from being renewed in the ordinary course (to the extent that such Cedar License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect.

(c) The licensee of each Cedar License is in compliance with each Cedar License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”) or similar rules, regulations, policies, instructions and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect.

(d) Cedar or a Cedar Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the Cedar Licenses.

Section 3.18.  Agreements with Regulatory Agencies.  Neither Cedar nor any of the Cedar Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 3.09), other than those of general application that apply to similarly situated telecommunications companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Cedar Disclosure Letter, a “Cedar Regulatory Agreement”), nor has Cedar or any of the Cedar Subsidiaries been advised in writing since January 1, 2008, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Cedar Regulatory Agreement.

Section 3.19.  Labor Matters.  As of the date of this Agreement, Section 3.19 of the Cedar Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Cedar or any of the Cedar Subsidiaries. To the Knowledge of Cedar, as of the date of this Agreement, no labor organization or group of employees of Cedar or any Cedar Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Cedar, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Cedar or any Cedar Subsidiary. None of Cedar or any of the Cedar Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Cedar or any of the Cedar Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cedar Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Cedar, threatened that individually or in the aggregate, has had or would reasonably be expected to have a Cedar Material Adverse Effect. Cedar has made available to Pine true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Cedar or any Cedar Subsidiary (the “Cedar CBAs”). Except as otherwise set forth in the Cedar CBAs, neither Cedar nor any Cedar Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Cedar Benefit Plan.

Section 3.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Wachovia Capital Markets, LLC, Merrill Lynch & Co., Inc., and Banc of America Securities LLC (the “Cedar Financial Advisors”), the fees and expenses of which will be paid by Cedar, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cedar. Cedar will furnish to Pine, promptly after the execution of such agreements, true and complete copies of all agreements between or among Cedar and/or Pine Merger Sub and the Cedar Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.21.  Opinion of Financial Advisor.  The Cedar Board has received oral opinions from Morgan Stanley & Co. Incorporated and Barclays Capital Inc., to be confirmed in writing (with a copy provided solely for information purposes to Pine promptly upon receipt by Cedar), to the effect that, as of the date of this Agreement, the consideration to be paid in the Merger by Cedar is fair to Cedar from a financial point of view.

Section 3.22.  Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cedar Material Adverse Effect, each insurance policy of Cedar or any Cedar Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policies is purported to be in effect, and neither Cedar nor any of the Cedar Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

Section 3.23.  Financing.  Cedar has delivered to Pine complete and correct copies of an executed commitment letter (the “Commitment Letter”) from Banc of America Bridge LLC, Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Barclays Capital, SunTrust Bank, and SunTrust Robinson Humphrey, Inc. to provide Cedar with at least $800,000,000 in debt financing (together with any bond, note, debenture or other capital markets debt financing that may be used in lieu of such debt financing, the “Financing”). Cedar has made available to Pine all other side letters or other agreements, contracts or arrangements related to the Financing; provided that Cedar may redact in such documents the fee amounts payable to their financing sources under the Commitment Letter. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Cedar and, to the Knowledge of Cedar, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Cedar under any term or condition of the Commitment Letter. There are no conditions relating to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. As of the date of this Agreement, Cedar has no reason to believe that any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. Cedar has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

Section 3.24.  Pine Merger Sub.  Cedar is the sole stockholder of Pine Merger Sub. Since its date of incorporation, Pine Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.25.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Pine acknowledges that none of Cedar, the Cedar Subsidiaries or any other Person on behalf of Cedar makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Pine

Pine represents and warrants to Cedar and Pine Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Pine SEC Documents filed and publicly available after January 1, 2008 and prior to the date of this Agreement (the “Filed Pine SEC Documents”) (excluding any disclosures in the Filed Pine SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Pine to Cedar at or before the execution and delivery by Pine of this Agreement (the “Pine Disclosure Letter”). The Pine Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01.  Organization, Standing and Power.  Each of Pine and each of Pine’s Subsidiaries (the “Pine Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Pine Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect. Each of Pine and the Pine Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Pine Permits”), except where the failure to have such power or authority or to possess Pine Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect. Each of Pine and the Pine Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect. Pine has delivered or made available to Cedar, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Pine in effect as of the date of this Agreement (the “Pine Charter”) and the by-laws of Pine in effect as of the date of this Agreement (the “Pine By-laws”).

Section 4.02.  Pine Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Pine Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Pine, by another Pine Subsidiary or by Pine and another Pine Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Pine Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Pine Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Pine Subsidiaries, neither Pine nor any Pine Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03.  Capital Structure.  (a) The authorized capital stock of Pine consists of 1,250,000,000 shares of Pine Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Pine Preferred Stock” and together with the Pine Common Stock, the “Pine Capital Stock”). At the close of business on October 23, 2008, (i) 142,133,922 shares of Pine Common Stock were issued and outstanding, of which none were subject to restrictions based on performance or continuing service, (ii) no shares of Pine Preferred Stock were issued and outstanding, (iii) 11,791,339 shares of Pine Common Stock were held by Pine in its treasury, (iv) 15,999,400 shares of Pine Common Stock were reserved and available for issuance pursuant to the Pine Stock Plans, of which (A) 6,731,618 shares were issuable upon exercise of outstanding Pine Stock Options and (B) 1,649,119 shares were issuable upon vesting of Pine Restricted Stock

Units assuming, for Pine Restricted Stock Units for which the performance adjustment period has not elapsed, achievement of performance goals at “target” and (v) 745,936 shares of Pine Common Stock were reserved for issuance pursuant to the Pine 2008 Employee Stock Purchase Plan (the “Pine ESPP”). Except as set forth in this Section 4.03(a), at the close of business on October 23, 2008, no shares of capital stock or voting securities of, or other equity interests in, Pine were issued, reserved for issuance or outstanding. From the close of business on October 23, 2008 to the date of this Agreement, there have been no issuances by Pine of shares of capital stock or voting securities of, or other equity interests in, Pine, other than the issuance of Pine Common Stock upon the exercise of Pine Stock Options or rights under the Pine ESPP or upon the vesting of Pine Restricted Stock Units, in each case outstanding at the close of business on October 23, 2008 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Pine Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Pine Stock Options or pursuant to the Pine Stock Plans or the Pine ESPP or upon the vesting of Pine Restricted Stock Units will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Pine Charter, the Pine By-laws or any Contract to which Pine is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Pine or any Pine Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Pine or any Pine Subsidiary or any securities of Pine or any Pine Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Pine or any Pine Subsidiary, (y) any warrants, calls, options or other rights to acquire from Pine or any Pine Subsidiary, or any other obligation of Pine or any Pine Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Pine or any Pine Subsidiary or (z) any rights issued by or other obligations of Pine or any Pine Subsidiary that are linked in any way to the price of any class of Pine Capital Stock or any shares of capital stock of any Pine Subsidiary, the value of Pine, any Pine Subsidiary or any part of Pine or any Pine Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Pine or any Pine Subsidiary. Except for acquisitions, or deemed acquisitions, of Pine Common Stock or other equity securities of Pine in connection with (i) the payment of the exercise price of Pine Stock Options with Pine Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Pine Stock Options and vesting of Pine Restricted Stock Units and (iii) forfeitures of Pine Stock Options and Pine Restricted Stock Units, there are not any outstanding obligations of Pine or any of the Pine Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Pine or any Pine Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Pine Stock Options, (i) each grant of a Pine Stock Option was duly authorized no later than the Grant Date for such option by all necessary corporate action, including, as applicable, approval by the Pine Board (or a duly constituted and authorized committee thereof), and (ii) the per share exercise price of each Pine Stock Option was at least equal to the fair market value of a share of Pine Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of Pine having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Pine may vote (“Pine Voting Debt”). Neither Pine nor any of the Pine Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Pine. Neither Pine nor any of the Pine Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Pine or any of the Pine Subsidiaries.

Section 4.04.  Authority; Execution and Delivery; Enforceability.  (a) Pine has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Pine Stockholder Approval. The Board of Directors of Pine (the “Pine Board”) has adopted resolutions, by unanimous vote of those present at a meeting duly called at which a quorum of directors of Pine was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Pine and its stockholders,

(iii) declaring this Agreement advisable and (iv) recommending that Pine’s stockholders adopt this Agreement and directing that this Agreement be submitted to Pine’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Pine Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Pine Common Stock entitled to vote at the Pine Stockholders Meeting (the “Pine Stockholder Approval”), no other corporate proceedings on the part of Pine are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Pine has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Cedar, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Pine Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.05.  No Conflicts; Consents.  (a) The execution and delivery by Pine of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Pine or any Pine Subsidiary under, any provision of (i) the Pine Charter, the Pine By-laws or the comparable charter or organizational documents of any Pine Subsidiary (assuming that the Pine Stockholder Approval is obtained), (ii) any Contract to which Pine or any Pine Subsidiary is a party or by which any of their respective properties or assets is bound or any Pine Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to Pine or any Pine Subsidiary or their respective properties or assets (assuming that the Pine Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Pine or any Pine Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Cedar and Pine are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC or any other Governmental Entities

(including State Regulators) (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers or business combinations of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06.  SEC Documents; Undisclosed Liabilities.  (a) Pine has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Pine with the SEC since January 1, 2007 (such documents, together with any documents filed with the SEC during such period by Pine on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Pine SEC Documents”).

(b) Each Pine SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Pine SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Pine included in the Pine SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Pine and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Pine’s consolidated audited balance sheet as of December 31, 2007 (or the notes thereto) as included in the Filed Pine SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement neither Pine nor any Pine Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Pine Material Adverse Effect.

(d) Each of the chief executive officer of Pine and the chief financial officer of Pine (or each former chief executive officer of Pine and each former chief financial officer of Pine, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Pine SEC Documents, and the statements contained in such certifications are true and accurate. None of Pine or any of the Pine Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Pine maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and

(C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Pine’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Pine are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Pine in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Pine, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Pine to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Pine nor any of the Pine Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Pine and any of the Pine Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pine or any of the Pine Subsidiaries in Pine’s or such Pine Subsidiary’s published financial statements or other Pine SEC Documents.

(h) Since January 1, 2008, none of Pine, Pine’s independent accountants, the Pine Board or the audit committee of the Pine Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Pine, (y) “material weakness” in the internal controls over financial reporting of Pine or (z) fraud, whether or not material, that involves management or other employees of Pine who have a significant role in the internal controls over financial reporting of Pine.

(i) None of the Pine Subsidiaries is, or has at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07.  Information Supplied.  None of the information supplied or to be supplied by Pine for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Cedar’s shareholders and Pine’s stockholders or at the time of each of the Cedar Shareholders Meeting and the Pine Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Pine with respect to statements made or incorporated by reference therein based on information supplied by Cedar or Pine Merger Sub for inclusion or incorporation by reference therein.

Section 4.08.  Absence of Certain Changes or Events.  Since January  1, 2008, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Pine Material Adverse Effect. From January 1, 2008 to the date of this Agreement, each of Pine and the Pine Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Pine or the capital stock or voting securities of, or other equity interests in, any of the Pine Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.6875 per share of Pine Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Pine Subsidiary to its parent) or any repurchase for value by Pine of any capital stock or voting securities of, or other equity interests in, Pine or the capital stock or voting securities of, or other equity interests in, any of the Pine Subsidiaries;

(b) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Pine or any Pine Subsidiary other than the issuance of commercial paper or draws on existing revolving credit facilities in the ordinary course of business;

(c) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Pine’s or Pine’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(d) (i) any granting by Pine or any Pine Subsidiary to any current or former director or officer of Pine or any Pine Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Pine Benefit Plan in effect as of January 1, 2008, (ii) any granting by Pine or any Pine Subsidiary to any Person of any severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any Pine Benefit Plan in effect as of January 1, 2008, or (iii) any entry into or adoption of any material Pine Benefit Plan or any material amendment of any such material Pine Benefit Plan;

(e) any change in accounting methods, principles or practices by Pine or any Pine Subsidiary, except insofar as may have been required by a change in GAAP; or

(f) any material elections or changes thereto with respect to Taxes by Pine or any Pine Subsidiary or any settlement or compromise by Pine or any Pine Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 4.09.  Taxes.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect: (i) each of Pine and each Pine Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of Pine and each Pine Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Pine or any Pine Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) Neither Pine nor any Pine Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Pine and wholly owned Pine Subsidiaries).

(c) There has been no agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) between Cedar or any of its officers, directors, agents or controlling shareholders, on the one hand, and Pine or any of its officers or directors, or, to the Knowledge of Pine, its agents or controlling shareholders, on the other hand, regarding the Merger or any similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) at any time between May 16, 2006 and November 19, 2007.

(d) Within the past two years, neither Pine nor any Pine Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e) Neither Pine nor any Pine Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(f) Neither Pine nor any Pine Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.10.  Benefits Matters; ERISA Compliance.  (a) Section 4.10(a) of the Pine Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any Pine Benefit Plan. Pine has delivered or made available to Cedar true and complete copies of (i) all material Pine Benefit Plans or, in the case of any unwritten material Pine Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material Pine Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Pine Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Pine Benefit Plan and (v) the most recent financial statements and actuarial reports for each Pine Benefit Plan (if any). For purposes of this Agreement, “Pine Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Pine Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Pine or any Pine Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Pine or any Pine Subsidiary and any current or former directors, officers, employees or consultants of Pine or any Pine Subsidiary.

(b) All Pine Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Pine Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of Pine, has revocation been threatened, nor has any such Pine Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, (i) no Pine Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Pine Pension Plan”) had, as of the respective last annual valuation date for each such Pine Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Cedar, (ii) none of the Pine Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of Pine, any Pine Subsidiary, any officer of Pine or any Pine Subsidiary or any of the Pine Benefit Plans which are subject to ERISA, including the Pine Pension Plans, any trust created thereunder or, to the Knowledge of Pine, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Pine, any Pine Subsidiary or any officer of Pine or any Pine Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Pine Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Pine Benefit Plans and trusts, (v) no Pine Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Pine Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Pine Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither Pine nor any Pine Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Pine Multiemployer Plan.

(d) With respect to each Pine Benefit Plan that is an employee welfare benefit plan, such Pine Benefit Plan (including any Pine Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Pine or the Pine Subsidiaries or terminated, in each case, without material liability to Pine and the Pine Subsidiaries on or at any time after the Effective Time.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, no Pine Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, (i) each Pine Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Pine Benefit Plan and (ii) Pine and each of the Pine Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Pine Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, there are no pending or, to the Knowledge of Pine, threatened claims by or on behalf of any participant in any of the Pine Benefit Plans, or otherwise involving any such Pine Benefit Plan or the assets of any Pine Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the Pine Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Pine or any of the Pine Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Pine Benefit Plan or (C) result in any breach or violation of, default under or limit Pine’s right to amend, modify or terminate any Pine Benefit Plan.

(i) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Pine or any Pine Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Pine Material Adverse Effect.

(j) Each Pine Benefit Plan that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect, all contributions required to be made to any Pine Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Pine SEC Documents. Each Pine Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Pine or any Pine Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect, neither Pine nor any Pine

Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Pine Multiemployer Plans.

(m) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect, all Pine Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Pine, threatened against Pine or any Pine Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Pine Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Pine, investigation by any Governmental Entity involving Pine or any Pine Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Pine Material Adverse Effect (it being agreed that for purposes of this Section 4.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, Pine and the Pine Subsidiaries are in compliance with all applicable Laws and Pine Permits, including all applicable rules, regulations, directives or policies of the FCC, State Regulators or any other Governmental Entity. To the Knowledge of Pine, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Pine or a Pine Subsidiary is not in compliance with any applicable Law or Pine Permit or which challenges or questions the validity of any rights of the holder of any Pine Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

Section 4.13.  Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect:

(a) Pine and the Pine Subsidiaries are in compliance with all Environmental Laws, and neither Pine nor any Pine Subsidiary has received any written communication from a Governmental Entity that alleges that Pine or any Pine Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b) Pine and the Pine Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Pine, the Pine Subsidiaries and the Pine Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur);

(c) there are no Environmental Claims pending or, to the Knowledge of Pine, threatened against Pine or any of the Pine Subsidiaries;

(d) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Pine or any of the Pine Subsidiaries or against any Person whose liabilities for such Environmental Claims Pine or any of the Pine Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither Pine nor any of the Pine Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Pine or any of the Pine Subsidiaries.

Section 4.14.  Contracts.  (a) As of the date of this Agreement, neither Pine nor any Pine Subsidiary is a party to any Contract required to be filed by Pine as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Pine Contract”) that has not been so filed.

(b) Section 4.14 of the Pine Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Pine has made available to Cedar true and complete copies, of (i) other than Pine Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which Pine or any of the Pine Subsidiaries is a party that restricts in any material respect the ability of Pine or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Pine or any of the Pine Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Pine and the wholly owned Pine Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Pine or any of the Pine Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Pine Subsidiaries, in each case material to Pine and the Pine Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the Pine Board or (y) any executive officer of Pine, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Pine SEC Documents or Contracts terminable by Pine or any of the Pine Subsidiaries on no more than 30 days’ notice without liability or financial obligation to Pine or any of the Pine Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Pine or any of the Pine Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, and (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Pine Contract is referred to herein as a “Pine Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect (it being agreed that for purposes of this Section 4.14(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Pine Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Pine Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Pine or one of the Pine Subsidiaries, as the case may be, and, to the Knowledge of Pine, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Pine Material Contract is in full force and effect, and (iii) none of Pine or any of the Pine Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Pine Material Contract and, to the Knowledge of Pine, no other party to any such Pine Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(d) Except to the extent permitted by Section 5.01(b)(viii) and for any Filed Pine Contracts, neither Pine nor any of the Pine Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement that prevents or restricts Pine, any Pine Subsidiary or any direct or indirect Subsidiary thereof from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness or (iii) creating Liens that secure Indebtedness.

Section 4.15.  Properties.  (a) Pine and each Pine Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “Pine Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect. The Pine Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Pine and the Pine Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect. All of the Pine Properties are free and clear of all Liens, except for Liens on material Pine Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Pine Property to which they relate in the conduct of Pine and the Pine Subsidiaries as presently conducted and Liens on other Pine Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) Pine and each of the Pine Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Pine Leases”), and all Pine Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect. Pine and each Pine Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Pine Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of Pine and Pine Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect.

Section 4.16.  Intellectual Property.  Pine and the Pine Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Pine, threatened that Pine or any of the Pine Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect. To the Knowledge of Pine, no Person is infringing, misappropriating or otherwise violating the rights of Pine or any of the Pine Subsidiaries with respect to any Intellectual Property Right owned by Pine or any of the Pine Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Pine Material Adverse Effect. Since January 1, 2007, no prior or current employee or officer or any prior or current consultant or contractor of Pine or any of the Pine Subsidiaries has asserted or, to the Knowledge of Pine, has any ownership in any Intellectual Property Rights used by Pine or any of the Pine Subsidiaries in the operation of their respective businesses, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect.

Section 4.17.  Communications Regulatory Matters.  (a) Pine and each Pine Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC or the State Regulators that are required for Pine and each Pine Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 4.17(a) of the Pine Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Pine or any Pine Subsidiary by a Governmental Entity that are required for Pine and each Pine Subsidiary to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Pine Licenses”).

(b) Each Pine License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect. No Pine License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect. Pine has no Knowledge of any event, condition or circumstance that would preclude any Pine License from being renewed in the ordinary course (to the extent that such Pine License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect.

(c) The licensee of each Pine License is in compliance with each Pine License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the FCC Rules or similar rules, regulations, policies, instructions and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect.

(d) Pine or a Pine Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the Pine Licenses.

Section 4.18.  Agreements with Regulatory Agencies.  Neither Pine nor any of the Pine Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated telecommunications companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Pine Disclosure Letter, a “Pine Regulatory Agreement”), nor has Pine or any of the Pine Subsidiaries been advised in writing since January 1, 2008, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Pine Regulatory Agreement.

Section 4.19.  Labor Matters.  As of the date of this Agreement, Section 4.19 of the Pine Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Pine or any of the Pine Subsidiaries. To the Knowledge of Pine, as of the date of this Agreement, no labor organization or group of employees of Pine or any Pine Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Pine, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Pine or any Pine Subsidiary. None of Pine or any of the Pine Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Pine or any of the Pine Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pine Material Adverse Effect. Pine has made available to Cedar true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Pine or any Pine Subsidiary (the “Pine CBAs”). Except as otherwise set forth in the Pine CBAs, neither Pine nor any Pine Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Pine Benefit Plan.

Section 4.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. (the “Pine Financial Advisor”), the fees and expenses of which will be paid by Pine, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pine. Pine has furnished to Cedar true and complete copies of all agreements between Pine and the Pine Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor .  Pine has received the oral opinion of the Pine Financial Advisor, to be confirmed in writing (with a copy provided to Cedar promptly upon receipt by Pine), to the effect that, as of the date of this Agreement, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Pine Common Stock.

Section 4.22.  Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pine Material Adverse Effect, each insurance policy of Pine or any Pine Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Pine nor any of the Pine Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

Section 4.23.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Cedar acknowledges that none of Pine, the Pine Subsidiaries or any other Person on behalf of Pine makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by Cedar .  Except for matters set forth in the Cedar Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Pine (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Cedar shall, and shall cause each Cedar Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Cedar Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Pine (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Cedar shall not, and shall not permit any Cedar Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Cedar in respect of shares of Cedar Common Stock not exceeding $0.70 per share of Cedar Common Stock with usual declaration, record and payment dates and in accordance with Cedar’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Cedar Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Cedar or any Cedar Subsidiary or any securities of Cedar or any Cedar Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Cedar or any Cedar Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Cedar Common Stock or other equity securities of Cedar in connection with (i) the payment of the exercise price of Cedar Stock Options with Cedar Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Cedar Stock Options and vesting of Cedar Restricted Shares and (iii) forfeitures of Cedar Stock Options and Cedar Restricted Shares;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Cedar or any Cedar Subsidiary (other than the issuance of Cedar Common Stock (1) upon the exercise of Cedar Stock Options outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) of the Cedar Disclosure Letter and (2) pursuant to the Cedar ESPP in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of Cedar or any Cedar Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Cedar or any Cedar Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Cedar or any Cedar Subsidiary, (E) any rights issued by Cedar or any Cedar Subsidiary that are linked in any way to the price of any class of Cedar Capital Stock or any shares of capital stock of any Cedar Subsidiary, the value of Cedar, any Cedar Subsidiary or any part of Cedar or any Cedar Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Cedar or any Cedar Subsidiary or (F) any Cedar Voting Debt;

(iii) (A) amend the Cedar Articles (except for pursuant to Section 6.15 of this Agreement or to increase the number of authorized shares of Cedar Common Stock) or the Cedar By-laws or (B) amend in any material respect the charter or organizational documents of any Cedar Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any current or former director or officer of Cedar or any Cedar Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Cedar Benefit Plan as in effect as of the date of this Agreement, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Cedar Benefit Plan as in effect as of the date of this Agreement or (C) enter into or adopt any material Cedar Benefit Plan or amend in any material respect any material Cedar Benefit Plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable Law (including Section 409A of the Code);

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Cedar and the Cedar Subsidiaries in connection with all such transactions would exceed $50,000,000;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $50,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness (x) incurred pursuant to Cedar’s existing revolving credit facility or (y) prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice not to exceed, together with any Indebtedness incurred from and after October 1, 2008 through the date of this Agreement, (m) the amount by which the balance as of September 30, 2008 under Cedar’s existing revolving credit facility (as in effect on September 30, 2008) exceeds the balance under such facility as of the date of such incurrence plus (n) $50,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness that matures by its terms prior to the Closing Date, provided that (1) the execution, delivery and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to Cedar, shall contain covenants that are no more restrictive to Cedar, and shall be for the same or lesser principal amount, as the Indebtedness being replaced; or (C) in connection with the Financing;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2008 and 2009 set forth in Section 5.01(a)(ix) of the Cedar Disclosure Letter;

(x) enter into or amend any Contract, or take any other action (except as expressly permitted or contemplated by this Agreement), if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Cedar or any Cedar Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Cedar or any Cedar Subsidiary under, or require Cedar, Pine or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Cedar or any of the Cedar Subsidiaries, other than (A) modifications, amendments or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Cedar Permit issued by the FCC or any State Regulator;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Cedar SEC Documents or (b) do not exceed $10,000,000 in the aggregate;

(xv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Cedar or any Cedar Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Cedar or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;

(xvi) enter into, amend or modify any Cedar Material Contract of a type described in Section 3.14(b)(i), (iii) or (vi) (other than hedges, swaps or other derivatives against or with respect to the Financing) or any Contract that would be such a Cedar Material Contract if it had been entered into prior to the date hereof;

(xvii) enter into any new line of business outside of its existing business; or

(xviii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Conduct of Business by Pine.  Except for matters set forth in the Pine Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Cedar (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Pine shall, and shall cause each Pine Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Pine Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Cedar (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Pine shall not, and shall not permit any Pine Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Pine in respect of shares of Pine Common Stock not exceeding $0.6875 per share of Pine Common Stock with usual declaration, record and payment dates and in accordance with Pine’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Pine Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Pine or any Pine Subsidiary or any securities of Pine or any Pine Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Pine or any Pine Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Pine Common Stock or other equity securities of Pine in connection with (i) the payment of the exercise price of Pine Stock Options with Pine Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Pine Stock Options and vesting of Pine Restricted Stock Units and (iii) forfeitures of Pine Stock Options and Pine Restricted Stock Units, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Pine or any Pine Subsidiary (other than the issuance of Pine Common Stock (1) upon the exercise of Pine Stock Options and upon the vesting of Pine Restricted Stock Units, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(b)(ii) of the Pine Disclosure Letter and (2) pursuant to the Pine ESPP in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of Pine or any Pine Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Pine or any Pine Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Pine or any Pine Subsidiary, (E) any rights issued by Pine or any Pine Subsidiary that are linked in any way to the price of any class of Pine Capital Stock or any shares of capital stock of any Pine Subsidiary, the value of Pine, any Pine Subsidiary or any part of Pine or any Pine Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Pine or any Pine Subsidiary or (F) any Pine Voting Debt;

(iii) (A) amend the Pine Charter or the Pine By-laws or (B) amend in any material respect the charter or organizational documents of any Pine Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any current or former director or officer of Pine or any Pine Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Pine Benefit Plan as in effect as of the date of this Agreement, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Pine Benefit Plan as in effect as of the date of this Agreement, or (C) enter into or adopt any material Pine Benefit Plan or amend in any material respect any material Pine Benefit Plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable Law (including Section 409A of the Code);

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Pine and the Pine Subsidiaries in connection with all such transactions would exceed $50,000,000;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $50,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness (x) incurred pursuant to Pine’s existing revolving credit facility or (y) prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice not to exceed, together with any Indebtedness incurred from and after October 1, 2008 through the date of this Agreement, (m) the amount by which the balance as of September 20, 2008 under Pine’s existing revolving credit facility (as in effect on the date hereof) exceeds the balance under such facility as of the date of such incurrence plus (n) $150,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness that matures by its terms prior to the Closing Date, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to Pine, shall contain covenants that are no more restrictive to Pine, and shall be for the same or lesser principal amount, as the Indebtedness being replaced;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2008 and 2009 set forth in Section 5.01(b)(ix) of the Pine Disclosure Letter;

(x) enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Pine or any Pine Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Pine or any Pine Subsidiary under, or require Cedar, Pine or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Pine or any of the Pine Subsidiaries, other than (A) modifications, amendments or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Pine Permit issued by the FCC or any State Regulator;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Pine SEC Documents or (b) do not exceed $20,000,000 in the aggregate;

(xv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Pine or any Pine Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Pine or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;

(xvi) enter into, amend or modify any Pine Material Contract of a type described in Section 4.14(b)(i), (iii) or (vi) or any Contract that would be such a Pine Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business; or

(xviii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) Advice of Changes.  Cedar and Pine shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such party to consummate the Closing.

Section 5.02.  No Solicitation by Cedar; Cedar Board Recommendation.  (a) Cedar shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives

(collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Cedar Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Cedar Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Cedar Takeover Proposal) with respect to any Cedar Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Cedar Takeover Proposal. Cedar shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Cedar Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Cedar Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is necessary to enforce any “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary. Notwithstanding the foregoing, at any time prior to obtaining the Cedar Shareholder Approval, in response to a bona fide written Cedar Takeover Proposal that the Cedar Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Cedar Proposal, and which Cedar Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Cedar Shareholders Meeting and did not otherwise result from a breach of this Section 5.02(a), Cedar may, subject to compliance with Section 5.02(c), (x) furnish information with respect to Cedar and the Cedar Subsidiaries to the Person making such Cedar Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Pine or is provided to Pine prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (y) participate in discussions regarding the terms of such Cedar Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Cedar Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Cedar or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.02(a) by Cedar.

(b) Except as set forth below, neither the Cedar Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Pine), or propose publicly to withdraw (or modify in any manner adverse to Pine), the approval, recommendation or declaration of advisability by the Cedar Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Cedar Takeover Proposal (any action in this clause (i) being referred to as a “Cedar Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Cedar or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Cedar Takeover Proposal, or requiring, or reasonably expected to cause, Cedar or Pine Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Cedar or Pine Merger Sub to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Cedar Shareholder Approval, the Cedar Board may make a Cedar Adverse Recommendation Change if the Cedar Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Cedar shall not be entitled to exercise its right to make a Cedar Adverse Recommendation Change until after the fifth Business Day following Pine’s receipt of written notice (a “Cedar Notice of Recommendation Change”) from Cedar advising Pine that the Cedar Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Cedar Proposal, the terms and conditions of any Superior Cedar Proposal that is the basis of the proposed action by the Cedar Board (it being understood and agreed that any amendment to any material term of such Superior Cedar Proposal shall require a new Cedar Notice of Recommendation Change and a new five business-day period). In determining whether to make a Cedar Adverse Recommendation Change, the Cedar Board shall take into account any changes to the terms of this Agreement proposed by Pine in response to a Cedar Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Cedar set forth in paragraphs (a) and (b) of this Section 5.02, Cedar shall promptly, and in any event within 24 hours of the receipt thereof, advise Pine orally and in writing of any Cedar Takeover Proposal, the material terms and conditions of any such Cedar Takeover Proposal (including any changes thereto) and the identity of the person making any such Cedar Takeover Proposal. Cedar shall (x) keep Pine informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Cedar Takeover Proposal, and (y) provide to Pine as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Cedar or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Cedar Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit Cedar from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the shareholders of Cedar if, in the good faith judgment of the Cedar Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Cedar Board with respect to this Agreement or a Cedar Takeover Proposal shall be deemed to be a Cedar Adverse Recommendation Change unless the Cedar Board in connection with such communication publicly reaffirms its recommendation with respect to this Agreement; provided, further, that in no event shall Cedar or the Cedar Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.02(b).

(e) For purposes of this Agreement:

“Cedar Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Cedar or any Cedar Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Cedar Subsidiary or otherwise) of any business or assets of Cedar or the Cedar Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Cedar and the Cedar Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Cedar, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Cedar Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Cedar Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Cedar Common Stock or substantially all of the assets of Cedar and the Cedar Subsidiaries, taken as a whole, (i) on terms which the Cedar Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Cedar Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Pine to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.03.  No Solicitation by Pine; Pine Board Recommendation.  (a) Pine shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Pine Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Pine Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Pine Takeover Proposal) with respect to any Pine Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Pine Takeover Proposal. Pine shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Pine Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Pine Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is necessary to enforce any “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary. Notwithstanding the foregoing, at any time prior to obtaining the Pine Stockholder Approval, in response to a bona fide written Pine Takeover Proposal that the Pine Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Pine Proposal, and which Pine Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Pine Stockholders Meeting and did not otherwise result from a breach of this Section 5.03(a), Pine may, subject to compliance with Section 5.03(c), (x) furnish information with respect to Pine and the Pine Subsidiaries to the Person making such Pine Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Pine or is provided to Pine prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (y) participate in discussions regarding the terms of such Pine Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Pine Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Pine or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.03(a) by Pine.

(b) Except as set forth below, neither the Pine Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Cedar), or propose publicly to withdraw (or modify in any manner adverse to Cedar), the approval, recommendation or declaration of advisability by the Pine Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Pine Takeover Proposal (any action in this clause (i) being referred to as a “Pine Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Pine or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Pine Takeover Proposal, or requiring, or reasonably expected to cause, Pine to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Pine to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.03(a)). Notwithstanding the foregoing, at any time prior to obtaining the Pine Stockholder Approval, the Pine Board may make a Pine Adverse Recommendation Change if the Pine Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Pine shall not be entitled to exercise its right to make a Pine Adverse Recommendation Change until after the fifth Business Day following Cedar’s receipt of written notice (a “Pine Notice of Recommendation Change”) from Pine advising Cedar that the Pine Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Pine Proposal, the terms and conditions of any Superior Pine Proposal that is the basis of the proposed action by the Pine Board (it being understood and agreed that any amendment to any material term of such Superior Pine Proposal shall require a new Pine Notice of Recommendation Change and a new five business-day period). In determining whether to make a Pine Adverse Recommendation Change, the Pine Board shall take into account any changes to the terms of this Agreement proposed by Cedar in response to a Pine Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Pine set forth in paragraphs (a) and (b) of this Section 5.03, Pine shall promptly, and in any event within 24 hours of the receipt thereof, advise Cedar orally and in writing of any Pine Takeover Proposal, the material terms and conditions of any such Pine Takeover Proposal (including any changes thereto) and the identity of the person making any such Pine Takeover Proposal. Pine shall (x) keep Cedar informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Pine Takeover Proposal, and (y) provide to Cedar as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Pine or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Pine Takeover Proposal.

(d) Nothing contained in this Section 5.03 shall prohibit Pine from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of Pine if, in the good faith judgment of the Pine Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Pine Board with respect to this Agreement or a Pine Takeover Proposal shall be deemed to be a Pine Adverse Recommendation Change unless the Pine Board in connection with such communication publicly reaffirms its recommendation with respect to this Agreement; provided, further, that in no event shall Pine or the Pine Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.03(b).

(e) For purposes of this Agreement:

“Pine Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Pine or any Pine Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Pine Subsidiary or otherwise) of any business or assets of Pine or the Pine Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Pine and the Pine Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Pine, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Pine Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Pine Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Pine Common Stock or substantially all of the assets of Pine and the Pine Subsidiaries, taken as a whole, (i) on terms which the Pine Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Pine Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Cedar to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a) As promptly as reasonably practicable following the date of this Agreement, Cedar and Pine shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Cedar and the stockholders of Pine relating to the Cedar Shareholders Meeting and the Pine Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Cedar shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Cedar and Pine shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of Pine and Cedar shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Pine and Cedar shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Pine and Cedar shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Pine and Cedar (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Pine and Cedar shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Pine and Cedar shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Pine and Cedar shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to Cedar or any Cedar Subsidiary, or any change occurs with respect to other information supplied by Cedar for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Cedar shall promptly notify Pine of such event, and Cedar and Pine shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Cedar’s shareholders and Pine’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Pine or any Pine Subsidiary, or any change occurs with respect to other information supplied by Pine for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Pine shall promptly notify Cedar of such event, and Pine and Cedar shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Cedar’s shareholders and Pine’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Cedar shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Cedar Shareholders Meeting for the sole purposes of seeking the Cedar Shareholder Approval, the Cedar High Vote Shareholder Approval, and any proposal to amend the Cedar Articles to increase the number of authorized shares of Cedar Common Stock. Cedar shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Cedar’s shareholders and to hold the Cedar Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.02(b), solicit the Cedar Shareholder Approval and the Cedar High Vote Shareholder Approval. Cedar shall, through the Cedar Board, recommend to its shareholders that they give the Cedar Shareholder Approval and the Cedar High Vote Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Cedar Board shall have made a Cedar Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Cedar Shareholders Meeting is scheduled, Cedar has not received proxies representing a sufficient number of shares of Cedar Common Stock to obtain the Cedar Shareholder Approval, whether or not a quorum is present, Cedar shall have the right to make one or more successive postponements or adjournments of the Cedar Shareholders Meeting, provided that the Cedar Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Cedar Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Cedar agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Cedar of any Cedar Takeover Proposal, by the making of any Cedar Adverse Recommendation Change by the Cedar Board; provided, however, that if the public announcement of a Cedar Adverse Recommendation Change or the delivery of a Cedar Notice of Recommendation Change is less than 10 Business Days prior to the Cedar Shareholders Meeting, Cedar shall be entitled to postpone the Cedar Shareholders Meeting to a date not less than 10 Business Days after such event.

(e) Pine shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Pine Stockholders Meeting for the sole purpose of seeking the Pine Stockholder Approval. Pine shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Pine’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Pine Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.03(b), solicit the Pine Stockholder Approval. Pine shall, through the Pine Board, recommend to its stockholders that they give the Pine Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Pine Board shall have made a Pine Adverse Recommendation Change as permitted by Section 5.03(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Pine Stockholders Meeting is scheduled, Pine has not received proxies representing a sufficient number of shares of Pine Common Stock to obtain the Pine Stockholder Approval, whether or not a quorum is present, Pine shall have the right to make one or more successive postponements or adjournments of the Pine Stockholders Meeting, provided that the Pine Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Pine Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Pine agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Pine of any Pine Takeover Proposal or by the making of any Pine Adverse Recommendation Change by the Pine Board; provided, however, that if the public announcement of a Pine Adverse Recommendation Change or the delivery of a Pine Notice of Recommendation Change is less than 10 Business Days prior to the Pine Shareholders Meeting, Pine shall be entitled to postpone the Pine Shareholders Meeting to a date not less than 10 Business Days after such event.

Section 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Cedar and Pine shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Cedar and Pine shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of Pine and Cedar shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Pine Common Stock or Cedar Common Stock, as applicable, would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated August 12, 2008 between Cedar and Pine (the “Confidentiality Agreement”).

Section 6.03.  Required Actions.  (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), Pine and the Pine Board and Cedar and the Cedar Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), promptly following the execution and delivery by the parties of this Agreement, Pine and Cedar shall enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), Pine and Cedar shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Pine, Cedar or any of their respective Subsidiaries of any portion of the business, properties or assets of Pine, Cedar or any of their respective Subsidiaries; provided, however, that neither Cedar nor Pine shall be required pursuant to this Section 6.03(c) to commit to or effect any action that is not conditioned upon the consummation of the Merger. If the actions taken by Cedar and Pine pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.01(d), (e) and (f) being satisfied, then each of Cedar and Pine shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(d), (e) or (f) not to be satisfied; provided that Cedar and Pine shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(d) In connection with and without limiting the generality of the foregoing, each of Cedar and Pine shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) (A) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, all applications required to be filed with the FCC (the “FCC Applications”) and any State Regulators (the “PSC Applications”) to effect the transfer of control of the Pine Licenses and/or Cedar Licenses, as necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, and use its reasonable best efforts to respond as promptly as practicable to any additional requests for information received from the FCC or any State Regulator by any party to an FCC Application or PSC Application and (B) use its reasonable best efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules or rules of any State Regulator, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment;

(iii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);

(iv) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(v) use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld.

(e) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(c), the provisions of this Section 6.03 shall not be construed to require or permit Pine, Cedar, or their respective Subsidiaries from offering, taking, committing to or accepting any action, restrictions or limitations (“Actions”) of or on Pine, Cedar, or their respective Subsidiaries without the prior written consent of the other party if such Actions, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

(f) Notwithstanding anything else contained in this Agreement, (i) neither Cedar nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any Cedar Takeover Proposal and (ii) neither Pine nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any Pine Takeover Proposal.

(g) Cedar shall give prompt notice to Pine, and Pine shall give prompt notice to Cedar, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04.  Stock Plans; Benefit Plans.  (a) Prior to the Effective Time, the Pine Board (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i) unless otherwise specifically agreed with any particular holder of a Pine Stock Option, adjust the terms of all outstanding Pine Stock Options to provide that, at the Effective Time, each Pine Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (a “Converted Cedar Option”) to acquire, on the same terms and conditions as were applicable under such Pine Stock Option immediately prior to the Effective Time, a number of shares of Cedar Common Stock determined by multiplying the number of shares of Pine Common Stock subject to such Pine Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Pine Stock Option by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Pine Stock Option (x) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (y) shall be adjusted in a manner which complies with Section 409A of the Code;

(ii) unless otherwise specifically agreed with any particular holder of a Pine Restricted Stock Unit, adjust the terms of all outstanding Pine Restricted Stock Units to provide that, at the Effective Time, each award of Pine Restricted Stock Units outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable under such Pine Restricted Stock Unit immediately prior to the Effective Time, a number of shares of Cedar Common Stock, rounded up to the nearest whole share, equal to the product of (1) the applicable Performance Adjusted RSU Amount (as defined below), multiplied by (2) the Exchange Ratio; provided that, notwithstanding the foregoing, to the extent that acceleration of vesting of a Pine Restricted Stock Unit as of the Effective Time causes such Pine Restricted Stock Unit to be settled for shares of Pine Common Stock at the Effective Time, such shares of Pine Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.10(c); and

(iii) with respect to the Pine ESPP, (A) each purchase right under the Pine ESPP outstanding on the day immediately prior to the Effective Time shall be automatically suspended and any contributions made for the then-current Offering (as defined in the Pine ESPP) will be returned to Pine ESPP participants, and (B) the Pine ESPP shall terminate, effective immediately as of the Effective Time.

(b) For purposes of this Section 6.04, the term “Performance Adjusted RSU Amount” shall mean, with respect to any award of Pine Restricted Stock Units outstanding immediately prior to the Effective Time, a number of shares of Pine Common Stock equal to the sum of (i) the product of (A) the total number of shares of Pine Common Stock that would be delivered to the holder of such award based on the actual achievement of the performance goals applicable to such award (if any) during the portion of the applicable performance period ending on the Business Day prior to the Effective Time, as reasonably determined by the Pine Board (or a committee thereof), and assuming the satisfaction of all other conditions to such delivery, multiplied by (B) a fraction, the numerator of which is the number of days in the performance period applicable to such award that elapsed between the first day of the performance period applicable to such award and the Closing Date and the denominator of which is the total number of days in such performance period (the “Pro Ration Fraction”), and rounded up to the nearest four decimal places, and (ii) the product of (A) the target number of shares of Pine Common Stock subject to such award (assuming the satisfaction of all conditions to such delivery, including target-level achievement of the performance goals applicable to such award) multiplied by (B) a fraction equal to one minus the Pro Ration Fraction, and rounded up to the nearest four decimal places.

(c) At the Effective Time, Cedar shall assume all the obligations of Pine under the Pine Stock Plans, each outstanding Converted Cedar Option and Pine Restricted Stock Unit and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Cedar shall deliver to the holders of Converted Cedar Stock Options and Pine Restricted Stock Units appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Cedar Options and Pine Restricted Stock Units shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(d) Cedar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cedar Common Stock for delivery upon exercise or settlement of the Converted Cedar Options and Pine Restricted Stock Units in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Cedar shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Cedar Common Stock subject to Converted Cedar Options and Pine Restricted Stock Units and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Cedar Options and Pine Restricted Stock Units remain outstanding.

(e) Notwithstanding anything to the contrary herein or in any Pine Benefit Plans, but subject to Section 6.04(e) of the Pine Disclosure Letter, for purposes of the Pine Benefit Plans (including the Pine Stock Plans), Pine may, but shall not be obligated to, deem the consummation of the Merger to constitute a “change in control” or “change of control”, as applicable.

(f) Cedar shall, as soon as practicable following the date of this Agreement and prior to the Effective Time, use its reasonable commercial efforts to cause the agreements described in Section 3.10(i)(C), (D), and (E) of the Cedar Disclosure Letter to be duly executed and delivered by each party thereto, and to be in full force and effect as of the Effective Time.

Section 6.05.  Indemnification, Exculpation and Insurance.  (a) Cedar agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Pine and the Pine Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of Pine or any of the Pine Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed by Cedar in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that Cedar or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Cedar shall cause proper provision to be made so that the successors and assigns of Cedar assume the obligations set forth in this Section 6.05.

(c) At or prior to the Effective Time, Cedar shall purchase a “tail” directors’ and officers’ liability insurance policy for Pine and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Pine in a form reasonably acceptable to Pine that shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Pine. Cedar shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.06.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Cedar shall pay to Pine a fee of $140,000,000 (the “Cedar Termination Fee”) if:

(i) Pine terminates this Agreement pursuant to Section 8.01(e); provided that if either Pine or Cedar terminates this Agreement pursuant to Section 8.01(b)(iii) and circumstances would have permitted Pine to terminate this agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii) Pine terminates this Agreement pursuant to Section 8.01(c) as a result of a breach by Cedar of, or failure by Cedar to perform, Cedar’s obligations under Section 6.01(d), and such breach shall have occurred or continued after a Cedar Takeover Proposal shall have been made to Cedar or shall have been made directly to the shareholders of Cedar generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Cedar Takeover Proposal; or

(iii) (A) prior to the Cedar Shareholders Meeting, a Cedar Takeover Proposal shall have been made to Cedar or shall have been made directly to the shareholders of Cedar generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Cedar Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Cedar Shareholders Meeting has not been held) or Section 8.01(b)(iii) and (C) within 12 months of such termination Cedar enters into a definitive Contract to consummate a Cedar Takeover Proposal or any Cedar Takeover Proposal is consummated.

Any Cedar Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c) Pine shall pay to Cedar a fee of $200,000,000 (the “Pine Termination Fee”) if:

(i) Cedar terminates this Agreement pursuant to Section 8.01(f); provided that if either Pine or Cedar terminates this Agreement pursuant to Section 8.01(b)(iv) and circumstances would have permitted Cedar to terminate this agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i);

(ii) Cedar terminates this Agreement pursuant to Section 8.01(d) as a result of a breach by Pine of, or failure by Pine to perform, Pine’s obligations under Section 6.01(d), and such breach shall have occurred or continued after a Pine Takeover Proposal shall have been made to Pine or shall have been made directly to the shareholders of Pine generally or shall otherwise become publicly known or any

Person shall have publicly announced an intention (whether or not conditional) to make a Pine Takeover Proposal; or

(iii) (A) prior to the Pine Stockholders Meeting, a Pine Takeover Proposal shall have been made to Pine or shall have been made directly to the stockholders of Pine generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Pine Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Pine Stockholders Meeting has not been held) or Section 8.01(b)(iv) and (C) within 12 months of such termination, Pine enters into a definitive Contract to consummate a Pine Takeover Proposal or a Pine Takeover Proposal is consummated.

Any Pine Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(d) Cedar and Pine acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Pine nor Cedar would enter into this Agreement. Accordingly, if Cedar fails promptly to pay the amount due pursuant to Section 6.06(b) or Pine fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 6.07.  Certain Tax Matters.  (a) Pine, Cedar and Pine Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Each of Pine and Cedar will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b) Pine, Cedar and Pine Merger Sub shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.02(c) and 7.03(c), including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates substantially in the form attached hereto as Exhibit B at such time or times as may reasonably be requested by such law firms, including at the time the Form S-4 is declared effective by the SEC and at the Effective Time. Each of Pine, Cedar and Pine Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.07.

Section 6.08.  Transaction Litigation.  Cedar shall give Pine the opportunity to participate in the defense or settlement of any shareholder litigation against Cedar and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Pine, which consent shall not be unreasonably withheld, conditioned or delayed. Pine shall give Cedar the opportunity to participate in the defense or settlement of any stockholder litigation against Pine and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Cedar, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Cedar and Pine shall cooperate, shall cause the Cedar Subsidiaries and Pine Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.

Section 6.09.  Section 16 Matters.  Prior to the Effective Time, Pine, Cedar and Pine Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Pine Common Stock (including derivative securities with respect to Pine Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pine immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Cedar Common Stock (including derivative securities with respect to Cedar Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cedar to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.  Governance Matters.  Pine and Cedar shall cause the matters set forth on Exhibit A to occur.

Section 6.11.  Financing.  (a) Cedar shall use, and shall cause the Cedar Subsidiaries to use, their respective reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter (provided that Cedar may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or otherwise replace or amend the Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing or add conditions or otherwise materially restrict the availability of the Financing). In the event that Cedar becomes aware that any portion of the Financing is unavailable in the manner or from the sources contemplated in the Commitment Letter, Cedar use its reasonable best efforts to obtain alternative financing for such portion from alternative sources. Cedar shall not agree to nor permit any amendment, modification or waiver (other than a waiver of a condition to the Financing) of the Commitment Letter, any other agreement, arrangement or understanding relating to the Financing or the definitive agreements relating to the Financing that is adverse to Cedar or Pine without Pine’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Pine shall provide, shall cause the Pine Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Cedar, including participating in meetings and presentations, providing information, documents, opinions and certificates, entering into agreements, and other actions that are or may be customary in connection with the Financing or necessary to permit Cedar to fulfill conditions or obligations under the Commitment Letter and related fee letters; provided that none of Pine or any of the Pine Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability in connection with the Financing.

(c) All non-public or otherwise confidential information regarding either party obtained by the other party pursuant to paragraphs (a) or (b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Cedar and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements. Cedar shall indemnify and hold harmless Pine, the Pine Subsidiaries and their respective Representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

Section 6.12.  Public Announcements.  Except with respect to any Pine Adverse Recommendation Change or Cedar Adverse Recommendation Change made in accordance with the terms of this Agreement, Cedar and Pine shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Pine and Cedar agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.13.  Stock Exchange Listing.  Cedar shall use its reasonable best efforts to cause the shares of Cedar Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.14.  Employee Matters.  (a) For a period of not less than 12 months following the Effective Time, the employees of Pine and the Pine Subsidiaries who remain in the employment of Cedar and the Cedar Subsidiaries (the “Continuing Employees”) shall receive compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such employees of Pine and the Pine Subsidiaries immediately prior to the Effective Time.

(b) With respect to any employee benefit plan maintained by Cedar or any of the Cedar Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for purposes of determining eligibility to participate (but not for purpose of early retirement programs), level of benefits including benefit accruals (other than benefit accruals and early retirement subsidies under any defined benefit pension plan) and vesting, service recognized by Pine and any Pine Subsidiary immediately prior to the Effective Time shall be treated as service with Cedar or the Cedar Subsidiaries; provided, however, that, notwithstanding that Pine service shall be recognized by Cedar benefit plans in accordance with the forgoing, the date of initial participation of each Continuing Employee in any Cedar benefit plan shall be no earlier than the Effective Time; further provided, however, that such service need not be recognized to the extent that (i) such Cedar employee benefit plan does not recognize service of similarly situated employees of Cedar or (ii) such recognition would result in any duplication of benefits.

(c) Nothing contained herein shall be construed as requiring, and Pine shall take no action that would have the effect of requiring, Cedar to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Cedar to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Cedar or Pine. Without limiting the scope of Section 9.07, nothing in this Section 6.14 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

(d) With respect to any welfare plan maintained by Cedar or any Cedar Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Cedar or such Cedar Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the analogous welfare plans of Pine and the Pine Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time and during the portion of the plan year of the applicable Pine welfare plan ending at the Effective Time, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Each of Cedar and Pine agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire or hire any director-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (i) hiring any such person who has not been employed by the other party during the preceding six months or (ii) making any general public solicitation not designed to circumvent these provisions.

(f) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Cedar Benefit Plan or Pine Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Cedar or Pine prior to or following the Effective Time.

Section 6.15.  Amendment to Cedar Articles.  If the Cedar High Vote Shareholder Approval is obtained at the Cedar Shareholders Meeting, Cedar shall immediately prior to Closing take all actions necessary to amend the Cedar Articles to eliminate the effect of Article III.C therein on any shares of Cedar Common Stock.

Section 6.16.  Control of Operations.  Nothing contained in this Agreement shall give Cedar or Pine, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals.  The Cedar Shareholder Approval and the Pine Stockholder Approval shall have been obtained.

(b) Listing.  The shares of Cedar Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) FCC and State Regulator Approvals.  The authorization required to be obtained from the FCC and the Consents required to be obtained from the State Regulators in connection with the consummation of the Merger shall have been obtained.

(e) Other Approvals.  Other than the authorizations, filings and Consents provided for by Sections 1.03, 7.01(c) and 7.01(d), all Consents, if any, required to be obtained (i) under any foreign antitrust, competition or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (x) have a Substantial Detriment or (y) provide a reasonable basis to conclude that Pine, Cedar or Pine Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.

(f) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that would reasonably be expected to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Pine, Cedar or any of their respective Subsidiaries of any portion of the business, properties or assets of Pine, Cedar or any of their respective Subsidiaries, (ii) Pine, Cedar or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Pine, Cedar or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Cedar to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Pine Subsidiaries, including the right to vote, or (iv) prohibition or limitation on Cedar effectively controlling the business or operations of Pine and the Pine Subsidiaries, which, in the case of each of clauses (i)-(iv), would reasonably be expected to have a Substantial Detriment.

(g) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Cedar shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

Section 7.02.  Conditions to Obligations of Pine.  The obligations of Pine to consummate the Pine Merger are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Cedar and Pine Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03, and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality”

or “Cedar Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Cedar Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Cedar Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Cedar Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)) and the representations and warranties of Cedar and Pine Merger Sub contained in Sections 3.01, 3.03, and 3.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Pine shall have received a certificate signed on behalf of each of Cedar and Pine Merger Sub by an executive officer of each of Cedar and Pine Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Cedar and Pine Merger Sub.  Cedar and Pine Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Pine shall have received a certificate signed on behalf of each of Cedar and Pine Merger Sub by an executive officer of each of Cedar and Pine Merger Sub, respectively, to such effect.

(c) Tax Opinion.  Pine shall have received the opinion of Cravath, Swaine & Moore LLP, or such other reputable Tax counsel reasonably satisfactory to Pine, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.02(c), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

Section 7.03.  Conditions to Obligation of Cedar.  The obligation of Cedar and Pine Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Pine contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03, and 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Pine Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Pine Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Pine Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Pine Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)), and the representations and warranties of Pine contained in Sections 4.01, 4.03, and 4.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Cedar shall have received a certificate signed on behalf of Pine by an executive officer of Pine to such effect.

(b) Performance of Obligations of Pine.  Pine shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cedar shall have received a certificate signed on behalf of Pine by an executive officer of Pine to such effect.

(c) Tax Opinion.  Cedar shall have received the opinion of Weil, Gotshal & Manges LLP, or such other reputable Tax counsel reasonably satisfactory to Cedar, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.03(c), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Cedar Shareholder Approval or the Pine Stockholder Approval:

(a) by mutual written consent of Pine and Cedar;

(b) by either Pine or Cedar:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean July 26, 2009; provided that if by the End Date, any of the conditions set forth in Section 7.01(c), (d), (e), or (f) shall not have been satisfied but the condition set forth in Section 7.01(a) shall have been satisfied, the End Date may be extended by either Cedar or Pine, in its discretion, by 3 months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended); provided, however, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Cedar, Pine Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Cedar, Pine Merger Sub) contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03;

(iii) if the Cedar Shareholder Approval is not obtained at the Cedar Shareholders Meeting duly convened (unless such Cedar Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Pine Stockholder Approval is not obtained at the Pine Stockholders Meeting duly convened (unless such Pine Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Pine, if Cedar or Pine Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Cedar or Pine Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Cedar or Pine Merger Sub, as the case may be, is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Pine (provided that Pine is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Pine contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Cedar, if Pine breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Pine contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Pine is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Cedar (provided that Cedar is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Cedar contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Pine, in the event that a Cedar Adverse Recommendation Change shall have occurred; provided that Pine shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Cedar Shareholder Approval has been obtained at the Cedar Shareholders Meeting; or

(f) by Cedar, in the event that a Pine Adverse Recommendation Change shall have occurred; provided that Cedar shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Pine Stockholder Approval has been obtained at the Pine Stockholders Meeting.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Cedar or Pine as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pine, Cedar or Pine Merger Sub, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except in the case of any statement, act, or failure to act by a party that is intended to be a misrepresentation or breach by such party of any covenant or agreement set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Cedar Shareholder Approval or the Pine Stockholder Approval; provided, however, that (i) after receipt of the Cedar Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Cedar without the further approval of such shareholders, (ii) after receipt of the Pine Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Pine without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of Cedar or the stockholders of Pine unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Cedar shall require the approval of the shareholders of Cedar unless such approval is required by Law and no extension or waiver by Pine shall require the approval of the stockholders of Pine unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Pine, Cedar or Pine Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Cedar or the stockholders of Pine.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Pine, to:

Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
Phone: (913) 323-4637
Facsimile: (913) 323-4453

Attention: Claudia Toussaint

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Phone: (212) 474-1000
Facsimile: (212) 474-3700

Attention:	Robert I. Townsend, III, Esq. George F. Schoen, Esq.

(b) if to Cedar or Pine Merger Sub, to:

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
Phone: (318) 388-9000
Facsimile: (318) 388-9488

Attention: Stacey W. Goff

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: (212) 403-1000
Facsimile: (212) 403-2000

Attention:	Eric S. Robinson
David E. Shapiro

Section 9.03.  Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or the State of Louisiana.

“Cedar Material Adverse Effect” means a Material Adverse Effect with respect to Cedar.

“Cedar Restricted Share” means any award of Cedar Common Stock that is subject to restrictions based on performance or continuing service and granted under any Cedar Stock Plan.

“Cedar Stock Option” means any option to purchase Cedar Common Stock granted under any Cedar Stock Plan.

“Cedar Stock Plan” means the 2005 Management Incentive Compensation Plan, the 2005 Director Stock Option Plan, the Amended and Restated 2002 Management Incentive Compensation Plan, the Amended and Restated 2002 Directors Stock Option Plan, the Amended and Restated 2000 Incentive Compensation Plan, the 1995 Incentive Compensation Plan and the Amended and Restated 1983 Restricted Stock Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Pine, the Pine Subsidiaries, Cedar and the Cedar Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Communications Act” means the Communications Act of 1934, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Pine Material Adverse Effect” means a Material Adverse Effect with respect to Pine.

“Pine Restricted Stock Unit” means any restricted stock unit payable in shares of Pine Common Stock or whose value is determined with reference to the value of shares of Pine Common Stock and granted under any Pine Stock Plan.

“Pine Stock Option” means any option to purchase Pine Common Stock granted under any Pine Stock Plan.

“Pine Stock Plans” means the Pine 2008 Equity Incentive Plan, the Pine 2006 Equity Incentive Plan and any other Pine Benefit Plan which provides for the award of rights of any kind, contingent or accrued, to receive shares of Pine Common Stock or benefits measured in whole or in part by the value of a number of shares of Pine Common Stock.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means an effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of Cedar, Pine and/or the Combined Company if such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on Pine and the Pine Subsidiaries, taken as a whole (including, for purposes of this determination, any effect on any division, Subsidiaries, interest, business, product line, asset, property or results of operations of Cedar and/or the Combined Company as if it were applied to a comparable amount of interest, business, product line, asset, property or results of operations of Pine) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of Pine and the Pine Subsidiaries, taken as a whole.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 9.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Cedar Disclosure Letter and the Pine Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Pine Merger Sub may be assigned to another wholly owned subsidiary of Cedar. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Pine, Cedar and Pine Merger Sub have duly executed this Agreement, all as of the date first written above.

EMBARQ CORPORATION,

by	/s/ Tom Gerke
Name:     Tom Gerke

Title: Chief Executive Officer

CENTURYTEL, INC.,

by	/s/ Glen F. Post, III
Name:     Glen F. Post, III

Title:	Chairman of the Board and Chief Executive Officer

CAJUN ACQUISITION COMPANY,

by	/s/ Glen F. Post, III
Name:     Glen F. Post, III

Title:	President and Chief Executive Officer

Index of Defined Terms

Term	Section

Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Business Day	9.03
Cedar	Preamble
Cedar Adverse Recommendation Change	5.02(b)
Cedar Benefit Plans	3.10(a)
Cedar Board	3.04(a)
Cedar By-laws	3.01
Cedar Capital Stock	3.03(a)
Cedar CBAs	3.19
Cedar Credit Facility	3.02(c)
Cedar DRIP	3.03(b)
Cedar Articles	3.01
Cedar Closing Price	2.02(f)
Cedar Common Stock	2.01(c)
Cedar Disclosure Letter	Article III
Cedar ESPP	3.03(a)
Cedar Financial Advisors	3.20
Cedar High Vote Shareholder Approval	3.04(a)
Cedar High Vote Stock	3.03(a)
Cedar Leases	3.15(b)
Cedar Licenses	3.17(a)
Cedar Material Adverse Effect	9.03
Cedar Material Contract	3.14(b)
Cedar Multiemployer Plan	3.10(a)
Cedar Notice of Recommendation Change	5.02(b)
Cedar Pension Plan	3.10(c)
Cedar Permits	3.01
Cedar Preferred Stock	3.03(a)
Cedar Properties	3.15(a)
Cedar Regulatory Agreement	3.18
Cedar Restricted Share	9.03
Cedar SEC Documents	3.06(a)
Cedar Series BB Share	3.03(a)
Cedar Series H Shares	3.03(a)
Cedar Series L Shares	3.03(a)
Cedar Stock Plan	9.03
Cedar Stock Option	9.03
Cedar Shareholder Approval	3.04(a)
Cedar Shareholders Meeting	3.04(a)
Cedar Subsidiaries	3.01
Cedar Takeover Proposal	5.02(e)

Term	Section

Cedar Termination Fee	6.06(b)
Cedar Voting Debt	3.03(b)
Certificate	2.01(c)
Certificate of Merger	1.03
chief executive officer	3.06(d)
chief financial officer	3.06(d)
Closing	1.02
Closing Date	1.02
Code	9.03
Combined Company	9.03
Commitment Letter	3.23
Communications Act	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.14
Contract	3.05(a)
Converted Cedar Option	6.04(a)
DGCL	1.01
Effective Time	1.03
End Date	8.01(b)
Environmental Claim	3.13(b)
Environmental Laws	3.13(b)
ERISA	3.10(a)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
FCC	3.05(b)
FCC Applications	6.03(d)
FCC Rules	3.17(c)
Filed Cedar Contract	3.14(a)
Filed Cedar SEC Documents	Article III
Filed Pine Contract	4.14(a)
Filed Pine SEC Documents	Article IV
Financing	3.23
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Grant Date	3.03(b)
Hazardous Materials	3.13(b)
HSR Act	3.05(b)
Indebtedness	9.03
Intellectual Property Rights	3.16
Intended Tax Treatment	Recitals

Term	Section

IRS	3.10(a)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
LBCL	3.03(b)
Legal Restraints	7.01(f)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03
material weakness	3.06(h)
Merger	1.01
Merger Consideration	2.01(c)
NYSE	2.02(f)
Performance Adjusted RSU Amount	6.04(b)
Performance Period	6.04(a)
Permits	3.01
Person	9.03
Pine	Preamble
Pine Adverse Recommendation Change	5.03(b)
Pine Benefit Plans	4.10(a)
Pine Board	4.04(a)
Pine By-laws	4.01
Pine Capital Stock	4.03(a)
Pine CBAs	4.19
Pine Charter	4.01
Pine Common Stock	2.01(b)
Pine Credit Facility	4.02(c)
Pine Disclosure Letter	Article IV
Pine ESPP	4.03(a)
Pine Financial Advisor	4.20
Pine Leases	4.15(b)
Pine Licenses	4.17(a)
Pine Material Adverse Effect	9.03
Pine Material Contract	4.14(b)
Pine Merger Sub	Preamble
Pine Merger Sub Common Stock	2.01(a)
Pine Multiemployer Plan	4.10(a)
Pine Notice of Recommendation Change	5.03(b)
Pine Pension Plan	4.10(c)
Pine Permits	4.01
Pine Preferred Stock	4.03(a)
Pine Properties	4.15(a)
Pine Regulatory Agreement	4.18

Term	Section

Pine Restricted Stock Unit	9.03
Pine SEC Documents	4.06(a)
Pine Stockholder Approval	4.04(a)
Pine Stockholders Meeting	4.04(a)
Pine Stock Option	9.03
Pine Stock Plans	9.03
Pine Subsidiaries	4.01
Pine Takeover Proposal	5.03(e)
Pine Termination Fee	6.06(c)
Pine Voting Debt	4.03(b)
Pro Ration Fraction	6.04(b)
PSC Applications	6.03(d)
Release	3.13(b)
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
significant deficiency	3.06(h)
SOX	3.06(b)
State Regulators	3.17(a)
Subsidiary	9.03
Substantial Detriment	9.03
Superior Pine Proposal	5.03(e)
Superior Cedar Proposal	5.02(e)
Surviving Company	1.01
Taxes	9.03
Tax Return	9.03

EXHIBIT A

Governance Matters

(a) Cedar shall use its reasonable best efforts, subject to the limitations set forth in this Agreement, to ensure that Glen F. Post, III remains the Chief Executive Officer of Cedar at the Effective Time. If Mr. Post is not, or is reasonably expected not to be, the Chief Executive Officer of Cedar immediately prior to the Effective Time, then Cedar shall consult with Pine and take Pine’s views into consideration in good faith with respect to the selection of a replacement to be elected Chief Executive Officer of Cedar at the Effective Time.

(b) Cedar shall take all necessary action to cause, effective at the Effective Time, the persons determined by Cedar’s Chief Executive Officer in consultation with Pine’s Chief Executive Officer to be elected as the executive officers of Cedar.

(c) Cedar shall take all necessary action to cause, effective at the Effective Time, the Cedar Board to be comprised of 8 directors selected by Cedar and 7 directors selected by Pine.

(d) Cedar shall take all necessary action to cause, effective as of the Effective Time, William A. Owens to be elected as Chairman and designated as lead outside director. The Cedar By-laws will provide that for a period of one year after the Effective Time, if such person ceases to be Chairman or lead outside director, as applicable, such person’s replacement shall be chosen by the Cedar Board from among the Pine-selected directors.

(e) Cedar shall take all necessary action to cause, effective as of the Effective Time, Thomas A. Gerke to be elected as a Vice-Chairman. Harvey P. Perry shall continue to serve as a Vice Chairman following the Effective Time

(f) Cedar shall take all necessary action to elect, effective as of the Effective Time, a director selected by Pine as chairperson of one of the following committees: the audit committee or the compensation committee (as selected by Pine prior to the Closing in consultation with Cedar). As of the Effective Time, each committee shall be comprised of a majority of Cedar-selected directors with a number of Pine-selected directors equal to one less than the number of Cedar-selected directors.

(g) As of the Effective Time, Cedar’s headquarters will remain in Monroe, Louisiana, and following the Effective Time, Cedar intends to retain an operational center in Overland Park, Kansas. Cedar shall determine, in consultation with Pine, whether it is in the best interests of its shareholders to change its corporate name and/or branding strategy based on objective considerations.

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

Board of Directors
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203

October 26, 2008

Members of the Board of Directors:

We understand that CenturyTel, Inc. (“CenturyTel”) intends to enter into a transaction (the “Proposed Transaction”) with Embarq Corporation (“Embarq”) pursuant to which a wholly owned subsidiary of CenturyTel, Cajun Acquisition Company (“Merger Sub”), will be merged with and into Embarq, and each outstanding share of the common stock, par value $0.01 per share, of Embarq (“Embarq Common Stock”) will be converted into the right to receive 1.37 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of CenturyTel (“CenturyTel Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of October 26, 2008, among Embarq, CenturyTel and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of CenturyTel to render our opinion with respect to the fairness, from a financial point of view, to CenturyTel of the Exchange Ratio provided for in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, CenturyTel’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the financial terms of the Proposed Transaction, (2) publicly available information concerning Embarq and CenturyTel that we believe to be relevant to our analysis, including Embarq’s and CenturyTel’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, respectively, and other relevant filings with the Securities and Exchange Commission, (3) drafts of Embarq’s and CenturyTel’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2008, (4) financial and operating information with respect to the business, operations and prospects of Embarq furnished to us by Embarq, including certain financial projections of Embarq prepared by the management of Embarq, (5) financial and operating information with respect to the businesses, operations and prospects of Embarq and CenturyTel furnished to us by CenturyTel, including financial projections of Embarq and CenturyTel prepared by the management of CenturyTel, (6) certain cost savings, operating and revenue synergies and other strategic benefits expected by the management of CenturyTel to result from the Proposed Transaction (the “Expected Synergies”), (7) a trading history of Embarq Common Stock and CenturyTel Common Stock from August 13, 2008 to October 24, 2008 and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Embarq and CenturyTel with each other and with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (10) the relative contributions of Embarq and CenturyTel to the combined company on a pro forma basis and (11) the potential pro forma financial impact of the Proposed Transaction on the combined company after taking into account the Expected Synergies. In addition, we have had discussions with the managements of CenturyTel and Embarq concerning the businesses, operations, assets, liabilities, financial condition and prospects of CenturyTel and Embarq and have undertaken such other studies, analyses and investigations as we deemed appropriate.

Board of Directors
CenturyTel, Inc.
October 26, 2008

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information that was publicly available or provided or otherwise made available to, or discussed with, us by CenturyTel or Embarq without any independent verification of such information and we have further relied upon the assurances of the managements of CenturyTel and Embarq that they are not aware of any facts or circumstances that would make any information that such company provided or otherwise made available to, or discussed with, us inaccurate or misleading. With respect to the financial projections for Embarq, we discussed with the management of CenturyTel the financial projections prepared by Embarq and the financial projections prepared by the management of CenturyTel and, at the direction of CenturyTel, we have relied upon the financial projections prepared by the management of CenturyTel for purposes of our opinion. With respect to the financial projections for Embarq and CenturyTel and the Expected Synergies prepared by the management of CenturyTel, we have assumed, with your consent, that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CenturyTel as to the future financial performance of Embarq and CenturyTel and that the amount and timing of the Expected Synergies are reasonable and will be realized substantially in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Embarq or CenturyTel and have not made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Embarq or CenturyTel. We have assumed, with your consent, that there has been no material change in Embarq’s or CenturyTel’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us and that there are no material undisclosed liabilities of Embarq or CenturyTel for which appropriate reserves or other provisions have not been made. We have relied, without independent verification and with your consent, upon the assessments of the management of CenturyTel as to (i) the ability of CenturyTel to integrate the businesses and operations of CenturyTel and Embarq and (ii) Embarq’s and CenturyTel’s existing and future relationships, agreements and arrangements with, and CenturyTel’s ability to retain, key employees. We also have assumed, with your consent, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained without adverse affect on Embarq, CenturyTel or the Proposed Transaction in any respect material to our opinion and that the Proposed Transaction will qualify for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We do not assume any responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter, including, without limitation, changes in the credit, financial and stock markets, which have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Embarq, CenturyTel or the Proposed Transaction.

In addition, we express no opinion as to the prices at which shares of (i) CenturyTel Common Stock or Embarq Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) CenturyTel Common Stock will trade at any time following the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio provided for in the Proposed Transaction is fair to CenturyTel.

Board of Directors
CenturyTel, Inc.
October 26, 2008

We have acted as financial advisor to CenturyTel in connection with the Proposed Transaction and will receive a fee for our services, portions of which are payable upon the execution of the Agreement and the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. CenturyTel has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking and financial services for CenturyTel in the past and have received customary fees for such services. Specifically, in the past two years, we and our affiliates have acted as (i) lender under certain revolving credit facilities of CenturyTel from 2006 to 2008, certain of which facilities may be renegotiated in connection with the Proposed Transaction and (ii) co-manager in connection with certain note offerings of CenturyTel in 2007. We may continue to provide investment banking and financial services for CenturyTel in the future and will receive customary fees for any such services provided. In the ordinary course of our business, we actively trade in the debt and equity securities of CenturyTel and Embarq for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of CenturyTel and is rendered to the Board of Directors of CenturyTel in connection with its evaluation of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of CenturyTel or Embarq as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX C

STRICTLY PRIVATE AND CONFIDENTIAL

Board of Directors
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, LA 71203

October 26, 2008

Members of the Board:

We understand that Embarq Corporation (“Embarq”), CenturyTel, Inc. (“CenturyTel”, or the “Company”) and Cajun Acquisition Company, a wholly owned subsidiary of the Company (“Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 26, 2008 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Sub with and into Embarq. Pursuant to the Merger, Embarq will become a wholly owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 (“Embarq Common Stock”) of Embarq, other than shares held in treasury and each share of Embarq Common Stock that is owned by the Company or Sub, will be converted into the right to receive 1.37 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

For purposes of the opinion set forth herein, we have:

1) reviewed certain publicly available financial statements and other business and financial information of Embarq and the Company;

2) reviewed certain internal financial statements and other financial and operating data concerning Embarq and the Company;

3) reviewed certain financial projections prepared by the managements of Embarq and the Company;

4) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Embarq and the Company;

5) discussed the past and current operations and financial condition and the prospects of Embarq, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Embarq;

6) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

7) reviewed the pro forma impact of the Merger on the Company’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8) reviewed the reported prices and trading activity for Embarq Common Stock and the Company Common Stock;

9) compared the financial performance of Embarq and the Company and the prices and trading activity of Embarq Common Stock and the Company Common Stock with that of certain other publicly-traded companies comparable to Embarq and the Company, respectively, and their securities;

10) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11) participated in certain discussions and negotiations among representatives of Embarq and the Company and their financial and legal advisors;

12) reviewed the Merger Agreement, the commitment letter from certain lenders dated October 26, 2008 (the “Commitment Letters”) and certain related documents; and

13) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Embarq and the Company, and has formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Embarq and the Company of the future financial performance of Embarq and the Company. We have relied upon, without independent verification, the assessment by the management of the Company of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Embarq; (iii) their ability to retain key employees of the Company and Embarq, respectively and (iv) the validity of, and risks associated with, the Company and Embarq’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended, and that the Company will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and Embarq and their legal, tax, or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Embarq’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Embarq Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Embarq, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of CenturyTel in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, one or more of Morgan Stanley’s affiliates are providing financing services related to the Merger to CenturyTel and will receive compensation related to those services. In the two years prior to the date hereof, we have provided financing services for Embarq and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Embarq, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission if such inclusion is required by law, including the proxy statement in connection with this transaction. In addition, this opinion does not in any manner address the prices at which the Company’s Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Embarq should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Adam D. Shepard
Adam D. Shepard
Managing Director

ANNEX D

October 26, 2008

The Board of Directors
Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Embarq Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of CenturyTel, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, to be dated as of October 26, 2008 (the “Agreement”), among the Company, the Merger Partner and its subsidiary, Cajun Acquisition Company (“Embarq Merger Sub”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company as treasury stock or owned by the Merger Partner or Embarq Merger Sub, will be converted into the right to receive 1.37 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, par value $1.00 per share (the “Merger Partner Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated October 25, 2008 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Merger Partner relating to their respective businesses (with such information related to the Merger Partner as adjusted by the management of the Company), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction (including the Synergies) on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company or its advisors with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner in connection with the Merger Partner’s offering of $500 million of 6.0% senior notes due 2017 and $250 million of 5.5% senior notes due 2013 in March 2007. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Merger Partner, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/  J.P. Morgan Securities Inc.

ANNEX E

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
CENTURYTEL, INC.
AS AMENDED THROUGH NOVEMBER [     ], 2008

Article III(A) appearing below is marked to reflect the changes proposed by CenturyTel Proposal 3 and Article III(C) appearing below is marked to reflect the changes proposed by CenturyTel Proposal 2.

ARTICLE I

Name

The name of this Corporation is CenturyTel, Inc.

ARTICLE II

Purpose

The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

ARTICLE III

Capital

A. Authorized Stock.  The Corporation shall be authorized to issue an aggregate of ~~352~~ 802 million shares of capital stock, of which ~~350~~ 800 million shares shall be Common Stock, $1.00 par value per share, and two million shares shall be Preferred Stock, $25.00 par value per share.

B. Preferred Stock.  (1) The Preferred Stock may be issued from time to time in one or more series.

(2) In respect to any series of Preferred Stock, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. In addition thereto the Board of Directors shall have such other powers with respect to the Preferred Stock and any series thereof as shall be permitted by applicable law.

(3) No full dividend for any quarterly dividend period may be declared or paid on shares of any series of Preferred Stock unless the full dividend for that period shall be concurrently declared or paid on all series of Preferred Stock outstanding in accordance with the terms of each series. If there are any accumulated dividends accrued or in arrears on any share of any series of Preferred Stock those dividends shall be paid in full before any full dividend shall be paid on any other series of Preferred Stock. If less than a full dividend is to be paid, the amount of the dividend to be distributed shall be divided among the shares of Preferred Stock for which dividends are accrued or in arrears in proportion to the aggregate amounts which would be distributable to those holders of Preferred Stock if full cumulative dividends had previously been paid thereon in accordance with the terms of each series.

C. Voting Rights.  ~~(1)~~ Each outstanding share of Common Stock ~~which has been beneficially owned continuously by the same person since May 30, 1987 will~~ entitles ~~such person~~ the holder thereof to ~~ten~~ one vote~~s~~ with respect to ~~such share on~~ each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action ~~when the holders of Common Stock and voting shares of Preferred Stock vote together with respect to such matter.~~

~~(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power, which includes the power to vote, or to direct the voting of, such share; investment power, which includes the power to direct the sale or other disposition of such share; the right to receive or retain the proceeds of any sale or other disposition of such share; or the right to receive distributions, including cash dividends, in respect to such share.~~

~~(b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership shall be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.~~

~~(c) In the case of a share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock, then such share of Common Stock shall carry with it only one vote regardless of when record ownership of such share was acquired.~~

~~(d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.~~

~~(3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:~~

~~(a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;~~

~~(b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;~~

~~(c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or~~

~~(d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.~~

~~(4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Corporation. Written procedures designed to facilitate such determinations shall be established by the Corporation and refined from time to time. Such procedures~~

~~shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of a share of stock.~~

~~(5) Each share of Common Stock acquired by reason of any stock split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the share of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.~~

~~(6) [Reserved].~~

~~(7) Where a holder beneficially owns shares having ten votes per share and shares having one vote per share, and transfers beneficial ownership of less than all of the shares held, the shares transferred shall be deemed to consist, in the absence of evidence to the contrary, of the shares having one vote per share.~~

~~(8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.~~

~~(9) Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise ten votes or one, shall be identical to all other shares of Common Stock in all other respects.~~

~~(10) [Reserved].~~

~~(11) Each share of Common Stock issued by the Corporation in a business combination transaction shall be deemed to have been beneficially owned by the person who received such share in the transaction continuously for the shortest period, as determined in good faith by the Board of Directors, that would be permitted for the transaction to be accounted for as a pooling of interests, provided that the Audit Committee of the Board of Directors has made a good faith determination that such transaction has a bona fide business purpose, it is in the best interests of the Corporation and its shareholders that such transaction be accounted for as a pooling of interests under generally accepted accounting principals and such issuance of Common Stock does not have the effect of nullifying or materially restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of voting stock of the Corporation. Notwithstanding the foregoing, the Corporation shall not issue shares in a business combination transaction if such issuance would result in a violation of any rule or regulation regarding the per share voting rights of publicly-traded securities that is promulgated by the Securities and Exchange Commission or the principal exchange upon which the Common Stock is then listed for trading and nothing herein shall be interpreted to require the Corporation to account for any business combination transaction in any particular manner.~~

D. Non-Assessability; Transfers; Pre-emptive Rights.  The stock of this Corporation shall be fully paid and non-assessable when issued and shall be personal property. No transfer of such stock shall be binding upon this Corporation unless such transfer is made in accordance with these Articles and the by-laws of this Corporation and duly recorded in the books thereof. No stockholder shall have any pre-emptive right to subscribe to any or all additions to the stock of this Corporation.

E. Series L Preferred Stock.  The Corporation’s 5% Cumulative Convertible Series L Preferred Stock (“Series L Shares”) shall consist of 325,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below.

(1) Voting Rights.  Holders of the Series L Shares shall be entitled to cast one vote per share, voting with holders of shares of Common Stock and with holders of other series of voting preferred stock as a single class on any matter to come before a meeting of the shareholders, except with respect to the casting of ballots on those matters as to which holders of Preferred Stock or a particular series thereof are required by law to vote separately.

(2) Rank.  The Series L Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up, rank prior to the Common Stock. All equity securities of the Corporation to which the Series L Shares rank prior, whether with respect to dividends or upon liquidation, dissolution or winding-up or otherwise, including the Common Stock, are collectively referred to herein as the “Junior Securities”; all equity securities of the Corporation with which the Series L Shares rank pari passu are collectively referred to herein as the “Parity Securities”; and all other equity securities of the Corporation (other than any convertible debt securities) to which the Series L Shares ranks junior are collectively referred to herein as the “Senior Securities.” The preferences, limitations and relative rights of the Series L Shares shall be subject to the preferences, limitations and relative rights of the Junior Securities, Parity Securities and Senior Securities issued after the Series L Shares are issued.

(3) Dividends.  (a) The holders of record of the Series L Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, an annual cash dividend of $1.25 on each Series L Share, payable quarterly on each March 31, June 30, September 30 and December 31 on which any Series L Shares shall be outstanding (each a “Dividend Due Date”), commencing on the first such date following the issuance of the Series L Shares. Dividends on each Series L Share shall accrue and be cumulative from and after the date of issuance of such Series L Share and dividends payable for any partial quarterly period shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. Dividends shall be payable to the holders of record as they appear on the Corporation’s stock transfer books at the close of business on the record date for such payment, which the Board of Directors shall fix not more than 60 days or less than 10 days preceding a Dividend Due Date. Holders of the Series L Shares shall not be entitled to any dividends, whether paid in cash, property or stock, in excess of the cumulative dividends as provided in this paragraph (a) and shall not be entitled to any interest thereon.

(b) Unless all cumulative dividends accrued on the Series L Shares have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date, then (i) except as provided below, no dividend or other distribution shall be declared or paid or set apart for payment on any Parity Securities, (ii) no dividend or other distribution shall be declared or paid or set aside for payment upon the Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Junior Securities) and (iii) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities, except by conversion of Junior Securities into, or by exchange of Junior Securities for, other Junior Securities. If any accrued dividends are not paid or set apart with respect to the Series L Shares and any Parity Securities, all dividends declared with respect to the Series L Shares and any Parity Securities shall be declared pro rata on a share-by-share basis among all Series L Shares and Parity Securities outstanding at the time.

(4) Conversion.  (a) Each Series L Share shall be convertible, at any time, at the option of the holder thereof into that number of fully paid and nonassessable shares of the Common Stock obtained by dividing $25.00 by the Conversion Price then in effect under the terms of this subsection (4). Unless and until changed in accordance with the terms of this subsection (4), the Conversion Price shall be $41.25. In order for a holder of the Series L Shares to effect such conversion, the holder shall deliver to KeyCorp Shareholder Services, Inc., Dallas, Texas, or such other agent as may be designated by the Board of Directors as the transfer agent for the Series L Shares (the “Transfer Agent”), the certificates representing such shares in accordance with paragraph (b) below accompanied by written notice jointly addressed to the Corporation and the Transfer Agent that the holder thereof elects to convert such shares or a specified portion thereof. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing the Series L Shares being converted shall have been delivered to the Transfer Agent in accordance with each term and condition of paragraph (b) below, accompanied by the written notice jointly addressed to the Corporation and the Transfer Agent of such conversion (the “Conversion Date”), and the person or persons in whose names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at such time. As of the close of business on the Conversion Date, the Series L Shares shall be deemed to cease to be outstanding and all rights of any holder thereof shall be extinguished except for the rights arising under the Common Stock issued in exchange therefor and the right to receive accrued and unpaid dividends on such Series L Shares through the Conversion Date on the terms specified in paragraph (c) below.

(b) In connection with surrendering to the Transfer Agent the certificates representing (or formerly representing) Series L Shares, the holder shall furnish the Transfer Agent with transfer instruments satisfactory to the Corporation and sufficient to transfer the Series L Shares being converted to the Corporation free of any adverse interest or claims. As promptly as practicable after the surrender of the Series L Shares in accordance with this paragraph and any other requirement under this subsection (4), the Corporation, acting directly or through the Transfer Agent, shall issue and deliver to such holder certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof (along with any interest payment specified in paragraph (a) above and any cash payment in lieu of fractional shares specified in paragraph (d) below). Certificates will be issued for the balance of any remaining Series L Shares in any case in which fewer than all of the Series L Shares are converted. Any conversion under paragraph (a) shall be effected at the Conversion Price in effect on the Conversion Date.

(c) If the Conversion Date with respect to any Series L Share occurs after any record date with respect to the payment of a dividend on the Series L Shares (the “Dividend Record Date”) and on or prior to the Dividend Due Date, then (i) the dividend due on such Dividend Due Date shall be payable to the holder of record of such share as of the Dividend Record Date and (ii) the dividend that accrues from the close of business on the Dividend Record Date through the Conversion Date shall be payable to the holder of record of such share as of the Conversion Date. Except as provided in this subsection (4), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on Series L Shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

(d) No fractional interest in a share of Common Stock shall be issued by the Corporation upon the conversion of any Series L Share. In lieu of any such fractional interest, the holder that would otherwise be entitled to such fractional interest shall receive a cash payment (computed to the nearest cent) equal to such fraction multiplied by the market value of a share of Common Stock, which shall be deemed to equal the last reported per share sale price of Common Stock on the New York Stock Exchange (“NYSE”) (or, if the Common Stock is not then traded on the NYSE, the last reported per share sale price on such other national securities exchange on which the Common Stock is listed or admitted to trading or, if not then listed or admitted to trading on any national securities exchange, the last quoted bid price in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), or any similar system of automated dissemination of securities prices) on the trading day immediately prior to the Conversion Date.

(e) The Conversion Price shall be adjusted from time to time as follows:

1. If the Corporation effects any (i) dividend or other distribution upon or in redemption of the Common Stock payable in the form of shares of capital stock of the Corporation or any of its subsidiaries or in the form of any other property (other than cash dividends paid in the ordinary course), (ii) combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iii) split or other subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iv) reorganization, exchange or reclassification of Common Stock, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, or any other transaction effected in a manner such that holders of outstanding Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Common Stock (a “Diluting Event”), then as a condition of such Diluting Event, lawful, appropriate, equitable and adequate adjustments shall be made to the Conversion Price whereby the holders of the Series L Shares shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of the Common Stock upon conversion of the Series L Shares), in lieu of or in addition to, as the case may be, the number of shares of Common Stock issuable under this subsection (4), such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Common Stock to which such holders of Series L Shares were so entitled under this subsection (4), and in any such case appropriate, equitable and adequate adjustments shall also be made to such resulting consideration in like manner in connection with any subsequent Diluting Events. It is the intention of the parties that the foregoing shall have the effect of entitling such holders of Series L Shares to receive upon the due exercise of their conversion rights under this subsection (4) such stock, securities and other property (other than cash dividends paid in the ordinary course) as such holders would have received had they held the Common Stock issuable under this subsection (4) (or any replacement or additional stock, securities or property, as applicable) on the record date of such Diluting Event.

2. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 5% of such price.

3. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly deliver to the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare and mail a notice to each holder of Series L Shares at each such holder’s last address as the same appears on the books of the Corporation, which notice shall set forth the Conversion Price and a brief statement of the facts requiring the adjustment. The failure of the Corporation to take any such action shall not invalidate any corporate action by the Corporation.

(f) The Corporation covenants that (A) all shares of Common Stock that may be issued upon conversions of Series L Shares will upon issue be duly and validly issued, fully paid and nonassessable, and free of all liens, charges or preemptive rights, and (B) it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of Series L Shares, the whole number of shares of Common Stock deliverable upon the conversion of all outstanding Series L Shares not theretofore converted.

(5) Liquidation Preference.  (a) Upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (for the purposes of this subsection (5), a “Liquidation”), the holder of each Series L Share then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, an amount equal to $25 per share plus all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for the distribution of assets of the Corporation to the holders of Series L Shares. With respect to the distribution of the Corporation’s assets upon a Liquidation, the Series L Shares shall rank prior to Junior Securities, pari passu with the Parity Securities and junior to the Senior Securities.

(b) If upon any Liquidation of the Corporation, the assets available for distribution to the holders of Series L Shares and any Parity Securities then outstanding shall be insufficient to pay in full the liquidation distributions to the holders of outstanding Series L Shares and Parity Securities in accordance with the terms of these Articles of Incorporation, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of the Series L Shares and Parity Securities are entitled were paid in full.

(c) Neither the voluntary sale, conveyance, lease, pledge, exchange or transfer of all or substantially all the property or assets of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into the Corporation, a share exchange with any other corporation, nor any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall be deemed to be a Liquidation of the Corporation for the purposes of this subsection (5) (unless in connection therewith the Liquidation of the Corporation is specifically approved).

(d) The holder of any Series L Shares shall not be entitled to receive any payment owed for such shares under this subsection (5) until such holder shall cause to be delivered to the Corporation the certificate or certificates representing such Series L Shares and transfer instruments satisfactory to the Corporation and sufficient to transfer such Series L Shares to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

(e) After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series L Shares will not be entitled to any further participation in any distribution of assets by the Corporation.

(6) Preemptive Rights.  The Series L Shares is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

ARTICLE VII

Directors

A. Number of Directors.  The business and affairs of this Corporation shall be managed under the direction of the Board of Directors. The number of directors comprising the Board of Directors of this Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock voting separately) shall be 14 unless otherwise determined from time to time by resolution adopted by the affirmative votes of both (i) 80% of the directors then in office and (ii) a majority of the Continuing Directors (as defined in Article V(D)), voting as a separate group, provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

B. Classification.  The Board of Directors, other than those who may be elected by the holders of any one or more series of Preferred Stock voting separately, shall be divided, with respect to the time during which they shall hold office, into three classes, designated Class I, II and III, as nearly equal in number as possible. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

C. Vacancies.  Except as provided in Article IV(G) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by vote of both (i) a majority of the directors then in office and (ii) a majority of all the Continuing Directors, voting as a separate group, and any director so appointed shall serve until the next shareholders’ meeting held for the election of directors of the class to which he shall have been appointed and until his successor is duly elected and qualified.

D. Removal.  Subject to Article IV(G) hereof and notwithstanding any other provisions of these Articles or the Bylaws of this Corporation, any director or the entire Board of Directors may be removed at any time, but only for cause, by the affirmative vote at a meeting of shareholders called for such purpose of the holders of both (i) a majority of the Total Voting Power (as defined in Article V(D) hereof) entitled to be cast by the holders of Voting Stock (as defined in Article V(D) hereof), voting together as a single class, and (ii) a majority of the Total Voting Power entitled to be cast by the Independent Shareholders (as defined in Article V(D) hereof), voting as a separate group. At the same meeting in which the shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article, directors shall not be subject to removal.

E. Tender Offers and Other Extraordinary Transactions.  In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination (as defined in Article V(D) hereof) or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, and their respective employees, customers, creditors and other elements of the communities in which they operate or are located, (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience and integrity of the acquiring Person or Persons and its or their management.

F. Board Qualifications.  (1) Except as otherwise provided in Article IV(G) hereof, no person shall be eligible for nomination, election or service as a director of the Corporation who shall:

(a) in the opinion of the Board of Directors fail to respond satisfactorily to the Corporation respecting any inquiry of the Corporation for information to enable the Corporation to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988 or to determine the eligibility of such person under this Article;

(b) have been arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, provided that in the case of an arrest the Board of Directors may in its discretion determine that notwithstanding such arrest such persons shall remain eligible under this Article; or

(c) have engaged in actions that could lead to such an arrest or conviction and that the Board of Directors determines would make it unwise for such person to serve as a director of the Corporation.

(2) Any person serving as a director of the Corporation shall automatically cease to be a director on such date as he ceases to have the qualifications set forth in paragraph (1) above, and his position shall be considered vacant within the meaning of Article IV(C) hereof.

G. Directors Elected by Preferred Shareholders.  Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such Preferred Stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE VIII

Certain Business Combinations

A. Vote Required in Business Combinations.  No Business Combination may be effected unless all of the following conditions have been fulfilled:

(1) In addition to any vote otherwise required by law or these Articles, the proposal to effect a Business Combination shall have been approved by (i) a majority of the directors then in office and a majority of the Continuing Directors and (ii) by the affirmative votes of both of the following:

(a) 80% of the Total Voting Power entitled to be cast by holders of outstanding shares of Voting Stock of this Corporation, voting as a separate voting group; and

(b) Two-thirds of the Total Voting Power entitled to be cast by the Independent Stockholders present or duly represented at a meeting, voting as a separate voting group.

(2) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations as a whole or in part) is mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (regardless of whether such proxy or information statement is required pursuant to the Act or subsequent provisions).

B. Nonapplicability of Voting Requirements.  The vote required by Paragraph A of this Article does not apply to a Business Combination if all conditions specified in either of paragraphs 1 or 2 below are met:

(1) The proposed Business Combination is approved prior to the time the Related Person involved in the proposed transaction became a Related Person by the affirmative votes of both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group.

(2) All of the following five conditions have been met:

(a) The aggregate amount of the cash and the Market Value on the Valuation Date of consideration other than cash to be received per share by all holders of Common Stock in such Business Combination is at least equal to the highest of the following:

1. the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or on behalf of the Related Person for any shares of Common Stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher;

2. The Market Value per share of Common Stock of the same class or series on the Announcement Date or on the Determination Date, whichever is higher; or

3. The price per share equal to the Market Value per share of Common Stock of the same class or series determined pursuant to clause (2) immediately preceding, multiplied by the fraction of the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of Common Stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over the Market Value per share of Common Stock of the same class or series on the first day in such two-year period on which the Related Person acquired any shares of Common Stock.

(b) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than Common Stock is at least equal to the highest of the following, whether or not the Related Person has previously acquired any shares of a particular class or series of stock:

1. The highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of such class of stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher;

2. The highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation;

3. The Market Value per share of such class of stock on the Announcement Date or on the Determination Date, whichever is higher; or

4. The price per share equal to the Market Value per share of such class of stock determined pursuant to clause (3) immediately preceding, multiplied by the fraction of the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of any class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date, over the Market Value per share of the same class of Voting Stock on the first day in such two-year period on which the Related Person acquired any shares of the same class of Voting Stock.

(c) The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the Related Person has previously paid for shares of the same class or series of stock. If the Related Person has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

(d) After the Related Person has become a Related Person and prior to the consummation of such Business Combination:

1. There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, cumulative or not, on any outstanding Preferred Stock of this Corporation;

2. There shall have been no reduction in the annual rate of dividends paid on any class or series of stock of this Corporation that is not Preferred Stock except as necessary to reflect any subdivision of the stock, and no failure to increase the annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

3. The Related Person did not become the Beneficial Owner of any additional shares of stock of this Corporation except as part of the transaction which resulted in such Related Person becoming a Related Person or by virtue of proportionate stock splits or stock dividends.

The provisions of clause (1) and (2) immediately preceding shall not apply if no Related Person or an Affiliate or Associate of the Related Person voted as a director of this Corporation in a manner inconsistent with such clauses and the Related Person, within ten days after any act or failure to act inconsistent with such clauses, notifies the Board of Directors of this Corporation in writing that the Related Person disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.

(e) After the Related Person has become a Related Person, the Related Person may not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

C. Alternative Shareholder Vote for Business Combinations.  In the event the conditions set forth in Subparagraph (B)(1) or (B)(2) have been met, the affirmative vote required of shareholders in order to approve the proposed Business Combination shall be 66 2/3% of the Total Voting Power present or duly represented at the meeting called for such purpose.

D. Definitions.  The following terms, for all purposes of these Articles or the By-laws of this Corporation, shall have the following meaning:

(1) An “Affiliate” of, or a person “affiliated with,” a specified person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(2) “Announcement Date” means the first general public announcement of the proposal or intention to make a proposal of the Business Combination or its first communication generally to shareholders of this Corporation, whichever is earlier.

(3) “Associate,” when used to indicate a relationship with any person, means any of the following:

(a) Any corporation or organization, other than this Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of Equity Securities.

(b) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.

(c) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(d) Any investment company registered under the Investment Company Act of 1940 for which such person serves as investment advisor.

(4) A person shall be deemed to be the “Beneficial Owner” of any shares of capital stock (regardless whether owned of record):

(a) Which that person or any of its Affiliates or Associates, directly or indirectly, owns beneficially;

(b) Which such person or any of its Affiliates or Associates has (i) the right to acquire (whether exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting capital stock of the corporation or any of its subsidiaries.

(5) “Business Combination” means any of the following transactions, when entered into by the Corporation or a Subsidiary with, or upon a proposal by, a Related Person:

(a) The merger or consolidation of, or an exchange of securities by, the Corporation or any Subsidiary;

(b) The sale, lease, exchange, mortgage, pledge, transfer or any other disposition (in one or a series of transactions) of any assets of the Corporation, or of any Subsidiary, having an aggregate book or fair market value of $1,000,000 or more, measured at the time the transaction or transactions are approved by the Board of Directors;

(c) The adoption of a plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary;

(d) The issuance or transfer by the Corporation or any Subsidiary (in one or a series of transactions) of securities of the Corporation, or of any Subsidiary, having a fair market value of $1,000,000 or more;

(e) The reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power (regardless whether then exercisable) or the proportionate amount of the outstanding shares of any class or series of Equity Securities of this Corporation or any of its Subsidiaries held by a Related Person, or any Associate or Affiliate of a Related Person;

(f) Any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary to a Related Person or any Affiliate or Associate thereof, except proportionately as a shareholder; or

(g) Any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(6) “Capital Stock” means any Common Stock, Preferred Stock or other capital stock of the Corporation, or any bonds, debentures, or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75H.

(7) “Common Stock” means any stock other than a class or series of preferred or preference stock.

(8) “Continuing Director” shall mean any member of the Board of Directors who is not a Related Person or an Affiliate or Associate thereof, and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not a Related Person or an Affiliate or Associate thereof and was recommended to succeed a Continuing Director by a majority of Continuing Directors who were then members of the Board of Directors, provided that, in the absence of a Related Person, any reference to “Continuing Directors” shall mean all directors then in office.

(9) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The beneficial ownership of 10% or more of the votes entitled to be cast by a corporation’s voting stock creates a presumption of control.

(10) “Determination Date” means the date on which a Related Person first became a Related Person.

(11) “Equity Security” means any of the following:

(a) Any stock or similar security, certificate of interest or participation in any profit sharing agreement, voting trust certificate or certificate of deposit for an equity security.

(b) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security.

(c) Any put, call, straddle or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

(12) “Independent Shareholder” or “Independent Stockholder” means a holder of Voting Stock of this Corporation who is not a Related Person.

(13) “Market Value” means the following:

(a) In the case of stock, the highest closing sale price on the date or during the period in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the date or during the period in question on the National Association of Securities Dealers, Inc., Automated Quotations Systems, or any alternative system then in use, or, if no such quotations are available, the fair market value on the date or during the period in question of a share of such stock as determined by a majority of the Continuing Directors of this Corporation in good faith.

(b) In the case of property other than cash or stock, the fair market value of such property on the date or during the period in question as determined by a majority of the Continuing Directors of this Corporation in good faith.

(14) A “person” shall mean any individual, firm, corporation or other entity, or a group of persons acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on January 1, 1984.

(15) “Related Person” means any person (other than the Corporation, a Subsidiary or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trust, trustee of or fiduciary with respect to any such plan acting in such capacity) who (a) is the direct or indirect Beneficial Owner of shares of Capital Stock representing more than 10% of the outstanding Total Voting Power entitled to vote for the election of directors, and any Affiliate or Associate of any such person, or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly of indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 10% or more of the outstanding Total Voting Power entitled to vote for the election of directors. For the purpose of determining whether a person is the Beneficial Owner of a percentage, specified in this Article, of the outstanding Total Voting Power, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by that person through application of Article V(D)(3) but shall not include any other shares which may be issuable to any other person.

(16) “Subsidiary” means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by this Corporation.

(17) “Total Voting Power,” when used in reference to any particular matter properly brought before the shareholders for their consideration and vote, means the total number of votes that holders of Capital Stock are entitled to cast with respect to such matter.

(18) “Valuation Date” means the following:

(a) For a Business Combination voted upon by shareholders, the latter of the date prior to the date of the shareholders’ vote and the day 20 days prior to the consummation of the Business Combination; and

(b) For a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

(19) “Voting Stock” means shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.

E. Benefit of Statute.  This Corporation claims and shall have the benefit of the provisions of R.S. 12:133 except that the provisions of R.S. 12:133 shall not apply to any business combination involving an interested shareholder that is an employee benefit plan or related trust of this Corporation.

ARTICLE IX

Shareholders’ Meetings

A. Written Consents.  Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders, present in person or represented by duly authorized proxy, at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the shareholders pursuant to the Business Corporation Law of the State of Louisiana.

B. Special Meetings.  Subject to the terms of any outstanding class or series of Preferred Stock that entitles the holders thereof to call special meetings, the holders of a majority of the Total Voting Power of the Corporation shall be required to cause the Secretary of the Corporation to call a special meeting of shareholders pursuant to La. R.S. 12:73B (or any successor provision). Nothing in this Article VI shall limit the power of the President of the Corporation or its Board of Directors to call a special meeting of shareholders.

ARTICLE X

Limitation of Liability and Indemnification

A. Limitation of Liability.  No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemptions or repurchases of the Corporation’s shares from, shareholders of the Corporation, under and to the extent provided in La. R.S. 12:92D; or (4) any transaction from which he derived an improper personal benefit.

B. Authorization of Further Actions.  The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect Subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the insurance powers set forth in La. R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

C. Subsidiaries.  The Board of Directors may cause the Corporation to approve for the officers and directors of its direct and indirect Subsidiaries limitation of liability, indemnification and insurance provisions comparable to the foregoing.

D. Amendment of Article.  Notwithstanding any other provisions of these Articles of Incorporation, the affirmative vote of the holders of at least 80% of the Total Voting Power shall be required to amend or repeal this Article VII, and any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

ARTICLE XI

Reversion

Except for cash, shares or other property or rights payable or issuable to the holders of Preferred Stock, the rights to which shall be determined under applicable state law, Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease, provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (i) payment of the amount of any cash or property dividend or redemption price or (ii) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE XII

Amendments

A. Charter Amendments.  Articles IV (other than paragraphs F and G), V, VI(A) and IX of these Articles of Incorporation shall not be amended in any manner (whether by modification or repeal of an existing Article or Articles or by addition of a new Article or Articles) except upon resolutions adopted by the affirmative vote of both (i) 80% of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting together as a single group, and (ii) two-thirds of the Total Voting Power entitled to be cast by the Independent Shareholders present or duly represented at a shareholders’ meeting, voting as a separate group; provided, however, that if such resolutions shall first be adopted by both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group, then such resolutions shall be deemed adopted by the shareholders upon the affirmative vote of a majority of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting as a single group.

B. Bylaw Amendments.  Bylaws of this Corporation may be altered, amended, or repealed or new Bylaws may be adopted by (i) the shareholders, but only upon the affirmative vote of both 80% of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting together as a single group, and two-thirds of the Total Voting Power entitled to be cast by the Independent Shareholders present or duly represented at a shareholders’ meeting, voting as a separate group, or (ii) the Board of Directors, but only upon the affirmative vote of both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group.

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law provides in part that CenturyTel may indemnify each of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by CenturyTel or in its right) if such action arises out of his acts on CenturyTel’s behalf and he acted in good faith not opposed to CenturyTel’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. CenturyTel has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether CenturyTel has the legal authority to indemnify the insured person against such liability.

Article II, Section 10 of CenturyTel’s by-laws, which is referred to as the indemnification by-law, provides for mandatory indemnification for CenturyTel’s current or former directors and officers to the fullest extent permitted by Louisiana law.

CenturyTel’s charter authorizes CenturyTel to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. CenturyTel has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification by-law. The right to indemnification provided by these indemnification contracts applies to all covered claims, whether such claims arose before or after the effective date of the contract.

CenturyTel maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The indemnification contracts referred to above provide that, to the extent insurance is reasonably available, CenturyTel will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if CenturyTel does not maintain comparable insurance, CenturyTel will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

Item 21.	Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

2.1	Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq, CenturyTel, and Cajun Acquisition Company (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP as to the validity of the securities being registered
8.1	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters
8.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters
23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)
23.2	Consent of Weil, Gotshal & Manges LLP (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference)
23.3	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference)
23.4	Consent of KPMG LLP, independent registered public accounting firm
23.5	Consent of KPMG LLP, independent registered public accounting firm
24.1	Powers of Attorney

99.1	Consent of Barclays Capital Inc.
99.2	Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.3	Consent of J.P. Morgan Securities Inc.
99.4	Form of Proxy of CenturyTel, Inc.
99.5	Form of Proxy of Embarq Corporation

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on November 20, 2008.

CENTURYTEL, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Senior Vice President, General Counsel and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on November 20, 2008.

Signature	Title

/s/ Glen F. Post, III Glen F. Post, III	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

* R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Neil A. Sweasy	Vice President and Controller (Principal Accounting Officer)

* Harvey P. Perry	Vice Chairman of the Board and Director

* William R. Boles, Jr.	Director

* Virginia Boulet	Director

* Calvin Czeschin	Director

* James B. Gardner	Director

* W. Bruce Hanks	Director

* Gregory J. McCray	Director

Signature	Title

* C.G. Melville, Jr.	Director

* Fred R. Nichols	Director

* Jim D. Reppond	Director

* Joseph R. Zimmel	Director
/s/ Glen F. Post, III *By: Glen F. Post, III
Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq, CenturyTel, and Cajun Acquisition Company (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP as to the validity of the securities being registered
8.1	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters
8.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters
23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)
23.2	Consent of Weil, Gotshal & Manges LLP (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference)
23.3	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference)
23.4	Consent of KPMG LLP, independent registered public accounting firm
23.5	Consent of KPMG LLP, independent registered public accounting firm
24.1	Powers of Attorney
99.1	Consent of Barclays Capital Inc.
99.2	Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.3	Consent of J.P. Morgan Securities Inc.
99.4	Form of Proxy of CenturyTel, Inc.
99.5	Form of Proxy of Embarq Corporation